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McDATA Corporation

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John A. Kelley Chairman, President and Chief Executive Officer	McDATA Corporation 380 Interlocken Crescent Broomfield, Colorado 80021

Dear Fellow Stockholders:

Information is the life blood of today’s businesses. Patients’ lives are at risk when doctors can’t access real time medical data. Web-based businesses can lose millions of dollars in lost sales when transaction data is not available or poorly managed. And all of our personal finances are at risk if our personal information stored at banks, hospitals, or insurance companies is not secure. McDATA, through its products and solutions, enables companies like these to better access, manage and secure their most critical information.

Overview

McDATA had an extremely productive year in 2003. We extended its vision and reach in the storage networking marketplace with the acquisition of two companies and a strategic investment in a third. Despite increased competition and a challenging economic environment, McDATA in 2003 grew revenues faster than the market, maintained our market leading position in the enterprise-level director switch category, grew share in the mid-market focused switch category and positioned our company for future growth.

We entered 2003 well positioned with solutions offerings enabled by our leading product portfolio. But as an innovative, forward-looking leader, we knew we could not be complacent. We saw opportunities to increase the value we bring to customers which also allows us to stay a step ahead of our competition. In 2003, we acquired Sanera Systems, Inc. (Sanera) and Nishan Systems, Inc. (Nishan) and made a strategic investment in Aarohi Communications, Inc. (Aarohi). We believe these investments enable us to provide greater value to customers, expand our addressable market, and provide opportunities for revenue growth.

The competition in our marketplace is expanding with the entrant of a new competitor, and we anticipate 2004 will be a challenging year. Sales cycles, especially at large enterprise customers, have lengthened and thus we have less visibility than previously to anticipated revenues. This said, we believe our knowledge of customers’ requirements and needs, our strong technology and solutions portfolio, our large install base, our expanding market for our Nishan-based product solutions, and our financial strength provide us a strong foundation from which to compete and grow in 2004.

Our Acquired Technologies and Solutions

Building on McDATA’s leadership in providing enterprise-class solutions, we believe our new Sanera-based products will provide customers with increased flexibility, scalability and security. The Sanera product, to be named the Intrepid™10000, has a technology called dynamic partitioning. This technology allows customers to run multiple applications on a single infrastructure, increasing their flexibility to deploy their storage networks as needed, while also dramatically improving the ease-of-management and utilization of their storage infrastructure and resources. Customers will be able to install an Intrepid™ 10000 into a current McDATA environment with no disruptions to their services, providing customers with investment protection as well as a stable upgrade path to our new technologies.

We believe McDATA’s new Eclipse® line of multi-protocol internetworking switches, which is based upon the technology acquired from Nishan, will enable customers to cost-effectively connect disparate storage devices and technologies, from different storage networking vendors, over long distances. Additionally, our exclusive SecureConnect™ SAN Routing technology provides enhanced security and stability. We believe customers will benefit from better access to and control of their data, better utilization of their storage infrastructure, more choice, and a better ability for their business to withstand natural disasters and other threats to the real-time needs of their businesses. For McDATA, these significant benefits mean we can extend our value proposition and address new customer segments.

Finally, we believe that our investment in, and supply relationship with, Aarohi will allow McDATA to provide storage software developers an intelligent architecture that enables them to create better tools for customers, such as replication and duplication of data from a live, production network to a back-up network.

Our Financial Performance

McDATA achieved record revenues of $418.9 million, up 28% from $328.3 million in fiscal year 2002. We incurred a net loss of $43.1 million, or $(0.38) per diluted share, on a GAAP basis for fiscal year 2003, compared with a net loss of $10.0 million, or $(0.09) per diluted share, for the fiscal year 2002. We recorded a one-time, non-cash charge of $39 million as a valuation allowance on our deferred tax asset in fiscal year 2003. McDATA continues to have access to prior operating losses associated with the deferred tax asset to offset future tax liabilities.

McDATA ended the year with positive operating cash flow and a strong balance sheet. We generated operating cash flow of $61.1 million in fiscal year 2003, and ended the fiscal year 2003 with $317 million of cash and cash equivalents. At the end of fiscal year 2003, our net cash position (net of our convertible debt) was a positive $144.5 million. During the year, we also used $8.8 million to buy both Class A and B common shares (Nasdaq “MCDT” and “MCDTA”) on the open market under a previously board approved $50 million stock repurchase plan.

In Q1 of 2004 we recorded $97.2 million of revenue and incurred a GAAP net loss of $(9.8) million, or $(0.09) per diluted share. In Q2 of 2004 we recorded $98.2 million of revenue. The GAAP net loss for the second quarter of 2004 was $(5.4) million, or $(0.05) per basic and diluted shares. Our second quarter of 2004 marked the eighth consecutive quarter of positive operating cash flow, and we continue to have a strong cash position of $321 million, with a net cash balance (net of convertible debt) of $148.5 million as of the end of Q2 of 2004.

Our Achievements

We had many positive achievements in 2003, including the following:

•	As noted, we acquired Sanera and Nishan, and made an investment in Aarohi.

•	We introduced a new entry-level fabric switch called the Sphereon™ 4300 aimed at the small and medium enterprise customers that provides unsurpassed scalability from 4 to 12 ports non-disruptively. This product is now being resold by the majority of our OEM and reseller channels.

•	We introduced a new multi-protocol SAN routing switch called the Eclipse® 1620, built on the technology acquired through Nishan. As described above, the Eclipse® 1620 switch enables us to provide distance solutions, low-end server and storage consolidation solutions, and SecureConnect™ SAN Routing solutions to a new set of customers. This product is currently being resold by Hitachi Data Systems (HDS) and EMC.

•	We expanded our software portfolio releasing new versions of our software platforms such as SANavigator® that provided our customers and channels more choice through a modular approach, giving them the option to package the software on an “as needed” basis.

•	We introduced the industry’s first end-to-end storage network security solution: the SANtegrity® Security Suite. The SANtegrity® Security Suite allows customer the peace of mind to secure their customers’ private data, as well as safeguard their valuable intellectual property from unlawful use or piracy.

In addition to our 2003 achievements, highlights of achievements in Q2 of 2004 include:

•	We continue to execute on a broader base of sales channels. Our Q2, 2004 revenues through IBM were one of our highest quarters ever, and were a Q2 record. Additionally, revenues through Dell increased

2

79 percent over Q1, 2004, and Hitachi Data Systems drove approximately 10 percent of our total revenues in Q2.

•	We are starting to see the benefits of our expanding addressable market due to our acquisitions. In the second quarter of 2004, we launched our McDATA Eclipse 1620 SAN router through EMC, which is based upon the technology acquired in our Nishan acquisition, and saw a strong ramp in those revenues.

•	And our software business continues to develop. We announced our first software OEM agreement, which is with Network Appliance, and additionally software revenues in Q2, 2004 contributed a record 15 percent of total revenues. This was driven by a solid quarter for our SANavigator software, as well as sales of our value-added upgrade modules such as SANtegrity security software and our OpenTrunking software.

We believe, McDATA’s strong heritage as a leader in storage networking, our commitment to product innovation, and our focus on the customers’ needs has positioned us well to take advantage of a growing storage networking market. Our customers’ storage networking requirements continue to increase and we believe our technological superiority and our commitment to providing the best solutions for their storage networking needs will make us the preferred choice. We will continue to focus on execution to ensure that we maintain our leading share at the high-end director class and to continue to strengthen our brand in the broader storage networking market. We believe this will allow us to make our vision a reality, enabling the power of digital data—whenever and wherever it is needed.

McDATA’s 2004 Annual Stockholders’ Meeting will be held on October 27, 2004 at 12:00 noon (Mountain Time) at the Westin Hotel, 10600 Westminster Boulevard, Westminster, Colorado 80020, and we look forward to your attendance either in person or by proxy. Details regarding admission to the meeting and the business to be conducted are more fully described in this Proxy Statement. We have not included a separate annual report in the proxy materials sent to you. We have included annual report information in the Appendices attached to this Proxy Statement.

Your vote is very important. Whether or not you plan to attend the annual meeting, we ask that you vote as soon as possible. Voting over the Internet, by phone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of and continued interest in McDATA.

Sincerely,

John A. Kelley

Chairman, President and Chief Executive Officer

3

McDATA CORPORATION

380 Interlocken Crescent

Broomfield, Colorado 80021

(720) 558-9200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	12:00 noon Mountain Time on Wednesday, October 27, 2004

PLACE	The Westin Hotel 10600 Westminster Boulevard Westminster, Colorado 80020

ITEMS OF BUSINESS

(1)    To elect Class I Directors for a three-year term (see page 12).

(2)    To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 31, 2005 (see page 28).

(3)    To approve certain amendments to the 2001 McDATA Equity Incentive Plan (see page 30).

(4)    To consider such other business as may properly come before the meeting.

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on Friday, September 3, 2004.

MEETING ADMISSION	TWO CUT-OUT ADMISSION TICKETS ARE INCLUDED ON THE BACK COVER OF THIS PROXY STATEMENT. Please contact Investor Relations at our headquarters if you need additional tickets. The meeting will begin promptly at 12:00 noon.

VOTING BY PROXY	For specific instructions on how to vote your shares, refer to the section entitled, How You Can Vote, on page 1, and the instructions on the proxy or voting instruction card. Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail.

By Order of the Board of Directors,

Thomas O. McGimpsey

Vice President, General Counsel

and Business Development

THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND

ACCOMPANYING PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT SEPTEMBER 15, 2004.

YOUR VOTE IS IMPORTANT

Please date, sign, and return your proxy card promptly.

		Page
Proxy Statement		1

Board of Directors’ Meetings		3

Board Organization and Governance		3

Director Compensation		7

Security Ownership of Certain Beneficial Owners and Management		8

Certain Relationships and Related Party Transactions		10

Section 16(a) Beneficial Ownership Reporting Compliance		11

Election of Class I Directors (Proposal 1)		12

Executive Officers of McDATA		15

Executive Compensation		17

Report of the Compensation Committee of the Board of Directors		24

Performance Graphs		26

Ratification of Appointment of Independent Auditors (Proposal 2)		28

Approval of Certain Amendments to 2001 McDATA Equity Incentive Plan (Proposal 3)		30

Report of the Audit Committee of the Board of Directors		38

Other Information		39

Appendix A:	2001 McDATA Equity Incentive Plan, as Amended	A-1

Appendix B:	Brief Description of Business	B-1

Appendix C:	Selected Financial Data and Management’s Discussion and Analysis of Financial Condition and Results of Operations For the Fiscal Year Ended January 31, 2004	C-1

Appendix D:	Report of Independent Public Accountants and Consolidated Financial Statements	D-1

Appendix E:	Audit Committee Charter	E-1

Appendix F:	Corporate Governance and Nominating Committee Charter	F-1

i

McDATA CORPORATION

Principal Executive Offices

380 Interlocken Crescent

Broomfield, Colorado 80021

PROXY STATEMENT

The Board of Directors of McDATA Corporation, a Delaware corporation, is soliciting proxies to be used at the 2004 annual meeting of stockholders to be held at The Westin Hotel, 10600 Westminster Boulevard, Westminster, Colorado 80020 at 12:00 noon Mountain Time on Wednesday, October 27, 2004. This proxy statement and the proxy card will be mailed to stockholders beginning on or about September 15, 2004.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote your shares “FOR” the election of each nominee for Class I Director according to Proposal 1, “FOR” the ratification of appointment of independent auditors for the 2004 fiscal year according to Proposal 2, and “FOR” the approval of certain amendments to the 2001 McDATA Equity Incentive Plan according to Proposal 3.

Who Can Vote

Record Holders. Record holders of Class A common stock and Class B common stock at the close of business on September 3, 2004, the Record Date, may vote at the annual meeting. On September 3, 2004, we had 81,000,000 outstanding shares of Class A common stock, which were held by approximately 10,487 record holders, and we had 37,092,058 outstanding shares of Class B common stock, which were held by approximately 329 record holders.

Shareowner of Record. If your shares are registered directly, in your name, with our transfer agent, Bank of New York, you are considered, with respect to those shares, the shareowner of record, and these proxy materials are being sent to you by McDATA. As the shareowner of record, you have the right to grant your voting proxy directly to McDATA or to vote in person at the stockholders’ meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker or nominee how to vote, and you are also invited to attend the annual meeting. However, since you are not the record holder, you may not vote these shares in person at the meeting unless you follow your broker’s procedures for obtaining a legal proxy. Your broker or nominee has enclosed a voting instruction card for you to use.

You are urged to vote by proxy regardless of whether or not you attend the annual meeting.

How You Can Vote

You can only vote your shares if you are either represented by proxy or eligible to vote your shares in person at the annual meeting. You can submit your proxy by:

•	the Internet, as described on the proxy card;

•	telephone, as described on the proxy card; or

•	mail, by completing and returning the enclosed proxy card.

If you hold shares through a bank, broker or other nominee, please provide your voting instructions by Internet, telephone or mail in accordance with the instructions contained on your voting instruction card. If you return a properly signed proxy card, we will vote your shares as you direct. If your proxy card does not specify how you want to vote your shares, we will vote your shares “FOR” the election of each nominee for Class I Director according to Proposal 1, “FOR” the ratification of appointment of independent auditors according to Proposal 2, and “FOR” the approval of amendments to the 2001 McDATA Equity Incentive Plan according to Proposal 3.

Change or Revocation of Proxies

You can change your vote or revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder, you may do this by:

•	by voting in person at the annual meeting;

•	by voting at a later date by telephone or by using the Internet;

•	by delivering a written notice of revocation dated after the proxy to our Secretary; or

•	by delivering another proxy dated after the previous proxy.

If you hold shares through a bank, broker or other nominee, you must contact your financial institution, broker or nominee for information on how to revoke your proxy or change your vote. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Required Votes

Each share of Class A common stock receives one vote on all matters properly brought before the annual meeting. Each share of Class B common stock receives one-tenth (1/10th) of one vote on all matters properly brought before the annual meeting. In order to conduct business at the annual meeting, a quorum of a majority of the total number of votes entitled to be cast must be present in person or represented by proxy.

The required vote of the stockholders on all proposals to be considered at the annual meeting is based upon the total number of votes actually cast at the annual meeting. All abstentions and broker non-votes (as defined below) will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. For the election of Class I Directors, the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes (as defined below) will have no effect on the voting outcome with respect to the election of directors. For all other proposals, the affirmative vote of the holders of a majority of the votes cast is necessary for approval of the proposal. For such other proposals (i) abstentions will be treated as present and entitled to vote and, therefore, will have the effect of a vote against the proposal, and (ii) proxies for which a broker, bank or institutional holder does not have discretionary voting authority and has not received voting instructions from the beneficial owner of the shares (“broker non-votes”) will not be counted as votes cast or affect the outcome of any proposal.

Other than the three items of business described in this proxy statement, the Board of Directors knows of no other matters to be acted upon at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

The Bank of New York, our transfer agent, will tally the votes. Proxy instructions, ballots and voting tabulations that identify individual shareowners are handled in a manner that protects your voting privacy. We will not disclose your vote except to allow for the tabulation of votes and certification of the vote, to facilitate a successful proxy solicitation and as necessary to meet applicable legal requirements.

Annual Meeting Admission Tickets

If you plan to attend the annual meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a shareowner of record and arrive at the annual meeting without an admission ticket, you will only be admitted once we verify your share ownership at the stockholders’ admission counter. If you are a beneficial owner, you can obtain tickets at the stockholders’ admission counter by presenting evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

BOARD OF DIRECTORS’ MEETINGS

Regular meetings of the Board of Directors are scheduled four (4) times during the year, and special meetings are scheduled as needed. The Board of Directors held nine (9) meetings in fiscal year 2003. Each incumbent Director attended at least 75% of the meetings of the Board of Directors and any committees on which such Director served. In addition to attending Board of Directors’ and committee meetings, Directors carried out their responsibilities by participating in discussions with consultants and by communicating with members of management on matters affecting McDATA. Although McDATA does not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, it encourages its Directors to attend.

BOARD ORGANIZATION AND GOVERNANCE

Board Independence

The Board of Directors has determined that a majority of its members are independent within the meaning of McDATA’s director independence standards, which fully reflect the NASDAQ Stock Market, Inc. (“NASDAQ”) director independence standards, as currently in effect. Only two of our Directors are not independent. John A. Kelley, Jr., is not independent because he is the Chairman of the Board, President and Chief Executive Officer of McDATA. M. Alex Mendez is not independent because he was an investor in and former CEO and Chairman of Sanera, a company acquired by McDATA in 2003. Laurence G. Walker serves as McDATA’s Lead Independent Director and presides over executive sessions of the Board.

The Board of Directors has further determined that each member of each of the committees, excluding Mr. Mendez, has no material relationship with McDATA and is independent within the meaning of McDATA’s director independence standards.

Board Structure and Committee Composition

The Board of Directors has nine (9) Directors and has established an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Technology Committee, each as described below, to assist it in meeting its responsibilities. Additionally, the independent Directors meet no less than twice each fiscal year.

Our Board of Directors has a long-standing commitment to good corporate governance. Our Corporate Governance Guidelines were created in 2000 when we became a public company and can be found on our corporate governance website at www.mcdata.com. Additionally, on our website, you will find the full text of each committee charter (excluding the Technology Committee) and our Corporate Code of Conduct that applies to all employees, and corporate officers and directors.

It is the policy of the Board of Directors of McDATA to consider recommendations for candidates to the Board of Directors from stockholders holding no less than 100,000 shares of our common stock continuously for at least six (6) months prior to the date of the submission of the recommendation. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to McDATA Corporation, Corporate Secretary, 380 Interlocken Crescent, Broomfield, Colorado 80021, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and McDATA within the last three years, and evidence of the nominating person’s ownership of company Stock.

Stockholder nominations to the Board of Directors must meet the requirements set forth in Article 3, Section 2(c) of our Bylaws. Under these requirements, nominations for election to the Board of Directors may be made at a meeting of stockholders by any stockholder entitled to vote in the election of directors who provides timely written notice to the Secretary of McDATA. This notice must contain specified information concerning the nominee and concerning the stockholder proposing the nomination. In order to be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary of McDATA not less than 120 calendar days before the first anniversary of the date of the previous year’s annual meeting of stockholders.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

•	The Committee regularly reviews the composition and size of the Board and determines the criteria for Board membership, including issues of character, judgment, diversity, age, expertise, corporate experience and the like.

•	The Committee considers and recommends candidates to fill new positions or vacancies on the Board, and reviews any candidates recommended by stockholders in accordance with the bylaws.

•	The Committee conducts an annual evaluation of the Board as a whole and evaluates the performance of current Board members proposed for reelection, and recommends the Director nominees each year for approval by the Board and stockholders.

•	In evaluating the qualifications of candidates, the Committee considers many factors, including issues of character, judgment, diversity, age, independence, expertise, (especially in McDATA’s industry but also the systems manufacturing industry), corporate/business experience (especially as a member of senior Management of a high growth company), international experience, length of service, other commitments and the like. While the Committee has not established specific minimum qualifications for Director candidates, the Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	With regard to candidates who are properly recommended by stockholders, the Committee will review the qualifications of any such candidate, which review may, in the Committee’s discretion, include interviewing references for the candidate, direct interview with the candidate, or other actions that the Committee deems necessary or proper.

•	In evaluating and identifying candidates, the Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	The Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

Audit Committee

Functions

Our Audit Committee oversees our accounting policies and practices and financial reporting and internal control structures, recommends to our Board of Directors the appointment of independent auditors to audit our financial statements each year and confers with the auditors and our officers for purposes of reviewing our internal controls, accounting practices, financial structures and financial reporting. The Audit Committee also assists the Board of Directors in fulfilling its fiduciary and corporate accountability responsibilities and meets periodically with independent public accountants and provides them unrestricted direct access to its members. Our Audit Committee has been established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and is comprised of directors who are independent within the meaning of the Nasdaq Stock Market, Inc. director independence standards, as currently in effect. The Board of Directors has determined that Mr. Sophie is an “audit committee financial expert” as defined by SEC rules and is independent as defined under Item 7 (d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934, as amended.

Number of Meetings in Fiscal Year 2003	9

Members	Charles C. Johnston (Chairman)

D. Van Skilling

Michael J. Sophie (joined Board in March 2003)

Compensation Committee

Functions

The Compensation Committee reviews salaries, incentives and other forms of compensation for our executive officers and administers our incentive compensation plans. The Compensation Committee has delegated its duties with respect to option grants for non-executive officers to a compensation subcommittee, which is chaired by Mr. Kelley, in accordance with the terms of McDATA’s 2001 Equity Incentive Plan.

Number of Meetings in Fiscal Year 2003	7

Members	Thomas M. Uhlman (Chairman)

Betsy S. Atkins

Laurence G. Walker

Corporate Governance and Nominating Committee

Functions

The Corporate Governance and Nominating Committee reviews the composition and size of the Board, considers and recommends candidates to fill new positions and vacancies on the Board, reviews and evaluates any candidates recommended by stockholders, reviews and makes recommendations regarding Director compensation and education, reviews potential conflicts of interest of Board members and officers, and evaluates Director independence, the Board Governance Guidelines and the Company Code of Conduct. Each of the members of the Corporate Governance and Nominating Committee is independent as defined in the listing standards of the Nasdaq.

Number of Meetings in Fiscal Year 2003	2

Members	Betsy S. Atkins (Chairperson)

John W. Gerdelman

D. Van Skilling

Technology Committee

Functions

The Technology Committee reviews McDATA’s product and service strategy against our short-term tactical and long-term strategic goals and objectives, identifies and discusses significant emerging technology issues and trends and reviews McDATA’s approaches to acquiring or developing technologies that would support such tactical and strategic goals and objectives.

Number of Meetings in Fiscal Year 2003	2

Members	Laurence G. Walker (Chairman)

John W. Gerdelman

Thomas M. Uhlman

M. Alex Mendez

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any stockholder who desires to contact the non-management Directors or the other members of our Board of Directors may do so by writing to: McDATA Corporation, Board of Directors, 380 Interlocken Crescent, Broomfield, CO 80021. Communications that are intended specifically for non-management Directors should be addressed to the attention of Lead Director Laurence G. Walker. All communications will be forwarded to the Chairman of the Board, John A. Kelley, Jr., unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that Director.

DIRECTOR COMPENSATION

Goal

To attract and retain highly qualified Directors, we offer a competitive Director compensation package. This compensation package includes equity intended to align the interests of Directors with your long-term interests as stockholders. The Board of Directors periodically reviews Director compensation policies, and based on market and other information, the Board of Directors revised Director compensation in 2003 and believes that the new compensation structure is in line with industry standards.

Fees

Director’s fees for 2003, paid only to Directors who are not McDATA employees, are as follows:

Lead Director Retainer	$10,000
Annual Director Retainer	15,000
Board Meeting Fee	2,000
Audit Committee Chair Fee	2,000
Other Committee Chair Fee	1,500
Audit Committee Meeting Fee	1,500
Other Committee Meeting Fee	1,000

Any Director who is an employee of McDATA or one of its subsidiaries receives no compensation for serving as a Director. Accordingly, John F. McDonnell and John A. Kelley, Jr., did not receive fees for their services as Board members in fiscal year 2003.

Stock Options

With regard to incentive compensation for our Directors, our practice has been to grant Directors options to purchase 50,000 shares of our Class B common stock, vesting twenty-five percent each year, when they become Directors and to grant them options to purchase an additional 30,000 shares of our Class B common stock each year thereafter, with each grant vesting fifty percent each year. The Lead Director is granted options to purchase an additional 10,000 shares of our Class B common stock.

In October 1997, before he became a Director, Mr. McDonnell was granted options to purchase 1,000,000 shares of our Class B common stock. In August 2001, Mr. Kelley was hired as President and Chief Operating Officer and was granted options to purchase 250,000 shares of our Class B common stock. In August 2002 and January 2003, Mr. Kelley, our current Chairman, Chief Executive Officer and President, was granted options to purchase 315,000 and 400,000 shares of our Class B common stock, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of July 1, 2004. Unless otherwise indicated, the address of each listed stockholder is c/o McDATA Corporation, 380 Interlocken Crescent, Broomfield, Colorado 80021.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on the number of shares of Class A common stock outstanding on July 1, 2004, or the number of shares of Class B common stock outstanding on July 1, 2004, as the case may be. There were 81,000,000 shares of Class A common stock outstanding on July 1, 2004, and 36,731,383 shares of Class B common stock outstanding on July 1, 2004.

In computing the number of shares of Class B common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class B common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of July 1, 2004. Asterisks represent beneficial ownership of less than one percent.

	Number of Shares of Common Stock Class Beneficially Owned				Percent of Shares of Common Stock Class Beneficially Owned
Name and Address of the Beneficial Owner 5% Stockholders	Class A		Class B		Class A	Class B

Essex Investment Management Co. LLC. 125 High Street, 29th Floor Boston, MA 02110	9,172,506	(1)	—		11.3%	—
Wellington Management Company LLP 75 State Street Boston, MA 02109	6,315,300	(1)	3,105,400	(1)	7.8%	8.5%
Oak Associates, LTD 3875 Embassy Parkway #250 Akron, OH 44333	5,938,245	(1)	—		7.3%	—
Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258	5,314,522	(1)	—		6.6%	—
Denver Investment Advisors LLC 1225 17th Street, 26th Floor Denver, CO 80202	—		3,604,470	(1)	—	9.8%
Patricia L. McDonnell	37,816	(2)	2,961,500	(1)(3)	*	8.1%
John F. McDonnell	28,311	(4)	5,704,500	(1)(5)	*	15.5%
Executive Officers and Directors
John A. Kelley, Jr.	—		560,788	(6)	—	1.5%
Jean M. Becker	—		63,683	(7)	—	*
Robert F. Finley	185		92,105	(8)	*	*
Gary M. Gysin	—		75,839	(9)	—	*
Thomas O. McGimpsey	—		75,574	(10)	—	*
Karen L. Niparko	—		87,478	(11)	—	*
Ernest J. Sampias	—		137,686	(12)	—	*
John W. Gerdelman	—		132,250	(13)	—	*
Charles C. Johnston	—		132,250	(15)	—	*
D. Van Skilling	300		132,250	(13)	*	*
Thomas M. Uhlman	—		132,250	(13)	—	*
Laurence G. Walker	1	(17)	132,250	(13)	*	*
Betsy S. Atkins	—		27,500	(16)	—	*
Michael J. Sophie	—		12,500	(14)	—	*
M. Alex Mendez	—		—		—	—
All Executive Officers and Directors as a Group (15 persons)	486		1,794,403		*	4.9%

(1)	Based on Schedule 13G filings (as of December 31, 2003).
(2)	Includes 28,311 shares held jointly with John F. McDonnell, Ms. McDonnell’s husband, and 1,491 shares held as a trustee and custodian in a custodial account for their son.
(3)	Includes 51,500 shares held by Ms. McDonnell as trustee and custodian in a custodial account for their son.
(4)	Includes 28,311 shares held jointly with Ms. McDonnell, Mr. McDonnell’s wife. Mr. McDonnell disclaims beneficial ownership of the shares of Class A common stock held by Ms. McDonnell personally and as trustee and custodian.
(5)	Excludes 40,000 shares held by the McDonnell Family Partnership, L.L.L.P., a limited liability limited partnership of which Mr. McDonnell is the general partner. Includes 940,000 option shares which remain outstanding and exercisable while Mr. McDonnell provides continuous service under his three-year January 2004 Litigation Support Agreement with McDATA. The number of shares of common stock beneficially owned by John F. McDonnell does not include 2,841,000 shares held by Ms. McDonnell, Mr. McDonnell’s wife, which includes 51,500 shares held as trustee and custodian by Ms. McDonnell in a custodial account for their son. Mr. McDonnell disclaims beneficial ownership of the shares of Class B common stock held by Ms. McDonnell personally and as trustee and custodian.
(6)	Includes 98,500 shares of restricted stock and 445,000 shares subject to stock options exercisable within 60 days after July 1, 2004.
(7)	Includes 24,000 shares of restricted stock and 37,500 shares subject to stock options exercisable within 60 days after July 1, 2004.
(8)	Includes 22,500 shares of restricted stock and 67,500 shares subject to stock options exercisable within 60 days after July 1, 2004.
(9)	Includes 24,000 shares of restricted stock and 50,000 shares subject to stock options exercisable within 60 days after July 1, 2004.
(10)	Includes 23,625 shares of restricted stock and 50,250 shares subject to stock options exercisable within 60 days after July 1, 2004.
(11)	Includes 32,745 shares of restricted stock and 52,500 shares subject to stock options exercisable within 60 days after July 1, 2004.
(12)	Includes 41,500 shares of restricted stock and 92,500 shares exercisable within 60 days of July 1, 2004.
(13)	Includes 132,250 shares subject to stock option exercisable within 60 days of July 1, 2004.
(14)	Includes 12,500 shares subject to stock options exercisable within 60 days after July 1, 2004.
(15)	Includes 67,250 shares subject to stock options exercisable within 60 days after July 1, 2004 and 65,000 shares held by CCJ Trust.
(16)	Includes 27,500 shares subject to stock options exercisable within 60 days of July 1, 2004.
(17)	Includes 1 share of Class A common stock held by Katherine Walker, Mr. Walker’s wife.
*	Less than 1%

On February 7, 2001, EMC distributed all the shares of our Class A common stock held by EMC to EMC stockholders on a pro rata basis in a transaction that was tax free to EMC. A total of 81,000,000 shares of our Class A common stock were distributed. EMC stockholders paid no consideration for the shares of Class A common stock distributed to them.

The following table sets forth certain information concerning all equity compensation plans previously approved by stockholders and all equity compensation plans not previously approved by stockholders as of July 1, 2004. The 2001 McDATA Equity Incentive Plan is our only equity compensation plan that was approved by stockholders. The 2003 McDATA Acquisition Equity Incentive Plan was adopted by the Board of Directors in August 2003 to provide Class B restricted stock grants for newly hired employees as a result of acquisitions. The 2004 McData Inducement Equity Grant Plan was adopted by the Board of Directors in May 2004 to provide for the issuance of non-qualified options, stock bonus awards, stock purchase awards, stock appreciation rights, stock unit awards and other stock awards for new hire employees of McDATA. The 2003 and 2004 plans were not approved by stockholders in accordance with an exemption available under NASDAQ rules.

Equity Compensation Plan Information as of July 1, 2004

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding option, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	19,217,338	$8.97	822,869
Equity compensation plans not approved by security holders	835,702	$0.00	4,791,522

Total	20,053,040	$8.97	5,614,391

Other Matters

In October 2000, new SEC rules went into effect that establish affirmative defenses to insider trading claims under certain defined circumstances, irrespective of the possession of material non-public information, for transactions planned before coming into possession of such information. Generally, such persons may purchase or sell such securities pursuant to a binding pre-existing plan, contract or instruction, or collectively a Pre-Existing Plan, which sets forth either (a) the amount, price and date of such trade, (b) a formula, algorithm or computer program for determining amounts, prices and dates; or (c) such Pre-Existing Plan that does not permit the person to exercise any subsequent influence over the trade. Several of our directors and officers have established Pre-Existing Plans for the purpose of selling a portion of their shares of Class B common stock to diversify their holdings. Other directors and officers may enter into Pre-existing Plans to diversify their holdings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (a) compensation arrangements determined by the Board of Directors, which are described in “Executive Compensation” and (b) the transactions described below:

In January 2004, we entered into a three-year litigation support and consulting agreement with John F. McDonnell, our former Chairman and significant stockholder, pursuant to which Mr. McDonnell will render litigation support and consulting services to McDATA. Under the agreement, we are assured on-demand access to Mr. McDonnell at a rate of $250 per hour and the reimbursement of out-of-pocket expenses. The agreement was reviewed and approved by a committee of independent directors of the Board of Directors.

In February 2004, we entered into a six-month standard lab services agreement with JRBM Incorporated (JRBM), a company partially owned by John F. McDonnell, our former Chairman and significant stockholder. Under this arrangement, we lease approximately 155 square feet of unused lab space and equipment to JRBM at an arms-length market rate, and JRBM may purchase McDATA products under our standard OpenReady™ equipment discount program. The arrangement was reviewed and approved by a committee of independent directors of the Board of Directors. JRBM has also made a business proposal to McDATA to review our SANavigator® software, over a nine month period, for the purpose of potentially reselling, licensing or utilizing certain features or modules of SANavigator® software and potentially developing application program interfaces. The agreement evidencing such an arrangement was signed on February 25, 2004 by both parties after review and approval by a committee of independent directors of the Board of Directors.

In June 2004, we entered into a Software OEM Agreement with Crosswalk, Inc. (Crosswalk, formerly named JRBM Incorporated), pursuant to which we granted Crosswalk a license to develop and integrate McDATA’s SANavigator software into Crosswalk’s software platform, create certain enhancements for use with such integrated software product, and re-brand such integrated software product with Crosswalk’s trademarks. We also granted Crosswalk a limited license to distribute the integrated software product furnished by McDATA. The agreement was reviewed and approved by both the Audit Committee of the Board of Directors and by the Board of Directors.

McDATA has also entered into indemnification agreements with its directors and officers and severance agreements with certain officers. For a discussion regarding these agreements, please see “Executive Compensation.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and Directors, and persons who own more than 10% of our common stock, to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of McDATA. Executive officers, Directors and greater than 10% stockholders are required by the SEC regulation to furnish to us copies of all Section 16(a) forms they file.

Based solely on a review of the copies of Section 16(a) forms furnished to us and written representations that no other filings were required, we believe that all the SEC filing requirements applicable to our executive officers, Directors and greater than 10% stockholders were complied with for 2003, other than the late filing of the report on Form 4 for John A. Kelly, Jr. with regards to his January 2003 grant of 400,000 Class B common stock options.

ELECTION OF CLASS I DIRECTORS

(PROPOSAL 1)

The Board of Directors consists of nine (9) Directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class I Directors are up for election at this annual meeting and the nominees for election are currently Class I Directors.

For the election of Class I Directors, the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes (as defined below) will have no effect on the voting outcome with respect to the election of directors. We will vote your shares as you specify on your proxy card. If you sign, date and return the proxy card but do not specify how you want your shares voted, we will vote them for the election of the nominees listed below. If you do not wish to have your shares voted for the nominees, you may so indicate in the space provided in the proxy card. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for the nominees, we will vote your shares for such other persons. If we do not name substitute nominees, the size of the Board of Directors will be reduced. The Board of Directors knows of no reason why the nominees would not be available to serve at the time of the annual meeting.

Following is a brief listing of the age, term as Director, principal occupation, business experience and other directorships of the nominees for election as Class I Directors. Similar information is also provided for the other Directors whose terms of office do not expire at this annual meeting.

Nominees for Directors in Class I

(The term of these nominee Directors would expire at the annual meeting of stockholders in 2007)

John A. Kelley, Jr., age 54, has been Chairman of the Board of Directors since February 2004, President and Chief Executive Officer since August 2002 and was President and Chief Operating Officer from August 2001 to August 2002. Prior to joining McDATA, Mr. Kelley was Executive Vice President for Qwest Communications International Inc., or Qwest, from July 2000 to January 2001. Prior to the acquisition of U S WEST by Qwest, he was Executive Vice President for U S WEST from April 1995 to June 2000. Prior to his employment at U S WEST, Mr. Kelley was in key senior leadership positions at Mead Corporation from 1991 to 1995. Mr. Kelley received his Bachelor of Science degree in business from the University of Missouri, St. Louis. He serves on the board of directors of Polycom, Inc. and Captaris, Inc., and is also Vice Chairman of the National INROADS Board, a not-for-profit mentoring program and a board member of the Women’s Vision Foundation and Tie-Rockies.

John W. Gerdelman, age 51, has served as a director of McDATA since May 1998. Since January 2004, he has been the Executive Chairman of Intelliden Corporation, a company he co-founded which provides software solutions that enable networks to operate more intelligently by automating network change management and enforcing business policy in network operations. In April 2002, Mr. Gerdelman took on the bankruptcy reorganization of Metromedia Fiber Networks and successfully emerged from Chapter 11 in September 2003 and completed his contract in December 2003. From April 1999 until 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup LLC. From 1986 until 1999, Mr. Gerdelman held various positions with MCI Telecommunications Corporation in Sales, Marketing, Sales Operations, Network Operations and Information Technology. For four of these years, he served as President of the Network and Information Technology Division. He was also CEO of a startup call center company and returned to MCI upon its acquisition. Before joining MCI, Mr. Gerdelman was with Baxter Travenol Corporation in Sales Operations. He served in the U.S. Navy as a Naval Aviator. He received his Bachelor of Science degree in chemistry from the College of William and Mary where he now serves on the Board of Visitors. Mr. Gerdelman currently serves as a Director of APAC, Sycamore Networks, Inc. and the Terebeam Corporation.

Betsy S. Atkins, age 48, has served as a Director of McDATA since April 2002. Ms. Atkins has been the Chief Executive Officer of Baja Accordiant Ventures, an independent venture capital firm focused on the technology and life sciences industry since 1994. From 1991 through 1993, Ms. Atkins was CEO of NCI, Inc. a Nutraceutical company. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989 and served as a member of its Board of Directors, until its acquisition by Lucent Technologies in 1999. Ms. Atkins currently serves on the Boards of Directors of Polycom, Inc. and UTStarcom. She received her Bachelor of Arts degree from the University of Massachusetts. Ms. Atkins publishes and keynote speaks on board governance matters and best practices for the National Association of Corporate Directors. Ms. Atkins is also a member of the President-appointed Pension Benefit Guaranty Corporation advisory committee and a Governor-appointed member of the Florida International University Board of Trustees.

The Board of Directors recommends a vote “FOR” the above nominees for Director.

Continuing Directors in Class II

(The terms of these continuing Directors expire at the annual meeting of stockholders in 2005)

D. Van Skilling, age 70, has served as a Director of McDATA since May 1998. Mr. Skilling has been as President of Skilling Enterprises since March 1999. He retired as Chairman and Chief Executive Officer of Experian Information Solutions, Inc., formerly TRW Information Systems & Services, in April 1999. From September 1996 until April 1999, Mr. Skilling was Chairman and Chief Executive Officer of Experian. From March 1970 until September 1996, Mr. Skilling was the Executive Vice President of TRW Information Systems and Services. He received his Bachelor of Science degree in chemistry from Colorado College and his Masters of Business Administration degree in International Business from Pepperdine University. He currently serves on the Boards of Directors of The Lamson & Sessions Company, First American Corporation and American Business Bank and is Chairman of the Board of Trustees of Colorado College.

Thomas M. Uhlman, age 57, has served as a Director of McDATA since May 1998. Mr. Uhlman has been Managing Partner, New Venture Partners, LLC since January 2001. From 1997 to 2001, Mr. Uhlman was President, New Ventures Group at Lucent Technologies. From 1996 to 1997, Mr. Uhlman was Senior Vice President, Corporate Strategy, Business Development and Public Affairs of Lucent Technologies. From 1995 to 1996 Mr. Uhlman was the Vice President, Corporate Development of AT&T Corp. Prior to joining AT&T, he was with Hewlett-Packard Company in various advisory and management roles. He received his Ph.D. in Political Science from the University of North Carolina—Chapel Hill, his Masters degree in management from Stanford University School of Business and his Bachelor of Arts degree in political science from the University of Rochester.

Michael J. Sophie, age 46, has served as a Director of McDATA since March 2003. Mr. Sophie has served as Senior Vice President Finance of UTStarcom Inc., a manufacturer and marketer of telecommunications equipment for use in worldwide markets, from January 2003 to present and as Chief Financial Officer from August 1999 to present. He served as Vice President Finance of UTStarcom from August 1999 to January 2003. From 1993 to 1999, Mr. Sophie was Vice President Finance and Chief Financial Officer of P-Com, Inc., a manufacturer of microwave radio stations for worldwide wireless telecommunications markets. Mr. Sophie holds a Bachelor of Science degree in business administration from California State University and a Masters of Business Administration degree from the Santa Clara University.

Continuing Directors in Class III

(The terms of these continuing Directors expire at the annual meeting of stockholders in 2006)

Charles C. Johnston, age 69, has served as a Director of McDATA since May 1998. Mr. Johnston has been Chairman of AFD Technologies, Inc., J&C Resources, LLC, and Ultraclenz Corporation since 1992 and

Chairman of Ventex Technologies, Inc. since 1994. Mr. Johnston was founder, Chairman and CEO of ISI Systems, a developer of software systems and related services, from 1969 to 1992 (ISI was sold to Teleglobe Corporation of Montreal, Canada in 1989). He served in various capacities at IBM from 1959 until 1965 and served as Director of Grumman Corporation and Teleglobe Corporation from 1989 to 1994. He received his Bachelor of Science degree in 1957 from Worcester Polytechnic Institute. He currently serves as a Director of AuthentiDate Holding Corporation, Internet Commerce Company and Visual Data.

Laurence G. Walker, age 55, an independent investor, has served as a Director of McDATA since May 1998 and Lead Director since February 2004. Previously, Mr. Walker served as Vice President of Strategy of the Network & Computing Systems Group of Motorola from February 2002 until May 2002. From August 2001 until February 2002, Mr. Walker served as Vice President and General Manager of the Network & Computing Systems Group of Motorola. Mr. Walker co-founded C-Port in November 1997 and was Chief Executive Officer until August 2001. C-Port was acquired by Motorola in May 2000. From June 1997 until October 1997, Mr. Walker was self-employed. From August 1996 until May 1997, Mr. Walker served as Chief Executive Officer of CertCo, a digital certification supplier. Prior thereto, he was Vice President and General Manager, Network Product Business Unit, Digital Equipment Corporation from January 1994 to July 1996. From 1981 to 1994, he held a variety of other management positions at Digital Equipment Corporation. He received his Ph.D. and Master of Science degree in electrical engineering from the Massachusetts Institute of Technology and his Bachelor of Science degree in Electrical Engineering from Princeton. He serves as a Director of Silicon Laboratories, Oasis Semiconductors, and Propagate Networks.

M. Alex Mendez, age 46, has served as a Director of McDATA since December 2003. Mr. Mendez has twenty-five years of experience in the high technology industry at ROLM, IBM, Stratacom, and Cisco, holding several executive positions in operations, marketing and business development, most recently as a SVP/GM at Cisco from 1996 to 2000. From 1987 to 1996, he was part of the founding team and vice president of worldwide marketing for Stratacom, where he was responsible for all aspects of marketing and business development. Cisco Systems acquired Stratacom in April 1996. He is also Founding General Partner of Storm Ventures, and from 2001 to 2003 was the CEO and Chairman of Sanera Systems, which McDATA acquired in 2003. He is on the board of directors of Airespace, Venturi Wireless, Inovys and 3Leaf Networks. He is also Executive Chairman of Inkra Networks and Chairman of the Board of Bivio Networks. Mr. Mendez holds a Bachelor of Science degree in Electrical Engineering from Stanford University and a Masters of Business Administration degree from Santa Clara University. He was born in Buenos Aires, Argentina and speaks both Spanish and German fluently.

EXECUTIVE OFFICERS OF McDATA

The following table sets forth certain information regarding our executive officers as of the date of this Proxy Statement:

Name	Age	Position
John A. Kelley, Jr.	54	Chairman, President and Chief Executive Officer
Ernest J. Sampias	53	Chief Financial Officer and Senior Vice President of Finance
Thomas O. McGimpsey	42	General Counsel, Vice President of Business Development
Gary M. Gysin	44	Senior Vice President of Worldwide Sales and Service
Jean M. Becker	44	Senior Vice President of Engineering
Robert F. Finley	54	Vice President of Manufacturing
Karen L. Niparko	47	Vice President of Human Resources

John A. Kelley, Jr. has been Chairman of the Board of Directors since February 2004, President and Chief Executive Officer since August 2002 and was President and Chief Operating Officer from August 2001 to August 2002. Prior to joining McDATA, Mr. Kelley was Executive Vice President for Qwest Communications International Inc., or Qwest, from July 2000 to January 2001. Prior to the acquisition of U S WEST by Qwest, he was Executive Vice President for U S WEST from April 1995 to June 2000. Prior to his employment at U S WEST, Mr. Kelley was in key senior leadership positions at Mead Corporation from 1991 to 1995. Mr. Kelley received his Bachelor of Science degree in business from the University of Missouri, St. Louis. He serves on the board of directors of Polycom, Inc. and Captaris, Inc., and is also Vice Chairman of the National INROADS Board, a not-for-profit mentoring program and a board member of the Women’s Vision Foundation and Tie-Rockies.

Ernest J. Sampias has been the Senior Vice President of Finance and Chief Financial Officer since June 1, 2002. Prior thereto he was Vice President of Finance from September 2001 to June 2002 and Controller from September 2001 to February 2003. Prior to joining McDATA, Mr. Sampias was Vice President and Chief Financial Officer of Convergent Communications, Inc. from November 2000 to May 2001, was Vice President and Chief Financial Officer of U S WEST Dex, Inc. from 1997 to 2000 and held various financial management positions with U S WEST from 1985 to 2000. Mr. Sampias is a Certified Public Accountant, received a Masters degree in Taxation in 1979 from DePaul University in Chicago, Illinois, and received a Bachelor of Science degree (with distinction) in Business in 1973 from Indiana University. Mr. Sampias also sat on the Board of Directors of PointServe Corporation from March 2000 to November 2000 and currently sits on the Board of Directors of Xyratex.

Thomas O. McGimpsey has been Vice President of Business Development since December 2003 and has been General Counsel since June 2000. In 2002, Mr. McGimpsey also held the position of Vice President of Corporate Development. Mr. McGimpsey is responsible for managing all internal and external legal efforts, corporate governance matters, business development, mergers and acquisition activities, hardware and software purchase/licensing contracts, and the internationalization efforts for McDATA. Prior to joining McDATA in June 2000, Mr. McGimpsey was the Senior Corporate and Securities Attorney at U S WEST, Inc. and U S WEST Communications, Inc. from 1998 until U S WEST’s merger with Qwest in June 2000. From 1991 to 1998, Mr. McGimpsey was in private practice at national law firms. From 1984 to 1988, Mr. McGimpsey was a Senior Engineer for Software Technology, Inc. Mr. McGimpsey received his Juris Doctor degree from the University of Colorado in 1991 and his Bachelor of Science degree in Computer Science (with a minor in electrical and microprocessor systems) from Embry-Riddle Aeronautical University in 1984. Mr. McGimpsey serves on the Board of Directors of the American Electronics Association (AeA) and McDATA Japan KK.

Gary M. Gysin, has been the Senior Vice President of World Wide Sales and Services since January 2004. Mr. Gysin joined McDATA in December 2002 as Vice President and General Manager of Software. Prior to joining McDATA, Mr. Gysin was Senior Vice President of products at Volera from February 2000 to November

2002, where he drove development of strategic direction, and Sales and Marketing activities. From 1995 to 2000, Mr. Gysin was President and Chief Executive Officer of PGSoft, a utility software company that was acquired by Novell in 2000. Additionally, Mr. Gysin has shown strong success in previous sales leaderships roles at growth companies, and has a wide range of sales leadership experience including previous vice president of sales positions, territory management, compensation organization, and routes-to-market development. Mr. Gysin received his Bachelor of Arts degree in Economics in 1992 from the University of California at Santa Cruz.

Jean M. Becker has been the Senior Vice President of Engineering since December 2002. Just prior to joining McDATA, Ms. Becker was President of Qwest Solutions from July 2001 and Senior Vice President of Qwest National xDSL/Broadband Deployment from July 2000. Prior to Qwest, Ms. Becker held the Chief Technology Officer and Senior Vice President, Vice President of Network Planning and other senior management positions with U S WEST since 1988. Ms. Becker earned a Masters of Business and Administration degree in 1992 from Portland State University and earned a Bachelor of Science degree in electrical engineering in 1988 from Portland State University. Ms. Becker also serves on the board of directors of Aarohi Communications, Inc.

Robert F. Finley has been the Vice President of Manufacturing since June 2001. Prior to joining McDATA, he served as Vice President, Business Programs Management—Global Accounts at SMTC Corp. from December 1996 to May 2001. Prior to joining McDATA, Mr. Finley held several positions at SMTC including Director of Materials, MIS, Document Control, Component Engineering and Supplier Quality Assurance and Director of Manufacturing Operations from February 1991 to December 1996. In addition, Mr. Finley worked for McDATA from 1987 to 1990 as a manager of quality assurance, reliability engineering and mechanical procurement and a manager of turnkey operations. Mr. Finley holds a Bachelor of Science degree in electronics engineering technology from Arizona State University.

Karen L. Niparko has been Vice President of Human Resources since January 2004, Vice President of Business Operations from October 2002 to January 2004 and prior thereto was Vice President of Human Resources from September 2001 to October 2002. Prior to joining McDATA, Mrs. Niparko was Executive Consultant for Corporate Solutions, Inc. from April 2001 to September 2001, Corporate Vice President of Human Resources and Officer and former Vice-President of Human Resources for Worldwide Sales & Service of Storage Technology Corporation from April 1997 to February 2001, and Vice President of Operations for Auto-trol Technology Corporation from January 1993 to April 1997. Mrs. Niparko has a Masters of Business Administration degree from the University of Colorado, a Bachelor of Arts degree from the University of Michigan and a Certificate for Leadership for Sr. Executives Programs from Harvard University. Mrs. Niparko serves on the Boards of the Colorado Safety Association and INROADS-Colorado Inc., both non-profit organizations. She served as Chair for the eLearning committee of Governor Owen’s Strategy Workforce Development Council. She is an advisor for the Chancellor’s Community Advisory Committee for the University of Colorado at Boulder and a member of the Women’s Vision Foundation.

EXECUTIVE COMPENSATION

The following table sets forth information for the fiscal year ended January 31, 2004 concerning the compensation paid to persons who served as our Chief Executive Officer, our four other most highly compensated executive officers at fiscal year end and one executive that resigned prior to fiscal year end, all of whose total salary and bonus for such fiscal year exceeded $100,000, collectively referred to below as the Named Executive Officers. Long-term compensation awards include awards granted during the period January 1, 2003 through January 31, 2004.

Summary Compensation Table

				Long-Term Compensation
		Annual Compensation		Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Restricted Stock Award(s) ($)(1)	Securities Underlying Options(#)	All Other Compensation($)
John A. Kelley, Jr.	2003	$390,854	$125,000	$590,606	400,000	$14,533	(2)
Chairman, President and Chief	2002	$339,234	$127,452	$427,490	315,000	$4,068	(3)
Executive Officer	2001	$98,082	$56,829	—	250,000	$2,817	(4)

Ernest J. Sampias	2003	$312,972	$54,750	$248,834	200,000	$5,855	(5)
Chief Financial Officer and Senior	2002	$217,308	$150,000	$180,000	70,000	$5,165	(6)
Vice President of Finance	2001	$46,769	$12,469	—	15,000	$238	(7)

Michael B. Gustafson	2003	$260,273	$43,125	$262,350	50,000	$11,563	(8)
Former Senior Vice President of	2002	$234,615	$192,871	—	90,000	$5,855	(9)
Worldwide Marketing	2001	$136,669	$245,794	—	—	$5,720	(10)

Jean M. Becker	2003	$258,885	$43,125	$173,640	—	$15,022	(11)
Senior Vice President of	2002	—	—	$42,840	150,000	—
Engineering	2001	—	—	—	—	—

Gary M. Gysin	2003	$219,254	$61,250	$173,640	—	$11,018	(12)
Senior Vice President of	2002	—	—	$42,840	200,000	—
Worldwide Sales and Service	2001	—	—	—	—	—

Alain F. Andreoli (14)	2003	$285,769	$65,938	—	—	$34,284	(13)
Former Senior Vice President of	2002	—	—	—	—	—
Worldwide Sales and Services	2001	—	—	—	—	—

(1)	The Named Executive Officers were each granted restricted Class B common stock under McDATA’s Executive Performance Incentive Bonus (EPIB) Plan from February 1, 2003 through January 31, 2004. Messrs. Kelley, Gustafson, Sampias, Gysin, Andreoli and Ms. Becker were granted 19,700, 6,875, 8,300, 6,000, 7,775 and 6,000 shares both on August 1, 2003 at a per share price of $10.61 and on November 1, 2003 at a per share price of $9.90. These shares are restricted under the EPIB Plan for 48 months from the date of grant however a portion of the grant may have the restricted period accelerated to 18 months if certain quarterly targets are met. McDATA met its quarterly objectives for the first and second quarter of 2003, and accordingly, the shares relating to those quarters were accelerated to 18 month cliff vesting. In addition, Messrs. Kelley, Sampias , Gustafson, Gysin, Andreoli and Ms. Becker were granted 19,700, 8,300, 13,750, 6,000, 7,800 and 6,000 shares on January 29, 2003 at a per share price of $8.18.
(2)	For 2003, this amount includes $1,645 of term life insurance premium, $2,804 paid to Mr. Kelley’s account in our 401(k) plan, $4,000 for tax and financial planning and $6,084 for a taxable fringe sales trip.
(3)	For 2002, this amount includes $1,868 of term life insurance premium and $2,200 paid to Mr. Kelley’s account in our 401(k) plan.
(4)	For 2001, this amount includes $531 of term life insurance premium and $2,286 paid to Mr. Kelley’s account in our 401(k) plan.

(5)	For 2003, this amount includes $1,528 of term life insurance premium, $3,396 paid to Mr. Sampias’ account in our 401(k) plan, and $931 for a taxable fringe sales trip.
(6)	For 2002, this amount includes $1,040 of term life insurance premium and $4,125 paid to Mr. Sampias’ account in our 401(k) plan.
(7)	For 2001, this amount includes $238 of term life insurance premium.
(8)	For 2003, this amount includes $513 of term life insurance premium, $6,000 paid to Mr. Gustafson’s account in our 401 (k) plan, and $5,050 for a taxable fringe sales trip.
(9)	For 2002, this amount includes $355 of term life insurance premium and $5,500 paid to Mr. Gustafson’s account in our 401(k) plan.
(10)	For 2001, This amount includes $216 for term life insurance premium and $5,504 paid to Mr. Gustafson’s account in our 401(k) plan.
(11)	For 2003, this amount includes $576 of term life insurance premium, $6,000 paid to Ms. Becker’s account in our 401(k) plan, $2,650 for tax and financial planning, and $5,796 for a taxable fringe sales trip.
(12)	For 2003, this amount includes $425 of term life insurance premium, $6,000 paid to Mr. Gysin’s account in our 401(k) plan, and $4,593 for a taxable fringe sales trip.
(13)	For 2003, this amount includes $831 of term life insurance premium, $6,370 for a taxable fringe sales trip, and $27,083 in severance benefits.
(14)	Mr. Andreoli resigned from McDATA in December 2003 and forfeited all options and restricted stock.

Option Grants in Last Fiscal Year

The following table sets forth certain information for each grant of stock options during the year ended January 31, 2004 to each of the Named Executive Officers. All of these options were granted under our 2001 McDATA Equity Incentive Plan and have a term of 10 years, subject to earlier termination in the event an optionee’s services to us cease. For more information, see “Employee Benefit Plans” below for descriptions of the material terms of these options. During the month ended January 31, 2003 and the year ended January 31, 2004, we granted options to purchase an aggregate of 1,071,275 shares and 3,682,640 shares, respectively, of Class B common stock under the 2001 McDATA Equity Incentive Plan. Options were granted at an exercise price equal to the fair market value (as determined under the 2001 McDATA Equity Incentive Plan) of our Class B common stock on the day prior to the grant date. Potential realizable values are net of exercise prices before taxes, and are based on the assumption that our Class B common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on SEC requirements and do not reflect any projection or estimate of future stock price growth. No stock appreciation rights were granted during the fiscal year ended January 31, 2004.

	Individual Grants
Name	Number Of Securities Underlying Options Granted(#)		Percent of Total Options Granted to Employees In FY 2003	Exercise Price Per Share ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
						5% ($)	10% ($)
John A. Kelley, Jr.	100,000	*		$7.90	1/24/13	$501,229.02	$1,270,212.74
	300,000	*	8.4%	8.18	1/29/13	1,543,307.42	3,911,043.99
Ernest J. Sampias	200,000	*	4.2%	8.18	1/29/13	1,028,871.61	2,607,362.67
Michael B. Gustafson	50,000	*	1.1%	8.18	1/29/13	257,217.90	651,840.67
Jean M. Becker	—		—	—	—	—	—
Gary M. Gysin	—		—	—	—	—	—
Alain Andreoli	—		—	—	—	—	—

*	McDATA changed its fiscal year end to January 31. While these 2003 grants did not occur during the 2003 fiscal year, we have nonetheless disclosed the gap period between January 1, 2003 and January 31, 2003.
**	Less than 1%

Aggregated Option Exercises in Last Fiscal Year

The following table sets forth information with respect to the Named Executive Officers concerning exercisable and unexercisable options held as of January 31, 2004. The dollar value of in-the-money options at January 31, 2004 is calculated by determining the difference between the year-end fair market value of $8.71 per share and the option exercise price.

	Shares Acquired on Exercise(#)	Value	Number of Securities Underlying Unexercised Options at January 31, 2004		Value of Unexercised In-the-Money Options at January 31, 2004
Name		Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John A. Kelley, Jr.	—	—	300,750	652,085	$60,000	$180,000
Ernest J. Sampias	—	—	80,000	205,000	33,500	100,500
Michael B. Gustafson	40,000	$333,625	225,000	134,761	856,225	19,875
Jean M. Becker	—	—	37,500	112,500	58,875	176,625
Gary M. Gysin	—	—	50,000	150,000	78,500	235,500
Alain F. Andreoli	—	—	—	—	—	—

Executive Bonus Program

Beginning in the third quarter of 2002, a revised Executive Performance Incentive Bonus (EPIB) plan was implemented in lieu of the prior cash bonus plan. The EPIB plan uses restricted Class B common stock with accelerated vesting opportunities to reward participants for the collective achievement of strategic corporate revenue and EPS goals on a quarterly basis. The EPIB plan is designed to further drive performance beyond target levels through the availability of additional cash bonus opportunities when target metrics are substantially exceeded. The cash bonus component of the EPIB plan is calculated as a percentage of base compensation and can range from 7.5% to 18.75% of quarterly base salary if corporate objectives are achieved, and from 30% to 75% if more progressive objectives are met. In 2004, the EPIB plan was converted to an all cash bonus program.

John F. McDonnell, the former Chairman of the Board of Directors, participated in an incentive compensation plan which was based upon the attainment of annual corporate financial objectives established by the Board of Directors. Upon attainment of these objectives, the plan provided for a payment equal to a percentage of annual salary.

Severance Agreements

Named Executive Officers and certain other officers have entered into change of control severance agreements and employment agreements with us. The change of control severance agreements provide these officers with (i) a payment (in a lump sum or according to our normal payroll timetable) equal to four times the average of their quarterly compensation over the preceding eight calendar quarters, (ii) payment for all accrued but unused vacation days, (iii) the provision of health benefits for a period of time and (iv) automatic acceleration of the vesting of all stock options held if we terminate without cause their employment upon or within one year of a change in control; provided that our executive officers will not engage in any activity that conflicts with their obligations to us, induce other employees to leave us, or compete with us for a period of one year after termination of their employment. Under the terms of the employee agreements to which we are party with certain of our executive officers, all confidential, proprietary or other trade secret information and all other discoveries, inventions, processes, methods and improvements made by the employee are our property. In addition, pursuant to these agreements, employees may not compete with us in certain limited positions for one year after termination of their employment.

In November 2003 and May 2004, our Board of Directors authorized single trigger severance agreements for the CEO and the key executive officers, respectively. John A. Kelley, Jr., our Chairman, Chief Executive Officer and President, and McDATA entered into such a single trigger severance agreement in December 2003.

The single trigger severance agreement provides that should Mr. Kelley be terminated without cause or voluntarily leaves for good reason, Mr. Kelley would be eligible for one year of salary and target bonus, medical benefits under COBRA for up to one year, an extension of option exercisability from ninety days to one year for subsequently issued options and continued vesting of restricted stock for one year after termination. In return, McDATA received an extension to 24 months of Mr. Kelley’s current 12 month non-compete and non-solicitation restriction and a release of all claims, if any, against McDATA before payment of any benefits there under. McDATA has entered into similar single trigger severance agreements with its key executive officers selected by Mr. Kelley. The benefits under those agreements range from 6 months, 9 months to 12 months depending upon the years of service and favorable reviews. Benefits under the single trigger severance agreements would not be payable if the current change of control severance agreements are triggered.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation and amended and restated by-laws provide that we shall indemnify our directors and officers to the fullest extent that Delaware law permits. Delaware law permits a corporation to indemnify any director, officer, employee or agent made or threatened to be made a party to any pending or completed proceeding if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This provision has no effect on any non-monetary remedies that may be available to our stockholders, or us, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

Given the increasing difficulty in obtaining additional liability insurance for directors and officers and in recognition of the need to protect directors and certain officers from unwarranted personal liability, we extended indemnification agreements to our board members and certain key officers to provide specific contractual assurance that the indemnification protection promised by the by-laws will be available to such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Securities Act) may be permitted to directors, officers, or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Our amended and restated by-laws also permit us to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in that capacity, regardless of whether our by-laws would otherwise permit indemnification for that liability. We currently have such liability insurance for our officers and directors.

At the present time, there are several class action lawsuits involving certain of our current and former officers. We believe these lawsuits are without legal merit. Accordingly, the Board of Directors has authorized indemnification for such current and former officers.

Employee Benefit Plans

2001 McDATA Equity Incentive Plan

Our Board of Directors and our stockholders originally approved and adopted our McDATA Stock Option Plan in October 1997. This plan was subsequently renamed the 2001 McDATA Equity Incentive Plan, or the 2001 Plan, and was amended to increase (from 24 million to 30 million shares) the authorized number of Class B common shares issuable under the plan and expand the type of awards to include restricted stock and stock awards and other necessary changes. As of July 1, 2004, approximately 822,869 shares of our Class B common stock were reserved for issuance under the 2001 Plan. Under the terms of the 2001 Plan, as currently in effect, our Board of Directors may grant stock options, stock bonuses and stock purchase awards to our employees, consultants and directors, provided that certain eligibility requirements are satisfied. Our Board of Directors administers the 2001 Plan, but has delegated to the Compensation Committee the authority to administer the plan. The 2001 Plan expires on September 30, 2010, except as to options or awards outstanding on that date. Subject to the terms of the 2001 Plan, the Board of Directors or the Compensation Committee may terminate or amend the 2001 Equity Incentive Plan at any time.

As of July 1, 2004, outstanding Class B common stock awards consisting of options and restricted stock totaled 19,260,171. Of this amount 217,200 shares of restricted Class B common stock have been issued, 323,751 have been granted but not yet issued and 2,459,249 are available for issuance. The weighted average exercise price of restricted stock awards was $11.04. As of January 31, 2004, the weighted average exercise price of outstanding stock options was $11.38.

2002 McDATA Employee Stock Purchase Plan

In 2002, our Board of Directors adopted and our stockholders approved the McDATA Employee Stock Purchase Plan, or the Purchase Plan. The Purchase Plan became effective as of August 1, 2002. The Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code. The Purchase Plan is administered by the Compensation Committee, and the Compensation Committee is authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan. The Board of Directors may at any time amend the Purchase Plan in any respect which shall not adversely affect the rights of participants pursuant to shares previously acquired under the Purchase Plan, provided that approval by our stockholders is required to (i) increase the number of shares to be reserved under the Purchase Plan (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and similar transactions), (ii) decrease the minimum purchase price, (iii) withdraw the administration of the Purchase Plan from the Compensation Committee, or (iv) change the definition of employees eligible to participate in the Purchase Plan.

Up to 1,200,000 shares of our Class B common stock are available for distribution under the Purchase Plan, subject to appropriate adjustments by the Compensation Committee in the event of certain changes in the outstanding shares of Class B common stock by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions. As of January 31, 2004 approximately 679,000 shares of our Class B common stock remain available for issuance under the Purchase Plan.

Any of our employees or, subject to approval by the Board of Directors, employees of any of our subsidiary corporations (including officers and any directors who are also employees) will be eligible to participate in the Purchase Plan for any Purchase Period. “Purchase Period” means a six-month period ending on the last day of February or August of each year (or another period determined by the Compensation Committee). No employee may participate in the Purchase Plan if such employee would be deemed for purposes of the Internal Revenue Code to own stock possessing 5% or more of the total combined voting power or value of all classes of our stock. If the employment of a participant terminates for any reason, including death, disability or retirement, the amounts previously withheld will be refunded. The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

An eligible employee who elects to participate in the Purchase Plan will deliver a signed election form, which authorizes us to make payroll deductions of a specified whole percentage from 1% to 10% of the employee’s gross cash compensation as defined in the Purchase Plan. A participant may elect to withdraw from the Purchase Plan at any time before the end of a Purchase Period. As of the last day of each Purchase Period, the amounts withheld for a participant in the Purchase Plan will be used to purchase shares of our Class B common stock. The purchase price of each share will be equal to 85% of the lesser of the fair market value (as determined under the provisions of the Purchase Plan) of a share of Class B common stock on either the first or last day of the Purchase Period. All amounts so withheld will be used to purchase the number of shares of Class B common stock that can be purchased with such amounts at such price, unless the participant has properly notified us that he or she elects to purchase a lesser number of shares or to receive all or a portion of the entire amount in cash in accordance with the terms of the Purchase Plan.

No more than $25,000 in fair market value (determined on the first day of the respective Purchase Periods) of shares of Class B common stock may be purchased by any participant for each calendar year under the Purchase Plan and all other employee stock purchase plans, if any, that we or any of our parent or subsidiary corporations may establish. If purchases by all participants would exceed the number of shares of Class B common stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of Class B common stock will be refunded to the participant in cash.

Shares of Class B common stock acquired by each participant will be held in a general securities brokerage account maintained by the agent for the benefit of all participants, with an agent, selected by us, maintaining individual sub accounts for each participant. Each participant will be entitled to vote all shares held for the benefit of such participant in the general securities brokerage account. After meeting certain holding requirements, certificates for the number of shares of Class B common stock purchased by a participant will be issued and delivered to him or her only upon the request of such participant or his or her representative.

2003 McDATA Acquisition Equity Incentive Plan

In August 2003, our Board of Directors approved and adopted our 2003 McDATA Acquisition Equity Incentive Plan, or the 2003 Plan. The 2003 Plan is a limited purpose plan to allow for the issuance of inducement grants of restricted and unrestricted Class B common stock to new employees in connection with a merger with or acquisition of a company or business by McDATA. The authorized number of Class B common shares issuable under the plan is 3,000,000 and includes awards such as restricted stock and stock awards. As of January 31, 2004, approximately 1,300,000 shares of our Class B common stock had been issued under the 2003 Plan in connection with the 2003 acquisitions of Nishan and Sanera and 1,700,000 shares of our Class B common stock are available for future issuances. The 2003 Plan expires in September 30, 2013, except as to awards outstanding on that date. Subject to the terms of the 2003 Plan, the Board of Directors or the Compensation Committee may terminate or amend the 2003 Plan at any time. The Compensation Committee may accelerate the vesting of restricted stock.

2004 McDATA Inducement Equity Grant Plan

In May 2004, the Board of Directors approved McDATA’s 2004 Inducement Equity Grant Plan (the “2004 Plan”). The 2004 Plan provides for the issuance of non-qualified options, stock bonus awards, stock purchase awards, stock appreciation rights, stock unit awards and other stock awards for new hire employees of McDATA. The 2004 Plan is a limited purpose plan in accordance with NASD Marketplace Rule 4350 and does not require shareholder approval. The 2004 Plan has a share capacity of no more than 3 million shares of McDATA Class B common stock.

401(k) Plan

McDATA has adopted a 401(k) Plan. Participants in our 401(k) plan may contribute up to 15% of their total annual compensation, not to exceed the specified statutory limit, which was $12,000 in calendar year 2003. The

401(k) plan permits, but does not require, us to make contributions to the 401(k) plan on behalf of our employees. Our current practice is to match $0.50 on each dollar of an employee’s contributions up to the first 6% of an employee’s compensation with a total maximum matching contribution of 3% of an employee’s compensation. All contributions to the 401(k) plan by or on behalf of employees are subject to the aggregate annual limits prescribed by the Internal Revenue Service. Under our 401(k) plan, our participants received full and immediate vesting of their contributions and are vested in matching contributions over a three-year period.

Profit Sharing

Subject to approval by the Board of Directors or the Compensation Committee, we have historically awarded limited profit sharing to eligible employees based on Company performance. For 2001, the amount approved was 2.5% of annual base salary. For 2002, the amount approved was 7.5% of an employee’s fourth quarter base earnings if the employee did not participate in any other incentive compensation plan of McDATA. In 2003, the profit sharing program was replaced by the success share program described below.

Other Bonus Programs

A Performance Incentive Bonus (PIB) plan was implemented in the third quarter of 2002 for eligible managers that were not eligible under the Executive Performance Incentive Bonus (EPIB) plan for executives or any other sales or incentive compensation plan. The PIB plan is designed to further drive performance beyond target levels through the availability of additional cash bonus opportunities when target metrics are substantially exceeded. The target cash bonus of the PIB plan can range from 8% to 22% of the manager’s quarterly base salary if certain quarterly corporate and individual objectives are achieved. The Compensation Committee has significant discretion in determining whether objectives have been met under the plan.

In addition, a Success Share plan was implemented in the third quarter of 2002 for eligible employees that are not managers and are not otherwise eligible under the EPIB plan for executives, the PIB plan for managers or any other sales or incentive compensation plan. The Success Share plan is designed to further drive performance beyond target levels through the availability of additional cash bonus opportunities when target metrics are substantially exceeded. The target cash bonus of the Success Share plan may not exceed more than 5% of the eligible employee’s quarterly base salary if certain quarterly corporate objectives are achieved. The Compensation Committee has significant discretion in determining whether the objectives have been met under the plan.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the fiscal year ended January 31, 2004 were Thomas M. Uhlman, Laurence G. Walker and Betsy S. Atkins. No member of this committee was at any time during the 2003 fiscal year or at any other time an officer or employee of McDATA, and no member had any relationship with McDATA requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of McDATA has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the fiscal year ended January 31, 2004.

No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to McDATA’s executive officers during fiscal year 2003. Actual compensation earned during fiscal year 2003 by the Named Executive Officers is shown in the Summary Compensation Table.

Compensation Philosophy

McDATA operates in the extremely competitive and rapidly changing high technology industry. The Compensation Committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for the success of McDATA and should be determined within a competitive framework and based on the achievement of designated business objectives, individual contribution, customer satisfaction and financial performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Provide a competitive total compensation package that takes into consideration the compensation practices of companies with which the Company competes for executive talent.

•	Provide variable compensation opportunities that are linked to achievement of financial, organization, management and individual performance goals.

•	Align the financial interests of executive officers with those of stockholders by providing executives with an equity stake in the Company.

Components of Executive Compensation

The compensation program for the Company’s executive officers consists of the following components:

•	Base Salary

•	Executive Bonus Program

•	Long-Term Stock Option Incentives

Base Salary

The Compensation Committee reviews salaries for the Chief Executive Officer and other executive officers early in the fiscal year. Base salaries are established by the Compensation Committee based upon competitive compensation data, an executive’s job responsibilities, level of experience, individual performance and contribution to the business. No specific formula is applied to determine the weight of each factor. The Compensation Committee bases its determination of Mr. Kelley’s salary on his individual performance and the salaries paid to chief executive officers of peer companies. Based upon a review of competitive compensation data in early 2003, the Compensation Committee set Mr. Kelley’s base salary to $400,000 for 2003 with a 125% bonus opportunity. A similar evaluation is made of the other Named Executive Officers to determine their respective base salary. The salaries for the other Named Executive Officers are listed in the Summary Compensation Table.

Executive Bonus Program

Beginning in the third quarter of 2002, a revised Executive Performance Incentive Bonus (EPIB) plan was implemented in lieu of the earlier cash only based management bonus program. The EPIB plan uses restricted stock with accelerated vesting opportunities to reward participants for the collective achievement of strategic corporate revenue and pro forma EPS goals on a quarterly basis. The EPIB plan is designed to further drive performance beyond target levels through the availability of additional cash bonus opportunities when target metrics are substantially exceeded. The cash bonus component of the EPIB plan is calculated as a percentage of base compensation and can range from 7.5% to 18.75% of quarterly base salary if corporate objectives are achieved, and from 30% to 75% if more progressive objectives are met. The EPIB plan did pay for corporate performance in the first and second fiscal quarter of 2003 and the applicable restricted shares for those quarters were accelerated per the plan. Under the EPIB plan since January 1, 2003, Mr. Kelley was granted 59,100 shares of restricted Class B common stock with a 48 month cliff restriction period. As a result of the achievement of goals set under the EPIB plan in the first and second fiscal quarters of 2003, 29,550 of these shares of restricted Class B common stock had their restriction period accelerated to 18 months. The grants under the EPIB plan for the other Named Executive Officers are listed in the Summary Compensation Table.

Long-Term Stock Option Incentives

The Compensation Committee provides the Company’s executive officers with long-term incentive compensation through grants of options to purchase the Company’s Class B common stock. The goal of the long-term stock option incentive program is to align the interests of executive officers with those of the Company’s stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. It is the belief of the Compensation Committee that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in the employ of the Company. The Compensation Committee considers the grant of each option subjectively, reviewing factors such as the anticipated future contribution of the executive toward the attainment of the Company’s long-term strategic performance goals. Under the 2001 McDATA Equity Incentive Plan, Mr. Kelley was granted options to purchase 400,000 shares of Class B common stock since January 1, 2003. The grants under the 2001 McDATA Equity Incentive Plan for the other Named Executive Officers are listed in the Summary Compensation Table.

Section 162(m)

The Company has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company’s executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive Officers, unless compensation is performance-based. The Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

Respectfully submitted by:
The Compensation Committee Thomas M. Uhlman, Chairman Laurence G. Walker Betsy S. Atkins

PERFORMANCE GRAPHS

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Class A common stock with the cumulative return of the NASDAQ Market Index and the SIC Code Computer Peripheral Equipment Index for the period commencing February 5, 2001 and ending on January 30, 2004. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

ASSUMES $100 INVESTED ON FEB. 5, 2001

ASSUMES DIVIDENDS REINVESTED

FISCAL YEAR ENDING JANUARY 31, 2004

	2/5/2001	1/31/2002	1/31/2003	1/30/2004
McDATA Corporation Cl A	$100.00	$53.62	$17.06	$19.00
SIC Code 3669	$100.00	$27.07	$10.46	$22.19
NASDAQ Market Index	$100.00	$70.45	$48.63	$76.33

(1)	The graph assumes that $100 was invested on February 5, 2001 in the Company’s Class A common stock, in the NASDAQ Market Index, and the SIC Code, and that all dividends were reinvested. No dividends have been declared or paid on the Company’s Class A common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Class B Common Stock with the cumulative return of the NASDAQ Market Index and the SIC Code Computer Peripheral Equipment Index for the period commencing August 9, 2000 and ending on January 30, 2004. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

ASSUMES $100 INVESTED ON AUG. 9, 2000

ASSUMES DIVIDENDS REINVESTED

FISCAL YEAR ENDING JANUARY 30, 2004

	8/9/2000	1/31/2001	1/31/2002	1/31/2003	1/30/2004
McDATA Corporation Cl B	$100.00	$64.28	$30.74	$9.27	$10.18
SIC Code 3669	$100.00	$74.53	$20.18	$7.79	$16.54
NASDAQ Market Index	$100.00	$73.53	$51.80	$35.79	$56.12

(1)	The graph assumes that $100 was invested on August 9, 2000 in the Company’s Class B common stock, in the NASDAQ Market Index, and the SIC Code Index, and that all dividends were reinvested. No dividends have been declared or paid on the Company’s Class B common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors” and “Performance Graphs” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Securities Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

At the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Deloitte & Touche LLP (Deloitte), Independent Public Accountants, as independent auditors to audit the financial statements of McDATA for the fiscal year ended January 31, 2005. The affirmative vote of a majority of the total number of votes present in person or by proxy and entitled to be cast to ratify the appointment of Deloitte as independent auditors to audit the financial statements of McDATA for the fiscal year ending January 31, 2005.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP (“PWC”) for the fiscal years ended December 31, 2002 and January 31, 2004. PWC was our former independent auditors.

	2002	2003
Audit fees:(1)	$423,328	$495,833
Audit related fees:(2)	12,155	328,459
Tax fees:(3)	73,086	88,407
All other fees:(4)	47,384	70,000

Total	$555,953	$982,699

(1)	Audit fees consisted of audit work performed and billed through the date of this filing in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, comfort letters, consents and assistance with and review of documents filed with the Securities and Exchange Commission.
(2)	Audit-related fees in 2002 consisted principally of the review of certain revenue contracts and our RMA (return materials authorization) reconciliation project. In 2003, fees related to acquisition work in Nishan, Sanera and other projects and initial Sarbanes-Oxley Act discussions.
(3)	Tax fees consisted principally of assistance with tax planning, compliance and reporting.
(4)	All other fees in 2002 consisted principally of our proposed convertible debt offering. All other fees in 2003 consisted of our completed convertible debt offering.

On April 26, 2004, we dismissed PWC as our independent accountants. The Audit Committee and Board of Directors participated in and approved the decision to change independent accountants. The Board of Directors, upon the recommendation of the Audit Committee, appointed Deloitte as the Company’s independent auditors for the current fiscal year ending January 31, 2005. For a full discussion of the change in independent accountants, please see our SEC Form 8-K/A filed on April 29, 2004.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee has approved of all permissible non-audit services consistent with SEC requirements.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of the following four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Representatives of PWC will not be present at the 2004 Annual Meeting of the Stockholders. However, representatives of Deloitte are expected to be present at the 2004 Annual Meeting of the Stockholders and will have the opportunity to make a statement if they so desire and will be available to respond to questions.

It is understood that even if the selection of Deloitte as independent auditors is ratified, the Board of Directors and the Audit Committee, at their discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors and Audit Committee believe that such change would be in the best interests of the Company and its stockholders. If the stockholders do not ratify the Board of Directors’ selection of Deloitte as the corporation’s independent auditors for the fiscal year ended January 31, 2005, the Board of Directors will consider the matter at its next meeting.

The Board of Directors recommends a vote “FOR” Proposal 2.

APPROVAL OF CERTAIN AMENDMENTS TO 2001 McDATA EQUITY INCENTIVE PLAN

(PROPOSAL 3)

On May 25, 2004, the Board of Directors approved an amendment to certain provisions of the 2001 McDATA Equity Incentive Plan (the 2001 Plan) and recommended stockholder approval of such amendments. The amendments to the 2001 Plan would (a) remove the current ten percent (10%) cap on the issuance of shares for restricted stock and stock bonuses under the 2001 Plan, (b) allow for the issuance of stock appreciation rights settled in shares and restricted stock units, (c) allow for the issuance of stock unit awards, (d) allow for the issuance of other stock awards, (e) allow common stock to be acquired pursuant to an option by a “net exercise” of the option (as further described below), (f) permit McDATA to substitute stock appreciation rights paid only in stock for outstanding options in the event of changes in the accounting rules and (g) clarify and expand the transferability of all stock options. The discussion of the 2001 Plan and the amendments thereto described in this Proposal 3 is only a summary of the major provisions and changes thereto. The full text of the 2001 Plan, as amended, appears as Appendix A to this Proxy Statement and you are strongly encouraged to review the attached proposed amended 2001 Plan in its entirety.

The proposed amendments to the 2001 Plan will allow us to broaden the types of equity awards that can be granted and continue offering equity incentives to attract, retain and motivate highly qualified individuals essential to the long-term growth and success of the Company. Such equity awards encourage employee loyalty to McDATA and align employee interests directly with the interests of our stockholders. As of July 1, 2004, we had approximately 1,100 employees worldwide, each of whom will be eligible to receive awards under the 2001 Plan. To support our long-term growth, we anticipate that we will continue to selectively increase our work force. We believe that the amendment of the 2001 Plan will help us accomplish our recruitment and retention goals and will help keep our stock-based incentive compensation competitive with that offered by other companies in the information technology industry. These amendments do not seek to increase the number of shares available for issuance under the 2001 Plan.

As of July 1, 2004, there were an aggregate of 19,260,171 shares of Class B common stock issuable pursuant to outstanding vested and unvested stock options and awards granted under the 2001 Plan. We anticipate that 822,869 shares of Class B common stock shares remain available under the 2001 Plan. As of July 1, 2004, we had an aggregate of 117,735,383 outstanding shares consisting of 81,000,000 outstanding shares of Class A common stock and 36,735,383 outstanding shares of Class B common stock.

The affirmative vote of a majority of the total number of votes cast in person or by proxy on the proposal is required to approve the above-mentioned amendments to the 2001 Plan. The closing price of a share of Class B common stock on the NASDAQ National Market on July 1, 2004 was $4.63. The proceeds received by us upon exercise of awards by participants in the 2001 Plan will be used for general corporate purposes. Under the terms of the 2001 Plan, awards are made at the discretion of the Compensation Committee which is composed solely of independent directors. The type and amount of any awards to be granted under the 2001 Plan to the Company’s directors and executive officers is not determinable at this time.

Summary of the 2001 Plan

General

The 2001 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock purchase awards and stock bonus awards (collectively, awards) to participants. A stock option is a contractual right to purchase a specified number of our shares at a specified price (exercise price) for a specified period of time. An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code (the Code). A nonstatutory stock option is a stock option that either does not meet the Code criteria for qualifying incentive stock options or is not intended to be an incentive stock option. A stock purchase award is our offer to sell our shares at a price equal to at least 85% of the fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for services rendered or any other form of legal consideration acceptable to the Board.

Upon shareholder approval of the proposed amendments to the 2001 Plan, the Compensation Committee could also grant stock appreciation rights, stock unit awards and other stock awards. A stock appreciation right is a right to receive the increase in value of common stock equivalents over a certain base threshold set by the Compensation Committee. A stock unit award is a right to receive shares of our Class B common stock at some designated date in the future. Other stock awards include other awards based on our common stock.

See “Federal Income Tax Information” for a discussion of the tax treatment of awards.

Shares Subject to the 2001 Plan

A total of 30 million shares of Class B common stock were available for issuance under the 2001 Plan.

Administration

The Board of Directors has delegated to the Compensation Committee the authority to administer the 2001 Plan. The Compensation Committee is comprised solely of independent Directors. The Compensation Committee has the general authority to construe, interpret and amend the 2001 Plan as well as to determine:

•	the grant recipients,

•	the grant dates,

•	the number of shares subject to the award,

•	the exercisability and vesting of the award,

•	the exercise price,

•	the type of consideration, and

•	the other terms of the award.

The Board of Directors may not amend the 2001 Plan if such amendment would impair the rights and obligations under any stock award granted before the amendment was effective unless consent is obtained from the person to whom such stock award was granted, or as necessary to comply with any laws or governmental regulations or except as necessary under the 2001 Plan to comply with the requirements of Section 422 of the Code. The Board of Directors may not amend the 2001 Plan if such amendment would require the approval of the stockholders under Section 422 of the Code, the Exchange Act of 1934 or any Nasdaq or applicable exchange listing requirements; except for amendments relating to adjustments upon changes in common stock, minor amendments to benefit the administration of the 2001 Plan, amendments which take account of favorable legislation or maintain favorable tax, exchange control or regulatory treatment for the 2001 Plan and its participants. Subject to the discussion above, the Board of Directors may amend the 2001 Plan.

Share Reserve

If the recipient of a stock award does not acquire the shares subject to his or her stock award before the stock award expires (generally 10 years) or otherwise terminates, the shares that are not purchased will again become available for issuance under the 2001 Plan. The share reserve under the 2001 Plan may include shares purchased by the Company on the open market and held as treasury shares.

Upon shareholder approval of the proposed amendments to the 2001 Plan, any shares of Class B common stock subject to a stock award not delivered to the recipient of a stock award because (a) such shares are withheld for taxes or (b) the stock award is exercised through a reduction of shares subject to the stock award pursuant to a “net exercise” (further described below) will again become available for issuance under the 2001 Plan.

Eligibility

The Compensation Committee may grant incentive stock options that qualify under Section 422 of the Code to our employees and to the employees of our affiliates. The Compensation Committee also may grant nonstatutory stock options, stock bonuses and stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates.

Upon shareholder approval of the proposed amendments to the 2001 Plan, stock appreciation rights, stock unit awards and other stock awards may be granted to our employees, consultants and directors and those of our affiliates.

Grants to Executive Officers

Any benefits to be granted under the 2001 Plan to the Chief Executive Officer, John A. Kelley, Jr., and the four highest compensated officers in calendar year 2003, and any other executive officers of McDATA, will be determined by the Compensation Committee and are not determinable at this time.

Limits on Option Grants

There are limits on the number of shares that the Compensation Committee may grant under an option. Section 162(m) of the Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer and the four highest compensated officers in a taxable year to the extent that the compensation for each officer exceeds $1,000,000. In order to qualify option grants made under the 2001 Plan for an exception to such $1 million limit, the 2001 Plan provides that no more than 4,800,000 shares may be granted to a participant in any calendar year.

Upon shareholder approval of the proposed amendments to the 2001 Plan, this limitation will also apply to shares issuable upon exercise of stock appreciation rights.

In addition, an employee may not receive incentive stock options that exceed the $100,000 per year limitation set forth in Section 422(d) of the Code. In calculating the $100,000 per year limitation, we determine the aggregate number of shares under all incentive stock options granted to that employee that will become exercisable for the first time during a calendar year. For this purpose, we include incentive stock options granted under the 2001 Plan as well as under any other stock plans maintained by us or our affiliates. We then determine the aggregate fair market value of the stock as of the grant date of the option. Taking the options into account in the order in which they were granted, we treat only the options covering the first $100,000 worth of stock as incentive stock options. We treat any options covering stock in excess of $100,000 as nonstatutory stock options.

Under certain conditions the Compensation Committee may grant an incentive stock option to a person who owns or is deemed to own stock possessing more than 10% of our total combined voting power or the total combined voting power of an affiliate of ours. The exercise price of an incentive stock option in such cases must be at least 110% of the fair market value of the stock on the grant date, and the option term must be five years or less.

Option Terms

The Compensation Committee may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The exercise price of nonstatutory stock options may be 85% or more of fair market value. Currently, the exercise price of any option may be paid (a) in cash or (b) at the discretion Board of Directors or the Compensation Committee, (i) by delivery shares of our Class B common stock, (ii) according to a deferred payment arrangement or other similar arrangement between us and the option holder or (iii) in any other form of legal consideration that may be acceptable to the Board or the Compensation Committee.

Upon shareholder approval of the proposed amendments to the 2001 Plan, the exercise price of shares of Class B common stock acquired pursuant to an option may also be paid, to the extent permitted by applicable law, by a “net exercise” of the option (as further described below), or pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the shares of Class B common stock pursuant to an option exercise, results in either the receipt of cash (or check) by us or the receipt of irrevocable instructions to pay the aggregate exercise price to us from the sales proceeds.

In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the option holder but will reduce the number of shares of Class B common stock issued upon exercise of the option by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, we will accept a cash payment from the option holder. The shares of Class B common stock so used to pay the exercise price of an option under a “net exercise” and any shares withheld for taxes will be considered to have been withheld from the exercise of the option. Accordingly, the option will not again be exercisable with respect to the shares deemed withheld to satisfy the exercise price, the shares actually delivered to the option holder or any shares of Class B common stock withheld for purposes of tax withholding.

Furthermore, in the event we no longer use the Accounting Principals Board’s Opinion 25 to account for equity compensation and we are required to or elect to expense the cost of stock options pursuant to FAS 123 (or a successor standard), the Compensation Committee will, with respect to options granted after the effective date of the proposed amendments to the 2001 Plan, have the ability to substitute, without receiving the option holder’s permission, stock appreciation rights paid only in stock for the option holder’s outstanding options; provided, the terms of the substituted stock appreciation rights are the same as the terms for the stock options and the difference between the fair market value of the underlying shares of Class B common stock and the grant price of the stock appreciation right is equivalent to the difference between the fair market value of the underlying shares Class B common stock and the exercise price of the options.

The maximum stock option term for nonstatutory options is 10 years and 1 month. The maximum option term for incentive stock options is 10 years. Subject to this limitation, the Compensation Committee may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the option holder’s service to our affiliates and to us terminates (unless the option agreement provides otherwise). If this termination is due to the option holder’s disability, the exercise period generally is extended to 12 months. If this termination is due to the option holder’s death or if the option holder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following the option holder’s death.

The Compensation Committee may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the option holder may designate a beneficiary to exercise either type of option following the option holder’s death. If the option holder does not designate a beneficiary, the option holder’s option rights will pass by his or her will or by the laws of descent and distribution.

Upon shareholder approval of the proposed amendments to the 2001 Plan, the Compensation Committee may provide for the transferability of all stock options.

Terms of Other Stock Awards

The Compensation Committee determines the purchase price of other stock awards. However, the Compensation Committee may award stock bonuses in consideration of past services without a purchase payment or other legal consideration. Shares that we sell or award under the 2001 Plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the Compensation Committee determines. The Compensation Committee, however, may accelerate the vesting of the restricted stock.

Upon shareholder approval of the proposed amendments to the 2001 Plan, in addition to stock bonus awards and stock purchase awards, the Compensation committee may also grant stock appreciation rights, stock unit awards and other stock awards to our employees, directors and consultants and employees, directors and consultants of our affiliates.

Pursuant to the proposed amendments to the 2001 Plan, each grant of a stock appreciation right will be in such form and will contain such terms and conditions as the Compensation Committee deems appropriate. The terms and conditions of stock appreciation rights may change from time to time, and the terms and conditions of separate stock appreciation rights need not be identical, but each stock appreciation right award must include certain standard terms and limitations. Each stock appreciation right will be denominated in shares of common stock equivalents. The appreciation distribution payable on the exercise of a stock appreciation right will be not greater than an amount equal to the excess of (a) the aggregate fair market value (on the date of the exercise of the stock appreciation right) of a number of shares of Class B common stock equal to the number of shares of Class B common stock which is vested under any applicable stock appreciation right and with respect to which the grantee is exercising the stock appreciation right on such date, over (b) an amount that will be determined by the Compensation Committee at the time of grant of the stock appreciation right. The Compensation Committee may impose at its discretion restrictions or conditions to the vesting of any stock appreciation right. The Compensation Committee, however, may accelerate the vesting of the stock appreciation right.

Pursuant to the proposed amendments to the 2001 Plan, each grant of a stock unit award will be in such form and will contain such terms and conditions as the Compensation Committee deems appropriate. The terms and conditions of stock unit awards may change from time to time, and the terms and conditions of separate stock unit awards need not be identical, but each stock unit award must include certain standard terms and limitations. At the time of grant of a stock unit award, the Compensation Committee will determine the consideration, if any, to be paid by the grantee upon delivery of each share of Class B common stock subject to the stock unit award. To the extent required by applicable law, the consideration to be paid by the grantee for each share of common stock subject to a stock unit award will not be less than the par value of a share of Class B common stock. The consideration may be paid in any form permitted under applicable law. Dividend equivalents may be credited in respect of shares of Class B common stock covered by a stock unit award, as determined by the Compensation Committee and as set forth in the stock unit award agreement. At the discretion of the Compensation Committee, such dividend equivalents may be converted into additional shares covered by the stock unit award in such manner as determined by the Compensation Committee. Any additional shares covered by the stock unit award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying stock unit award agreement to which they relate. The Compensation Committee may impose at its discretion restrictions or conditions to the vesting of any stock unit awards. The Compensation Committee, however, may accelerate the vesting of the stock unit award.

Upon shareholder approval of the proposed amendments to the 2001 Plan, other forms of stock awards valued in whole or in part by reference to, or otherwise based on, Class B common stock may be granted by the Compensation Committee under the 2001 Plan, either alone or in addition to stock awards discussed above. Subject to the provisions of the 2001 Plan, the Compensation Committee will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of Class B common stock (or the cash equivalent thereof) to be granted pursuant to such awards and all other terms and conditions of such awards.

Limits on Stock Purchase Awards and Stock Bonuses

Currently, under Section 7(c) of the 2001 Plan, the number of shares of restricted stock and stock bonuses issuable under the 2001 Plan may not exceed 10% (or 3 million) of all shares in the 2001 Plan. As of July 1, 2004, .6 million shares of restricted stock and stock bonuses have been issued under the 2001 Plan.

Upon stockholder approval of the proposed amendments to the 2001 Plan, Section 7(c) would be deleted and the number of shares of restricted stock and stock bonuses issuable under the 2001 Plan would only be limited by the number of shares available under the 2001 Plan.

Other Provisions

Corporate transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend, and stock split, may change the class and number of shares subject to the 2001 Plan and to outstanding awards. In that event, the Board of Directors will appropriately adjust the 2001 Plan as to the class and the maximum number of shares subject to the 2001 Plan, to the cap on the number of shares available for incentive stock options, and to the Section 162(m) limit. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

In situations resulting in a dissolution, liquidation or change of control, the surviving entity will either assume or replace all outstanding awards under the 2001 Plan. If it declines to do so, then generally the vesting and exercisability of the awards will accelerate.

Plan Termination

The 2001 Plan would terminate on September 30, 2010 unless the Board of Directors terminates it sooner.

Federal Income Tax Information

Incentive Stock Options. In general, neither the grant nor the exercise of an incentive stock option granted under the 2001 Plan will result in taxable income to the option holder or a deduction to McDATA. If the option holder does not dispose of stock received upon exercise of an incentive stock option within two years from the date the option is granted and within one year after the date of exercise, any later sale of such stock will result in a capital gain or loss to the option holder.

If stock received upon the exercise of an incentive stock option is disposed of before the holding period requirements described above have been satisfied, the option holder will generally realize ordinary income at the time of disposition. The amount of such ordinary income will generally be equal to the difference between the fair market value of the Class B common stock on the date of exercise and the option price. In the case of a disqualifying disposition in a sale in which a loss (if sustained) would be recognized, the amount of ordinary income recognized will not exceed the excess of the amount realized on such sale over the adjusted basis of the stock, which would, in general, be the price paid for the stock. McDATA will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to any necessary withholding and reporting requirements.

Certain option holders exercising incentive stock options may become subject to the alternative minimum tax, under which the difference between (i) the fair market value of stock purchased under incentive stock options, determined on the date of exercise, and (ii) the exercise price will be an item of tax preference in the year of exercise for purposes of the alternative minimum tax.

Nonstatutory Stock Options. Options granted under the 2001 Plan which are not incentive stock options are “nonstatutory options.” No income results upon the grant of a nonstatutory option. When an option holder exercises a nonstatutory option, he or she will realize ordinary income subject to withholding. Generally, such income will be realized at the time of exercise and in an amount equal to the excess, measured at the time of exercise, of the then fair market value of the Class B common stock over the option price. McDATA will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain withholding and reporting requirements.

Stock Purchase Awards, Stock Bonus Awards and Stock Units Awards. Stock purchase awards, stock bonus awards and stock unit awards granted under the 2001 Plan generally have the following federal income tax consequences.

Upon the acquisition of stock pursuant to a stock bonus grant, stock purchase award or stock unit award, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount of income and employment taxes based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Stock Appreciation Rights. In general, no taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount of income and employment taxes based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards under the 2001 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Stock purchase awards, stock bonus awards and stock unit awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount–or formula used to calculate the amount–payable upon attainment of the performance goal).

This summary is not a complete description of the U.S. Federal income tax aspects of awards granted under the 2001 Plan. Moreover, this summary relates only to Federal income taxes; there may also be Federal estate and gift tax consequences associated with the 2001 Plan, as well as foreign, state and local tax consequences. Subject to the restrictions of the 2001 Plan, the Compensation Committee may structure awards for foreign employees to avoid adverse tax consequences for such employees.

For a discussion of all equity compensation plans previously approved by stockholders and all equity compensation plans not previously approved by stockholders, please refer to page 21 of this Proxy Statement.

The Board of Directors recommends a vote “FOR” Proposal 3.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees our accounting policies and practices and financial reporting and internal control structures, recommends to our Board of Directors the appointment of independent auditors to audit our financial statements each year and confers with the auditors and our officers for purposes of reviewing our internal controls, accounting practices, financial structures and financial reporting. Our management has primary responsibility for preparing financial statements and the financial reporting process. Our prior independent accountants, PricewaterhouseCoopers LLP, were responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America, filed for our fiscal year ending January 31, 2004. As stated in the Form 8-K filed April 29, 2004, and on April 26, 2004, McDATA dismissed PricewaterhouseCoopers LLP as its independent accountants. The Company’s Audit Committee and Board of Directors participated in and approved the decision to change independent accountants. The Company’s Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year ending January 31, 2005.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with management.

2. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants’ independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of McDATA, and the Board of Directors has approved, that the audited financial statements be included in McDATA’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, for filing with the SEC.

Each of the members of the Audit Committee is independent as defined under the listing standards of Nasdaq National Market Michael J. Sophie has been designated as the “financial expert” of the Audit Committee in accordance with the requirement of the Sarbanes-Oxley Act.

The undersigned members of the Audit Committee have submitted this Report of the Audit Committee:

Respectfully submitted by:
The Audit Committee Charles C. Johnston, Chairman Michael J. Sophie D. Van Skilling

The information contained above under the caption “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

OTHER INFORMATION

Expenses of Solicitation

We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, may solicit proxies by telephone or the Internet, as described on the proxy card, telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of common stock held of record by such persons. We will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that are incurred by them.

A complete list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the annual meeting, at the offices of McDATA Corporation, 380 Interlocken Crescent, Broomfield, Colorado 80021. Such list will also be available for examination at the annual meeting.

Stockholders Sharing an Address

Stockholders sharing an address with another shareholder may receive only one set of proxy materials to that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or on the future may write or call us to request a separate copy of these materials from: Corporate Secretary, 380 Interlocken Crescent, Broomfield, Colorado 80021, or Investor Relations, at 720-558-4290.

Stockholder Proposals

Proposals submitted by stockholders of McDATA for inclusion in next year’s Proxy Statement must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and should be sent to our Secretary at 380 Interlocken Crescent, Broomfield, Colorado 80021. Such stockholder proposals must be received by May 11, 2005. For proposals submitted by stockholders to be considered at the next meeting of the stockholders that are not submitted for inclusion in the proxy materials, our Bylaws have an advance notice procedure for stockholders to bring business before an annual meeting of stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at an annual meeting of stockholders must deliver a written notice of the proposal, together with certain specified information relating to such stockholder’s stock ownership and identity, to our Secretary at least 60 (but not more than 90) days before the first anniversary of the 2004 annual meeting. We preliminarily plan to hold our annual meeting for 2005 on or about August 2005. A copy of our Bylaws was filed as an exhibit to our Amendment Number 1 to our Registration Statement on Form S-1 filed June 13, 2000, and is available on the SEC’s web site at http://www.sec.gov. The persons designated as proxies by the Company in connection with the 2004 Annual Meeting will have discretionary voting authority with respect to any stockholder proposal of which the Company did not receive timely notice.

Financial Statements Available

Consolidated financial statements for McDATA and its subsidiaries are included in Appendices C and D to this Proxy Statement. Additional copies of these statements and the Annual Report on Forms 10-K, as amended, for the year ended January 31, 2004 (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein), may be obtained without charge from Investor Relations, 380 Interlocken Crescent, Broomfield, Colorado, 80021. The Annual Report on Form 10-K, as amended, is also on file with the Securities and Exchange Commission, Washington, D.C. 20549, and NASDAQ.

Dated: September 8, 2004

APPENDIX A

2001 McDATA EQUITY INCENTIVE PLAN, AS AMENDED

Adopted October 1, 1997

Amended May 11, 2001, May 22, 2003 and May 25, 2004

1. PURPOSES

(a) Amendment and Restatement of 1997 Stock Option Plan. The Plan initially was established as the 1997 Stock Option Plan adopted October 1, 1997 and amended on July 13, 2000 (the “Initial Plan”). The Initial Plan was amended and restated in its entirety as the 2001 McDATA Equity Incentive Plan, effective as of May 11, 2001. The terms of the Plan as in effect at the time a Stock Award was granted shall remain in effect and apply to such Stock Award, notwithstanding subsequent amendments, except to the extent such amendments (i) do not impair the holder’s rights under such Stock Award, and (ii) would not result in adverse financial accounting consequences to the Company (as determined by the Board or Committee, in its sole discretion) if applied to a previously granted Stock Award.

(b) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

(c) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Bonus Awards, (iv) Stock Purchase Awards (v) Stock Appreciation Rights, (vi) Stock Unit Awards and (vii) Other Stock Awards.

(d) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2. DEFINITIONS.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

(e) “Common Stock” means the Class B common stock of the Company.

(f) “Company” means McDATA Corporation, a Delaware corporation.

(g) “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director’s fee by the Company for their services as Directors.

(h) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director

or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(i) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(j) “Director” means a member of the Board.

(k) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(l) “Employee” means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(o) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated there under.

(p) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(q) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated there under.

(s) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(t) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(u) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(v) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

(w) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an individual Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(x) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(y) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(z) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(aa) “Plan” means this McDATA Corporation 2001 Equity Incentive Plan.

(bb) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(cc) “Securities Act” means the Securities Act of 1933, as amended.

(dd) “Stock Appreciation Right” means a right to receive the appreciation of Common Stock which is granted pursuant to the terms and conditions of Section 7(d).

(ee) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of an individual Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(ff) “Stock Award” means any right granted under the Plan, including an Option, a Stock Bonus Award, a Stock Purchase Award, a Stock Unit Award, a Stock Appreciation Right, or an Other Stock Award.

(gg) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(hh) “Stock Bonus Award” means an award of Common Stock granted pursuant to Section 7(a).

(ii) “Stock Bonus Agreement” means a written agreement between the Company and a holder of a stock bonus evidencing the terms and conditions of an individual stock bonus grant. Each Stock Bonus Agreement shall be subject to the terms and conditions of the Plan.

(jj) “Stock Purchase Award” means an award permitting a Participant to purchase shares of Common Stock pursuant to the conditions of Section 7(b).

(kk) “Stock Purchase Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Stock Purchase Award. Each Stock Purchase Agreement shall be subject to the terms and conditions of the Plan.

(ll) “Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(mm) “Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Stock Unit Award evidencing the terms and conditions of an individual Stock Unit Award grant. Each Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(nn) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3. ADMINISTRATION

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b) Powers of Board. The Board (or the Committee) shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board (or the Committee), in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan or a Stock Award as provided in Section 12.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee. In the discretion of the Board (or the Committee), a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a subcommittee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or) (2) delegate to a subcommittee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. The Board and Compensation Committee of the Company have created a Compensation Subcommittee consisting of the Chief Executive Officer to make grants of Stock Awards consistent with the provisions of this subsection.

4. SHARES SUBJECT TO THE PLAN

(a) Share Reserve. Subject to Section 4 (b) and subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate thirty million (30,000,000) shares of Common Stock.

(b)Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

(c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5. ELIGIBILITY

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation. Subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options or Stock Appreciation Rights covering more than four million eight hundred thousand (4,800,000) shares of Common Stock during any calendar year.

(d) Consultants.

(i) A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

(ii) Form S-8 generally is available to consultants and advisors only if (1) they are natural persons; (2) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer’s parent; and (3) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer’s securities.

6. OPTION PROVISIONS

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. No Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted. No Nonstatutory Stock Option shall be exercisable after the expiration of ten (10) years and one (1) month from the date it was granted.

(b) Exercise Price of an Incentive Stock Option. The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(c) Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(d) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company of other Common Stock, (2) by a “net exercise” of the Option (as further described below), (3) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, (4) according to a deferred payment or other similar arrangement with the Optionholder (5) in the manner provided in Section 6(m) below, or (6) in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that if required by applicable state law, payment of the Common Stock’s “par value” shall not be made by deferred payment.

In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company shall accept a cash payment from the Participant. The shares of Common Stock so used to pay the exercise price of an Option under a “net exercise” and any shares withheld for taxes will be considered to have been withheld from the exercise of the Option. Accordingly, the Option will not again be exercisable with respect to the shares deemed withheld to satisfy the exercise price, the shares actually delivered to the Participant or any shares withheld for purposes of tax withholding.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(e) Transferability of an Incentive Stock Option. Except as otherwise permitted by the Board or the Committee, in its discretion, an Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement, or as the Board or the Committee shall determine in its sole discretion. If the Nonstatutory Stock Option does not provide for transferability, then, except as the Board may otherwise permit in its discretion, the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(g) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(h) Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement or as determined by the Board or the Committee), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

(i) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

(j) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

(k) Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(l) Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.

(m) Substituting SARs. In the event the Company no longer uses APB Opinion 25 to account for equity compensation and is required to or elects to expense the cost of stock options pursuant to FAS 123 (or a successor standard), the Committee shall have the ability to substitute, without receiving Participant permission, SARs paid only in stock for outstanding Options; provided, the terms of the substituted stock SARs are the same as the terms for the stock options and the difference between the Fair Market Value of the underlying Shares and the Grant Price of the SARs is equivalent to the difference between the Fair Market Value of the underlying Shares and the Option Price of the Options. If this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

7. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS

(a) Stock Bonus Awards. Each Stock Bonus Award shall be evidenced by a Stock Bonus Agreement, which shall be in such form and shall contain such terms and conditions as the Board (or Committee) shall deem appropriate. The terms and conditions of Stock Bonus Awards may change from time to time, and the terms and conditions of separate Stock Bonus Awards need not be identical, but each Stock Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Stock Bonus Award may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit or any other form of consideration permitted by applicable state law.

(ii) Vesting. Shares of Common Stock awarded under the Stock Bonus Agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Stock Bonus Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Stock Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Stock Bonus Agreement remains subject to the terms of the Stock Bonus Agreement.

(b) Stock Purchase Awards. Each Stock Purchase Agreement shall be in such form and shall contain such terms and conditions as the Board (or Committee) shall deem appropriate. The terms and conditions of the Stock Purchase Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Agreements need not be identical, but each Stock Purchase Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price. The purchase price under each Stock Purchase Agreement shall be such amount as the Board shall determine and designate in such Stock Purchase Agreement. The purchase price shall not be less than eighty-five percent (85%) of the Common Stock’s Fair Market Value on the date such award is made or at the time the purchase is consummated.

(ii) Consideration. The purchase price of Common Stock acquired pursuant to the Stock Purchase Agreement shall be paid either: (1) in cash at the time of purchase; (2) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (3) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

(iii) Vesting. Shares of Common Stock acquired under the Stock Purchase Agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Stock Purchase Agreement.

(v) Transferability. Rights to acquire shares of Common Stock under the Stock Purchase Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Stock Purchase Agreement remains subject to the terms of the Stock Purchase Agreement.

(c) Stock Unit Awards. Each Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Stock Unit Award Agreements need not be identical, provided, however, that each Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Stock Unit Award. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Stock Unit Award will not be less than the par value of a share of Common Stock. The consideration may be paid in any form permitted under applicable law.

(ii) Vesting. At the time of the grant of a Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Stock Unit Award as it, in its absolute discretion, deems appropriate.

(iii) Additional Restrictions. At the time of the grant of Stock Unit, the Board may impose such restrictions or conditions that delay the delivery of the consideration after its vesting as the Board, in its absolute discretion, deems appropriate, with such terms to be contained in the Stock Unit agreement.

(iv) Payment. Stock Unit Awards may be settled in Common Stock or in cash or any combination of the two, or in any other form of consideration as determined by the Board and contained in the Stock Unit Award Agreement.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares covered by a Stock Unit Award, as determined by the Board and contained in the Stock Unit Award Agreement. At the discretion of the Board, such dividend equivalents may be converted into additional shares covered by the Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Stock Unit Award Agreement, such portion of the Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.

(d) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions, as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical, but each Stock Appreciation Right Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Strike Price and Calculation of Appreciation. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) an amount that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(ii) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciate Right as it, in its absolute discretion, deems appropriate.

(iii) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(iv) Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(v) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement) or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified in the Stock Appreciation Right Agreement, the Stock Appreciation Right shall terminate.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Awards and all other terms and conditions of such Awards.

8. COVENANTS OF THE COMPANY

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9. USE OF PROCEEDS FROM STOCK

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10. MISCELLANEOUS

(a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (iii) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (iv) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the participant as a result of the exercise or acquisition of Common Stock under the Stock Award in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

(g) Stock Awards. Stock Awards may be issued for all lawful purposes, including but not limited to retention, recruitment and compensation purposes. Further, the Board or Committee may, in its discretion, establish (or modify) its annual Stock Awards grant program for Participants (including Non-Employee Directors).

11. ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction that does not involve the receipt of consideration by the Company.)

(b) Change in Control. In the event of: (1) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then:

(i) any surviving or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 11(b)) for those outstanding under the Plan, or

(iii) in the event any surviving or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then (A) with respect to Stock Awards held by persons then performing services as Employees, Consultants, or Directors, the vesting of such Stock Awards and the time during which such Stock Awards may be exercised shall be accelerated prior to such event and the Stock Awards terminated if not exercised after such acceleration and at or prior to such event, and (B) with respect to Stock Awards held by persons not then performing services as Employees, Consultants, or Directors, such Stock Awards (that are not assumed or substituted for by the surviving or acquiring corporation) shall terminate if not exercised prior to such event.

12. AMENDMENT OF THE PLAN AND STOCK AWARDS

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock and except as to minor amendments to benefit the administration of the Plan, to take account of a change in legislation or maintain favorable tax, exchange control or regulatory treatment for Participants or the Company and its Affiliates, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 and any Nasdaq or applicable securities exchange listing requirements.

(b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations there under regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated there under relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights. Rights and obligations under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such Stock Awards were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or Stock Awards granted under the Plan comply with the requirements of Section 422 of the Code.

13. TERMINATION OR SUSPENSION OF THE PLAN

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on September 30, 2010. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14. EFFECTIVE DATE OF PLAN

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15. CHOICE OF LAW

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

APPENDIX B

BRIEF DESCRIPTION OF BUSINESS

Who We Are

McDATA Corporation provides Multi-Capable Storage Network Solutions™ (integrating multiple platforms, networks, protocols and locations) that enable end-customers around the world to better consolidate and utilize their storage infrastructure, easily manage the storage network, and implement best-in-class business continuance solutions. McDATA solutions are an integral part of data services infrastructures sold by many major storage and system vendors, including Dell Products L.P. (Dell), EMC Corporation (EMC), Hewlett-Packard (HP), Hitachi Data Systems (HDS), International Business Machines Corporation (IBM), StorageTechnology Corporation (STK) and Sun Microsystems, Inc. (Sun). The Company was reorganized and incorporated in the state of Delaware in October of 1997.

McDATA provides storage area networking (SAN) solutions, including hardware and software, for connecting servers and storage devices from the core to the edge of an enterprise’s data infrastructure, and heterogeneous SANs via our SAN Routing capabilities. Our solutions include hardware and software products, professional services and education that enable businesses to scale their operations globally through a comprehensive, manageable, flexible data infrastructure that is optimized for rapid deployment and responsiveness to customer needs. We combine experience in designing, developing and manufacturing high performance SAN solutions with knowledge of business critical applications, service and support to solve data infrastructure challenges facing enterprises of varying sizes.

Recent Developments

Acquisitions

On September 19, 2003, we completed our acquisition of Nishan Systems, Inc. (Nishan), a provider of native IP storage switching solutions that builds open storage networking products based on IP and Ethernet, both international networking standards. The Nishan transaction accelerates our delivery of multi-protocol inter-networking capabilities that scale data center storage networks and extend storage network benefits across the campus, the enterprise and geographies. On September 30, 2003, we completed our acquisition of Sanera Systems, Inc. (Sanera), a producer of intelligent Director class switching platform technologies. The acquisition of Sanera, when combined with McDATA technologies, extends our multi-capable storage-networking director platform and accelerates our vision of delivering a real-time storage services infrastructure. On August 25, 2003, we also made an equity investment in Aarohi Communications, Inc.

Hardware Products

SAN Fibre Channel Directors

We are a leading provider of high availability SAN directors with our Intrepid™ 6140 Director (140 ports) and Intrepid™ 6064 Director (64 ports). The Intrepid™ 6140 Director provides high-availability and high-port density within 12u (“u” equals 1.75 inches in height) of vertical space, enabling 420 ports to reside in a single McDATA Fabricenter® Cabinet or any other industry standard rack. The full line of Intrepid™ Directors provides flexible building blocks for storage networks with hundreds and even thousands of connections.

The distinction between a director-class environment and a simple combined or clustered switching solution environment is significant at the core of the data center. Our directors offer full redundancy, “five-nines” (99.999%) of availability, ultra-high predictive performance provided by a non-blocking architecture, security and highly integrated centralized management provided through software management tools. McDATA’s directors provide customers with high performance, high availability solutions to network storage. Both the Intrepid™ 6140 Director and Intrepid™ 6064 Director provide optimal port granularity with 4 ports per card module, with 35 swappable port card modules per chassis for a total of 140 ports, and 16 swappable port card modules per chassis for a total of 64 ports, respectively. In the rare event of a single port failure, only one port module in a director would be affected and can be replaced without network disruption. Therefore, the McDATA Intrepid™ Director provides very low disruption to the network, with only 4 ports being affected in the rare event of a port failure, unlike a similar failure with a combined or clustered switching solution that has sixteen ports per module. In addition, the extensibility and openness of our architecture provides customers with investment protection by providing a platform that can be upgraded to new performance levels and protocols including FICON, or mainframe multi-speeds, such as 1 Gb and 2 Gb; and has a passive backplane allowing for multi-protocol transmission in the future. As a result of our acquisition of Sanera, we plan to introduce the Intrepid™ 10000 Director, which will be fully interoperable with McDATA’s current products, after qualification testing with our sales channels is completed.

SAN Fibre Channel Fabric Switches

For small and mid-sized enterprises that want high performance features at a cost effective “pay as you grow” upgrade price, we offer the Sphereon™ Family of Fabric Switches with flexport technology. The Sphereon™ 4500 delivers “connectivity-on-demand” in 8 port increments (8, 16 and 24 ports) and the Sphereon™ 4300 Fabric Switch delivers “connectivity-on-demand” in 4 port increments (4, 8 and 12 ports). When upgrading a switch from 8 ports to 12 ports, for example, the end-customer simply purchases a flexport upgrade, and implements the upgrade using a simple software feature enablement key which upgrades the switch non-disruptively. With each Sphereon™ Fabric Switch we offer web-based management software known as SANPilot™. SANPilot™ provides the features necessary to easily manage small SAN fabrics. The Sphereon™ 4000-Series (4500 and 4300) Fabric Switches also offer non-disruptive software code load and activation (HotCAT Technology), hot-plug capable transceivers, fibre channel loop connectivity for storage consolidation (directly attaching disk or tape and maximizing storage utilization) and other industry leading features.

For larger departments within a data center, we offer the Sphereon™ 3232 Fabric Switch. The Sphereon™ 3232 Fabric Switch is also available for FICON environments and offers HotCAT Technology (non-disruptive code load and activation), redundant power and cooling, hot-plug capable transceivers and other industry leading features. With each Sphereon™ 3232 Fabric Switch we also include our web-based management software, SANPilot™ at no additional cost.

Multi-Protocol IP Storage Switches and Internetworking Switches

For enterprises that want to leverage their fibre channel storage network infrastructure and their IP networks to consolidate storage infrastructures across the campus, the enterprise and geographies, we offer the Eclipse® IPS 4300 multi-protocol IP Storage Switch (16 multi-service ports), the Eclipse® IPS 3300 multi-protocol IP Storage Switch (8 multi-service ports) and the Eclipse® 1620 SAN Inter-networking Switch. These switch solutions allow for integrated disaster recovery architectures, and cost effective integration of low-end servers and applications into the storage network. The Eclipse® IPS 4300 and 3300 switches also provide SAN routing capabilities, allowing end-customers to consolidate heterogeneous SANs and share data between heterogeneous storage environments, while at the same time isolating faults from propagating between SANs with fault isolation technology. With the Eclipse® line of switch products we offer our SANvergence® Manager software.

Cabinets

Our Fabricenter® Cabinet supports internal cable management for 512 Fibre Channel cables and provides 36u of vertical space while occupying only one tile width (24”) of valuable data center floor space. Its sleek, industrial design provides maximum airflow, security and visibility of equipment. The Fabricenter® Cabinet can house our Intrepid™, Sphereon™ and Eclipse® line of products. These cabinets, when populated with our director, switch and software products, represent our configured products.

Software Products

Through our Extendable Open Network (EON) software architecture, we offer open, end-to-end SAN management through a layered software approach. Our SANavigator® software provides complete SAN monitoring, management, visualization and control of heterogeneous fabric environments. Our Enterprise Fabric Connectivity Manager (EFCM) software systematically simplifies the setup and configuration of a SAN with our SAN directors and fibre channel fabric switches, and provides fabric level SAN management and administration. Both SANavigator® and EFCM software can be run locally on the server platform or remotely on any network-attached workstation in the enterprise. We recently integrated certain features of our SANavigator® software into EFCM, providing end-customers and our sales channels the flexibility to purchase only those modules that fit their business strategies.

Our Element Manager (EM) software (formerly known as Product Manager software) provides device level management and administration of our SAN fibre channel directors and fabric switches. Our Enterprise Operating System™ (E/OS) operating system software is embedded in our directors and switches and forms the foundation for our Enterprise Architecture providing a myriad of advanced services to upper layers of software applications including HotCAT™ Technology. Our SAN Internetworking Operating System (SIOS) software is embedded in our Eclipse® line of switch products and our SANvergence® Manager is a collection of software tools for managing an IP storage fabric consisting of Eclipse® switches and gateways. Our FICON Management Server software is available with our Intrepid™ Directors and the Sphereon™ 3232 Fibre Channel Fabric Switch to provide mainframe customers with single-console management of FICON storage networks from the mainframe console. Our web-based management software known as SANPilot® is available in our Sphereon™ line of switch products. Our SANtegrity® Security Suite software applies layers of security to individual storage network ports, switches and entire fabrics, limiting exposure to intentional security threats and accidental changes to the storage network.

Professional Services and Solutions

Our Professional Services group provides our customers with some of the most experienced and comprehensive storage network consulting services and solutions in the industry. Our full line of service offerings and state-of-the-art tools such as ProSADA™ and SANavigator® allow customers to efficiently plan, implement, and manage complex storage networks worldwide. We provide customers with complete solutions that solve critical customer problems such as consolidation and data protection allowing the customers to focus on their business mission with the assurance of high availability and functionality. We also provide technology-centric, vendor-neutral storage network training to IT professionals through our Learning Services group. Our training emphasizes system-level solutions by providing IT professionals the skills necessary to be effective in today’s multi-vendor, heterogeneous storage networking environments.

Corporate Information

McDATA Corporation was reorganized and incorporated in the state of Delaware in October of 1997. During 1999, 2000 and a portion of 2001, McDATA was a majority-owned subsidiary of EMC. On August 9, 2000, the Company completed an initial public offering of Class B common stock. After completion of the offering and prior to February 7, 2001, McDATA remained a majority-owned subsidiary of EMC due to its ownership of Class A common stock. On February 7, 2001, EMC distributed all of the shares it held of McDATA Class A common stock to EMC’s shareholders of record as of January 24, 2001. Our Class A common stock is traded on the Nasdaq National Market under the symbol “MCDTA”, and our Class B common stock is traded on the Nasdaq National Market under the symbol “MCDT”. Our headquarters are located at 380 Interlocken Crescent, Broomfield, Colorado 80021, and our telephone number at that location is (303) 460-9200.

Market for Registrant’s Common Equity and Related Stockholder Matters

(Reproduced from McDATA’s Form 10-K filed April 15, 2004)

Our Class B common stock has been quoted on the Nasdaq National Market under the symbol “MCDT” since our initial public offering on August 9, 2000. Our Class A common stock has been quoted on the Nasdaq National Market under the symbol “MCDTA” since EMC’s distribution of that stock on February 7, 2001. Prior to those respective times there was no public market for either class of stock.

We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and we have not declared or paid any cash dividends on our capital stock since inception, and do not anticipate paying any cash dividends in the foreseeable future. At April 2, 2004, there were approximately 10,500 stockholders of record of our Class A common stock and approximately 348 stockholders of record of our Class B common stock.

The following table sets forth the range of high and low bid quotation per share of our Class A and Class B common stock reported on the Nasdaq National Market during fiscal 2003 and 2002:

	Class A		Class B
	High	Low	High	Low
Year Ended December 31, 2002
January—March	$32.45	$11.08	$33.11	$11.41
April—June	$12.99	$5.88	$13.26	$6.11
July—September	$11.02	$5.43	$11.30	$5.49
October—December	$8.99	$4.40	$8.29	$4.35

Year Ended January 31, 2004*
January	$10.23	$7.07	$10.25	$7.02
February—April	$10.76	$7.00	$10.79	$7.05
May—July	$15.88	$9.21	$15.79	$9.19
August—October	$13.15	$10.05	$12.93	$9.89
November—January	$10.95	$8.09	$10.88	$8.10

*	McDATA changed its fiscal year end to January 31. The corresponding fiscal quarter ends are April 30, July 31, October 31 and January 31.

In May 2003, the Company’s Board of Directors authorized a plan for the Company to repurchase up to $50 million of its common stock (Class A, Class B or a combination thereof). This repurchase plan does not obligate the Company to acquire any specific number of shares or acquire shares over any specified period of time. At January 31, 2004, approximately 976,000 shares have been repurchased under the plan with a total cost at $8.8 million, as more fully described below.

Period	Total number of shares (or units) purchased*	Average price paid per share (or unit)*	Total number of shares (or units) purchased as part of publicly announced plans or program	Maximum number (or approximate dollar value) of shares (or units) that may yet be purchased under the plans or programs**
December 15-16, 2003	678,574 Class A	$8.99	678,574 Class A	$41.25 Million
December 15-16, 2003	297,156 Class B	$8.93	297,156 Class B	$41.25 Million

(*)	Inclusive of commissions.
(**)	No more than $41.25 million of Class A common stock, Class B common stock or a combination thereof may be purchased.

APPENDIX C

SELECTED FINANCIAL DATA AND MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED

JANUARY 31, 2004

(Reproduced from McDATA’s Form 10-K filed April 15, 2004)

Selected Financial Data

You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information appearing elsewhere in this Annual Report. The consolidated income statement data set forth below with respect to the fiscal years ended January 31, 2004, December 31, 2002, and 2001, and the consolidated balance sheet data as of January 31, 2004 and December 31, 2002, are derived from our audited financial statements appearing in Item 8. The consolidated income statement data set forth below with respect to the fiscal years ended December 31, 2000 and 1999, and the consolidated balance sheet data as of December 31, 2001, 2000 and 1999 were derived from audited financial statements not included herein. Historical results are not necessarily indicative of the results of any future period.

	Year Ended January 31,	Years Ended December 31,
	2004 (1)	2002	2001	2000	1999
	(in thousands, except per share date)
Consolidated Income Statement Data:
Total revenue	$418,860	$328,279	$344,406	$248,686	$95,263
Total cost of revenue	177,329	178,114	215,751	119,543	50,280

Gross profit	241,531	150,165	128,655	129,143	44,983
Total operating expenses (2)	249,340	172,312	156,578	85,724	45,913

Income (loss) from operations (2)	(7,809)	(22,147)	(27,923)	43,419	(930)
Net income (loss)	$(43,133)	$(9,987)	$(8,656)	$30,764	$(1,616)

Basic net income (loss) per share	$(0.38)	$(0.09)	$(0.08)	$0.31	$(0.02)

Diluted net income (loss) per share	$(0.38)	$(0.09)	$(0.08)	$0.28	$(0.02)

Shares used in computing basic net income (loss) per share	114,682	113,185	111,475	99,989	91,638
Shares used in computing diluted net income (loss) per share	114,682	113,185	111,475	107,953	91,638

	January 31,	December 31,
	2004 (1)	2002	2001	2000	1999
	(in thousands)
Consolidated Balance Sheets Data:
Total assets (3)	$830,968	$555,191	$513,953	$511,369	$48,424
Working capital (3)	195,708	283,627	277,471	404,359	15,813
Long-term portion of obligations (4)	173,591	1,540	789	1,624	3,075
Total stockholders’ equity	417,642	474,505	469,791	453,813	29,624

(1)	On January 15, 2003, the Company changed its fiscal year to end on January 31 rather than December 31. We believe that the twelve months ended December 31, 2002 and 2001 provide a meaningful comparison to the twelve months ended January 31, 2004.
(2)	In fiscal 2003, we incurred restructuring costs and acquisition-related charges totaling approximately $13.7 million. In 2001, we incurred acquisition-related charges of $9.3 million.

(3)	Reflects approximately $127 million in current assets and current liabilities related to our securities lending program entered into during fiscal 2003.
(4)	Includes long-term convertible debt issued during fiscal 2003, notes payable acquired in fiscal 2003 with our acquisition of Nishan and Sanera, and capital leases, excluding current portion.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section of the Annual Report on Form 10-K discusses the comparative year over year results of our operations, our liquidity and financial condition, our risk management practices and our critical accounting policies. You should read the following discussion and analysis in conjunction with the consolidated financial statements and related notes that are included in sections F-3 through F-34 of this document.

Overview

Change of Fiscal Year

On January 15, 2003, we changed our fiscal year end to January 31, from December 31. We believe that the twelve months ended December 31, 2002 and 2001 provide a meaningful comparison to the twelve months ended January 31, 2004. There are no factors, of which we are aware, seasonal or otherwise, that would impact the comparability of information or trends, if results for the twelve months ended January 31, 2003 and 2002 were presented in lieu of results for the twelve months ended December 31, 2002 and 2001. References in this discussion to fiscal 2003 represent the twelve months ended January 31, 2004. References to fiscal 2002 and 2001 represent the twelve months ended December 31, 2002 and 2001.

Revenue Growth and Competitive Industry

Our revenue for the fiscal year ended January 31, 2004 represented a 28% increase over fiscal year 2002 and a 22% increase from fiscal year 2001. This year over year revenue growth was driven by strong demand for our new Intrepid™, Sphereon™ and Eclipse® director and switch products, as well as increased sales of our software and services products. In addition, we broadened our channel mix with the addition of HDS as a greater than 10% customer and initial sales to two new OEMs, Sun and STK. This revenue growth has occurred while the market for our SAN products and solutions has grown more competitive with (a) the entrance of new competitors into our market, (b) pricing pressures resulting from an increase in competitive products and solutions, (c) challenges to our direct-assist sales model, and (d) anticipated competition from our own storage OEM partners through their recent acquisitions of, or alliances with, competitive software management products and/or application providers that would utilize the intelligence in the network. These market conditions present unique risks and uncertainties in a number of respects. Management believes the trend of revenue growth and the related competitive environment define the overall performance of the Company and provide a specific context to further analyze the revenues, operating expenses and liquidity. In particular, we anticipate continued lengthened sales cycles and downward pricing pressures that could negatively impact our revenue growth rate. Moreover, revenue growth in 2004 is dependent on the introduction of our new products. We are currently proceeding with the development of new products, which incorporate the new technologies from our acquisitions of Nishan and Sanera. In addition, we are taking action to continue sales of existing products acquired in connection with our acquisition of Nishan. As with any product introduction, we face risks in the design, testing, qualification and market acceptance our new products. Some of the products we are developing may be more complex and feature-rich than our current products, and some of the development on those products was undertaken externally prior to the Nishan and Sanera acquisitions. If we fail to timely introduce new products, or if there is no demand for these or our current products, we may experience a decline in revenue.

In addition to the recent increased competition in the industry, we have experienced a migration in the buying patterns of our customers from configured director products to non-configured product sales including our switch products, port cards, and our FlexPort upgrades. Our OEM and reseller partners may purchase certain of these component products ahead of end-user demand, which could reduce subsequent purchases by those partners. Variations in the buying patterns of our customers would limit our ability to assemble, test and ship orders received in the last weeks and days of each quarter and could cause fluctuations in our quarterly revenue or earnings. Moreover, an unexpected decline in revenue without a corresponding and timely reduction in expenses could intensify the impact of these factors on our business, financial condition and results of operations.

Acquisitions

On September 19, 2003, we completed our acquisition of all of the outstanding stock of Nishan, a provider of multi-protocol native IP storage switching solutions that builds open storage networking products based on IP and Ethernet, both international networking standards. On September 30, 2003, we completed our acquisition of all of the outstanding stock of Sanera, a developer of intelligent director class switching platform technologies. The results of operations discussed below reflect the operating results of Nishan and Sanera from the dates of acquisition. The purpose behind our acquisition of these two leading technology companies was to accelerate our time to market of leading-edge technology products including IP storage. We will integrate the operations of these entities into our existing engineering and sales divisions to take advantage of identified cost efficiencies, including consolidation of engineering facilities and support resources and elimination of any redundancies. Although historically these two companies incurred significant operating expenses during their development phases, we don’t believe the historical financial results of the two companies are indicative of future operating expenses for the Company. In the near term, we anticipate these acquisitions will increase overall operating expenses by approximately 13% to 16% on an annualized basis. We also believe that in the longer term these operating expenses will be offset by increased revenues as the technologies and products are integrated into our existing and next-generation products.

On August 22, 2003, the Company purchased 13.6 million shares of preferred stock of Aarohi Communications (Aarohi). At January 31, 2004, this represented approximately 17.3% of the total outstanding shares of Aarohi. The shares were acquired at a total cost of $6 million. Approximately $3.6 million of this purchase price was determined to represent in-process research and development and, as such, management of the Company has expensed this amount during fiscal year 2003. In addition to the equity investment, we have entered into a non-exclusive supply arrangement with Aarohi to purchase their ASIC chip for inclusion in the Company’s new product launches when, and if, Aarohi’s product becomes generally available. We have recorded our share of Aarohi’s net loss of approximately $984,000 from the date of purchase through January 31, 2004. The remaining net equity investment at January 31, 2004 was approximately $1.4 million. We anticipate this remaining balance will be fully expensed in fiscal 2004 based upon Aarohi’s forecasted operating results. We have no future obligation to fund Aarohi beyond this initial investment.

Restructuring Activities

In January 2004, we announced that we were taking certain cost improvement actions, which included a workforce reduction and facility consolidation. As a result, in the fiscal fourth quarter of 2003, the Company recorded an approximate $2.3 million restructuring charge related to the reduction in workforce. In addition, we expect to incur an approximate $1.3 million restructuring charge, (previously reported as $2.2 million), in our fiscal first quarter of 2004, primarily related to a facilities closure, as well as additional severance costs. We believe these actions, including the consolidation of our engineering facilities and personnel, will optimize our recent acquisitions to focus on future technology, increase operating efficiencies and better align our business model. In addition, we anticipate the reduction in personnel and facility expenses related to these actions will allow management to react to potential unexpected declines in our revenue as discussed above by controlling the amount of operating expenses.

Results of Operations

The following table sets forth certain financial data for the periods indicated as a percentage of total revenues.

	Year Ended January 31, 2004	Years Ended December 31,
		2002	2001
Revenue	100.0%	100.0%	100.0%
Cost of revenue	42.3	54.2	62.6

Gross profit	57.7	45.8	37.4
Operating Expenses:
Research and development	21.2	18.1	14.3
Selling and marketing	22.9	22.9	20.5
General and administrative	9.3	9.0	5.9
Acquired in-process research & development and other acquisition related costs	2.7	—	2.7
Amortization of deferred compensation	2.9	2.5	2.1
Restructuring charges	0.6	—	—

Operating expenses	59.6	52.5	45.5
Loss from operations	(1.9)	(6.7)	(8.1)
Interest and other income, net	1.0	2.0	4.1

Loss before income taxes	(0.9)	(4.7)	(4.0)
Income tax expense (benefit)	9.2	(1.7)	(1.5)

Loss before equity in net loss of affiliated company	(10.1)	(3.0)	(2.5)
Equity in net loss of affiliated company	(0.2)	—	—

Net loss	(10.3)%	(3.0)%	(2.5)%

Revenues

	Year Ended January 31, 2004	Years Ended December 31,
		2002	2001
	(in millions)
Product revenue	$360.1	$284.1	$300.3
Software and service revenue	41.7	29.8	27.5
Other	17.1	14.4	16.6

	$418.9	$328.3	$344.4

Our revenue for the year ended January 31, 2004 was $418.9 million, which represented a 28% increase over fiscal year 2002 and a 22% increase from fiscal year 2001. This increase in revenue reflects strong demand for our switching and software products. Although we continue to see solid end-user demand and increased year-over-year revenue for our products and solutions, the on-going competitive marketplace is expected to create a challenging sales environment for the foreseeable future. Given the entrance of new competitors and products in our industry, we anticipate longer sales cycles and price declines that could negatively impact our revenue growth rate.

Product revenue of $360.1 million for fiscal year 2003 was a 27% increase over fiscal year 2002 and a 20% increase from fiscal year 2001. This revenue increase was generated from the increased demand in our storage products as reflected in the 67% growth in estimated ports sold during the year over fiscal year 2002. In particular, the growth was realized through the strong sales of our 140-port Intrepid™ 6000 Series Director and

FlexPort Sphereon™ 4500 Fabric Switch that were introduced in the last half of 2002. The increase in ports sold translated into an estimated decline in average sales prices of 24% as this growth was largely driven by our new low cost switch products as well as the entrance of new competition which drove down prices. We anticipate overall estimated average sales price declines based upon the historical trend of decreasing sales prices for our older generation products. However, as discussed above, competition or unforeseen changes in technology could negatively impact our revenue growth rate. Our fiscal year 2002 revenue was negatively impacted by the unfavorable economic conditions and suppressed IT storage and infrastructure spending, in particular in the high-end director market and our transition from 1 Gb to 2 Gb products in the first half of 2002. This environment had a particularly negative effect on our product revenue which declined, from fiscal year 2001 levels. Our new product introductions in the last half of 2002, however, were widely received with higher than expected demand and revenue.

Software and service revenue of $41.7 million for fiscal year 2003 was a 40% increase over fiscal year 2002 and a 52% increase from fiscal year 2001. This revenue growth is due to continued revenue growth from all of our software products, in particular our SANavigator® and SANtegrity® software. A significant portion of our software revenue is generated from sales of our Enterprise Fabric Connectivity Manager, or EFCM, software product.

Other revenues for the 2003 year, including service fees earned under an ESCON Service agreement with EMC, were $17.1 million in fiscal year 2003. This represents a 19% increase from fiscal year 2002 and a 3% increase from fiscal year 2001. This increase reflects the growth in maintenance fees, which outpaced the decline in service fees related to the ESCON products. We continue to realize increased attached rates of our extended maintenance contracts to sales of our switching and software solutions. We anticipate that service revenue from EMC under the ESCON service agreement will continue to decrease in future years.

A significant portion of our revenue is concentrated with the largest storage OEMs. For the year ended January 31, 2004, approximately 56% of our total revenue came from EMC, compared to 54% and 69% for fiscal years 2002 and 2001 respectively. IBM contributed approximately 21% of our revenue for fiscal year 2003 compared to 25% and 17% for fiscal years 2002 and 2001, respectively. In addition, in 2003 HDS became our third largest OEM customer and contributed approximately 10% of total revenue for the year ended January 31, 2004. McDATA solutions are offered by other major storage and system vendors, including Dell, HP, STK and Sun. In addition to our storage and system vendors, we have relationships with many resellers, distributors and systems integrators. Expanding our reseller, distributor and system integrator channels into Small Medium Enterprise (SME) and vertical markets will be a strategic focus for us as we continue to expand our business, however, the level of sales to any single customer may vary and the loss of any one significant customer, or a decrease in the level of sales to any significant or group of significant customers, could harm our financial condition and results of operations. Given the dependencies on our limited number of OEM resellers combined with an increasingly competitive environment, we may experience continued adverse price pressures at critical times near the end of the fiscal quarters.

Domestic and international revenue was approximately 67% and 33% of our total revenue, respectively, for the fiscal year ended January 31, 2004. For the year ended December 31, 2002, domestic and international revenue was approximately 63% and 37% of our total revenue, respectively. For the year ended December 31, 2001, domestic and international revenue was approximately 76% and 24% of our total revenue, respectively. Revenues are attributed to geographic areas based on the location of the customers to which our products are shipped. International revenues primarily consist of sales to customers in Western Europe and the greater Asia Pacific region. Included in domestic revenues are sales to certain OEM customers who take possession of our products domestically and then distribute these products to their international customers. In addition, included in revenues from Western Europe are sales to certain OEM customers who take possession of our products in distribution centers designated for international-bound product and then distribute these products among various international regions. Our mix of international and domestic revenue can, therefore, vary depending on the relative mix of sales to certain OEM customers. The increase in international revenues as a percentage of revenue for fiscal year 2002 was the result of a large domestic order reduction by EMC during the first quarter of that year associated with the technology transition to 2 Gb products.

Gross Profit

Gross profit margin for the fiscal year 2003 was 58% compared to 46% and 37% in fiscal years 2002 and 2001, respectively. The significant increase in our gross margin was the result of strong revenue growth from our higher margin switching and software products as well as an improved mix of sales to our channel partners. Additionally, during fiscal year 2002 and 2001, we incurred significant inventory-related charges of $9.4 million and $21 million respectively. These charges were generated primarily from our transition to multiple product lines and quality problems on component parts. We have significantly reduced inventory costs during fiscal year 2003 with the implementation of our outsource-focused-manufacturing model, which was completed during fiscal year 2003. This model allowed us to move a number of manufacturing tasks to our contract manufacturers and will continue to keep our inventory costs below the 2002 and 2001 fiscal years’ levels. We anticipate gross profit margins will remain in the mid-50 percent range during fiscal year 2004.

Operating Expenses

Research and Development Expenses. Research and development expenses increased to $88.8 million for fiscal year 2003, compared with $59.3 million for fiscal year 2002 and $49.2 million for fiscal year 2001. The approximate $29.5 million, or 50%, increase from fiscal 2002 was primarily attributable to incremental spending associated with our acquisitions, which included research and development costs and depreciation expense, and to a lesser extent, retention bonuses. Capitalized software costs were approximately $5.1 million, $8.7 million and $481,000 for the 2003, 2002 and 2001 fiscal years, respectively. Capitalized software development costs have decreased in conjunction with the varying stages of development of our application software, our new director and switch products and the related firmware software. We anticipate the level of spending for the design, testing and qualification of our products to increase over prior years’ levels as we continue to broaden our product offerings and integrate the personnel and technology of Nishan and Sanera.

Selling and Marketing Expenses. Selling and marketing expenses increased to $95.8 million for fiscal year 2003 compared with $75.2 million and $70.5 million for fiscal years 2002 and 2001, respectively. Increases in sales and marketing expenses were primarily due to increased salaries, commissions and travel costs associated with increased revenues. In addition, demonstration equipment and marketing costs associated with the completion of two new OEM contracts as well as market development activities with our partners increased our overall sales and marketing expenses. We believe that selling and marketing expenses will increase as we grow our sales force to assist our channel partners and increase our contact with end-user customers to create product pull through our channels.

General and Administrative Expenses. General and administrative expenses increased to $39.1 million for fiscal year 2003, compared to $29.5 million and $20.3 million for fiscal year 2002 and 2001, respectively. Amortization expense for purchased intangible assets increased approximately $7.1 million as a result of our acquisitions of Sanera and Nishan. In addition, we experienced increased personnel costs, equipment and facilities costs while realizing overall reductions in bad debt and legal expenses. Expenses for fiscal year 2002 included significant legal expenses related to the costs of litigating Brocade patent infringement lawsuit (see Item 3, Legal Proceedings) and $1.75 million in charges related to the termination of a collateralized lease and the disposal of fixed assets. Amortization expense will continue to increase in fiscal year 2004 as a full year of Nishan and Sanera intangible asset amortization will be reflected.

Acquired In-Process Research and Development (IPR&D) and Other Acquisition-related Costs. In connection with our equity investment in Aarohi and our acquisition of Nishan in September 2003, a portion of the respective purchase prices was allocated to IPR&D. This IPR&D was expensed at the time of purchase because technological feasibility had not been established and no future alternative use existed. The IPR&D charge for fiscal year 2003 totaled $11.4 million. In connection with our acquisition of SANavigator in fiscal 2001, we incurred non-recurring acquisition costs and integration-related charges. Additionally, a portion of the SANavigator purchase price was allocated to IPR&D. This IPR&D was expensed at the time of purchase because technological feasibility had not been established and no future alternative use existed. The IPR&D charge totaled $7.2 million for the year ended December 31, 2001. The other acquisition-related charges recorded during the year ended December 31, 2001, related primarily to one-time consideration paid for the completion of ongoing employment arrangements with SANavigator employees. See Note 5 to the Notes to the Consolidated Financial Statements.

Amortization of Deferred Compensation. We have recorded deferred compensation in connection with Class B stock options granted prior to our August 9, 2000 initial public offering and restricted Class B stock grants granted through our equity incentive plans. In connection with our acquisitions during fiscal 2003, we issued approximately 1.0 million shares of Class B restricted common stock with vesting periods ranging from 12 to 24 months. In addition, 300,000 shares vested immediately upon the retention of employees at Nishan and Sanera and were fully expensed. We are amortizing all deferred compensation on a straight-line basis over the vesting period of the applicable options and stock awards, resulting in amortization expense of $12.7 million for fiscal year 2003, $8.9 million for fiscal year 2002 and $8.7 million for fiscal year 2001 (of which approximately $739,000, $601,000 and $1,437,000 was included in cost of revenue, respectively). Deferred compensation expense levels fluctuate with the Class B option and restricted stock award activity. Additional grants of these awards under existing compensations plans, future plans or through acquisitions could increase the level of deferred compensation expense.

Restructuring Charges. In January 2004, we announced that we were taking certain cost improvement actions, which included a workforce reduction and facility consolidation. As a result, in the fiscal fourth quarter of 2003, the Company recorded an approximate $2.3 million restructuring charge related to the reduction in workforce. In addition, we expect to incur an approximate $2.2 million restructuring charge in the fiscal first quarter 2004, primarily related to a facilities closure, as well as additional severance costs.

Interest and Other Income. Interest and other income consisted primarily of interest earnings on our cash, cash equivalents and various investment holdings. Interest income was $6.8 million, $6.9 million, and $14.5 million for fiscal years 2003, 2002 and 2001, respectively. The decrease in income from 2001 levels reflects the decline in interest rates during 2002 and 2003 fiscal years. These declines offset the effects of higher cash and investment balances resulting from cash generated from operations and the net proceeds from convertible subordinated notes that were issued in February 2003 (see Note 8—“Convertible Subordinated Debt” in the Notes to Consolidated Financial Statements). The average rate of return on investments for the year ended January 31, 2004 was 1.8% compared to 2.2% for fiscal year 2002, and 3.9% for fiscal year 2001.

Interest Expense. Interest expense was $2.8 million for the year ended January 31, 2004 compared with $293,000 and $349,000 for fiscal years 2002 and 2001, respectively. The increase in interest expense represents the interest cost associated with our 2.25% convertible subordinated notes issued in February 2003. In July 2003, we entered into an interest-rate swap agreement that has the economic effect of modifying the fixed interest obligations associated with the Notes so that the interest payable on the majority of the Notes effectively becomes variable based on the six month LIBOR minus 152 basis points. The reset dates of the swap are February 15 and August 15 of each year until maturity on February 15, 2010. The six-month LIBOR setting for the swap was 1.1283% during the 2003 fiscal year, creating a rate of approximately minus 0.39%, which is effective until February 15, 2004. This rate significantly reduced our overall interest expense during this period. On February 15, 2004, the six-month LIBOR setting was reset to 1.175%, resulting in a rate of approximately minus 0.345%, which is effective until August 15, 2004. Significant increases in interest rates in future periods could significantly increase interest expense.

Provision for Income Taxes. During the 2003 fiscal year we recorded a non-cash charge of $38.8 million to create a valuation allowance against the deferred tax asset as of the beginning of the fiscal year. Generally, the effective tax rate is determined by the relationship between pre-tax book income or loss and certain amounts which are reported differently between the financial statements and the tax return. During 2003, the tax rate is favorably impacted primarily by the settlement of tax items related to previous years, the deductibility of costs associated with our convertible subordinated debt, and the research tax credit. The tax rate is unfavorably impacted by deferred compensation and the write-off of the IPR&D related to Aarohi, as well as by the non-cash charge for the valuation allowance. During 2002, the tax rate was favorably impacted primarily by tax-exempt interest and the research tax credit. The tax rate was unfavorably impacted by deferred compensation. During 2001, the tax rate was favorably impacted primarily by tax-exempt interest and the benefit attributable to export sales. The tax rate was unfavorably impacted by deferred compensation.

A full valuation allowance was also created in fiscal 2003 against acquired deferred tax assets for $35.1 million and against deferred tax assets relating to tax benefits recorded directly to shareholders’ equity for $1.0 million. Neither of these items resulted in a current charge to income tax expense. The valuation allowance related to acquired deferred tax assets resulted in an increase in goodwill. If this portion of the valuation allowance is released in subsequent periods, goodwill will decrease by a like amount and we will record a charge to tax expense when the related deferred tax asset is realized. If the valuation allowance charged to shareholders’ equity is released in subsequent periods, shareholders’ equity will increase by a like amount and we will record a charge to tax expense when the related deferred tax asset is realized.

Liquidity and Capital Resources

In summary, our cash flows were (in thousands):

	Year Ended January 31, 2004	Years Ended December 31,
		2002	2001
Net cash provided by operating activities	$61,060	$30,456	$8,336
Net cash used in investing activities	(244,259)	(27,039)	(115,688)
Net cash provided by (used in) financing activities	125,332	(291)	2,007

We invest excess cash predominantly in debt instruments that are highly liquid, of high-quality investment grade, and predominantly have maturities of less than three years with the intent to make such funds readily available for operating purposes, including expansion of operations and potential acquisitions or other transactions. As of January 31, 2004, we had cash and cash equivalents and available-for-sale investments, including restricted cash, of $317 million compared to approximately $303 million as of December 31, 2002.

Cash provided by operating activities of $61 million for 2003 primarily consists of our net loss adjusted for non-cash charges (including depreciation, amortization, in-process R&D charges related to our acquisitions, deferred compensation, deferred taxes and inventory-related charges) offset by approximately $6.5 million of changes in working capital and other activities. Working capital changes included an increase in accounts receivable balances of approximately $26 million, reflecting increases related to our revenue growth particularly, in the last month of the fiscal fourth quarter. Days sales outstanding (DSO) has decreased in 2003 to 51 days compared to 64 days in 2002. This reflects the impact of the change in fiscal year and increased level of accounts receivable collection. We believe that DSO may increase in 2004 as compared to 2003 as we see the linearity of our sales shift towards the third month of our fiscal quarters and as our channel mix continues to diversify. Our cash flows from operations were impacted by the growth in deferred revenue balances of approximately $17.8 million in 2003 representing primarily increased sales of extended maintenance contracts attached to sales of our hardware and software products. In addition, the growth in deferred revenue reflects deferred service fee revenue related to our ESCON agreement with EMC. From fiscal year 2002 to 2003, the increase in cash provided by operating activities was primarily the result of higher revenues and a lower net loss before income taxes. Cash provided by operating activities in 2002 of $30.5 million consisted primarily of the net loss adjusted for non-cash charges of approximately $44.9 million offset by approximately $4.4 million used by working capital and other activities. From fiscal year 2001 to 2002, the increase in cash from operations was primarily a result of large inventory purchases in 2001 and larger income tax payments from our profitable 2000 fiscal year. Cash provided by operating activities in 2001 of approximately $8.3 million consisted primarily of a net loss of approximately $8.7 million adjusted for non-cash items of approximately $55.5 million and approximately $38.5 million used by working capital and other activities.

Cash used in investing activities in 2003 of approximately $244 million was primarily attributable to cash used in acquisitions and purchases of equity investments of $177.4 million, cash used to purchase (net of sales and maturities) investments in marketable securities during the year, cash used to secure restricted investments related to our interest rate swap transaction of approximately $5.1 million, and capital expenditures totaling approximately $18.0 million. Cash used in investing activities increased from 2002 to 2003 primarily as a result of the acquisitions of Sanera and Nishan, as well as increased net purchases of marketable securities related to higher cash balances available for investing from our issuance of convertible subordinated notes in February 2003. Reduced spending for capital expenditures in 2003 from 2002 offset these increases. Cash used in investing activities in 2002 of approximately $27 million was primarily attributable to capital expenditures of $72 million, contributed to by our completion and occupation of our office and engineering building. The cash purchases were offset by proceeds from sales and maturities (net of purchases) of marketable securities for approximately $46 million. Cash used for investing activities decreased in 2002 from 2001 primarily as a result of cash used for acquisitions in 2001, as well as net purchases of investments in 2001, compared to net proceeds from investments in 2002. Cash used in investing activities in 2001 of approximately $115.7 million was primarily attributable to cash used in acquisitions of $29.8 million, capital expenditures totaling approximately $21.5 million and net purchases (net of sales and maturities) of investments of $64.5 million.

Cash provided by financings in 2003 of $125 million was primarily due to proceeds from issuance of convertible subordinated notes of $172.5 million in principal amount, with proceeds of $167 million and proceeds from the issuance of stock related to our stock option and employee purchase plans of $5.8 million. The 2.25% convertible subordinated notes mature in February 2010, unless converted into McDATA common stock at a conversion price of $10.71 per share, subject to certain conversion price adjustments. Upon conversion, McDATA has the right to deliver cash, stock or a combination of both. See Note 8 in the Notes to the Consolidated Financial Statements for further information related to the issuance of convertible subordinated notes. Offsetting these net proceeds were the use of $20.5 million of those proceeds to enter into share option transactions, cash used for payments made on notes payable and capital lease obligations of approximately $18 million, and $8.8 million of cash used to repurchase common stock under our stock buy-back program. See Note 9 in the Notes to the Consolidated Financial Statements for further information related to the Company’s repurchase of common stock. Cash used in financing activities in 2002 of $291,000 was primarily due to principal payments on capital leases of $2.7 million offset by proceeds of approximately $2.4 million from the issuance of common stock. Cash provided by financing activities in 2001 of $2.0 million was primarily due to proceeds from the issuance of common stock of $4.9 million offset by payments on our capital lease obligations of $2.9 million.

Commitments

The Company has contracted with Sanmina SCI Systems, Inc. (SSCI) and Solectron Corporation (Solectron) (collectively, Contract Manufacturers) for the manufacture of printed circuit boards and box build assembly and configuration for specific multi-protocol directors and switches. The agreements require us to submit purchasing forecasts and place orders sixty calendar days in advance of delivery. At January 31, 2004, our commitment with the contract manufacturers for purchases over the next sixty days totaled $48.1 million. Additionally, the Contract Manufacturers have outstanding purchase commitments related to materials that have been ordered on our behalf. We may be liable for materials that the Contract Manufacturers purchase on our behalf if our actual requirements do not meet or exceed our forecasts and those materials cannot be redirected to other uses. At January 31, 2004, we had recorded obligations of approximately $8 million primarily related to materials purchased by our Contract Manufacturers for certain end-of-life and obsolete material used to manufacture our products. We do not expect the remaining commitments under these agreements to have a continued material adverse effect on our business, results of operations, financial position or cash flows.

In February 2003, the Company sold $172.5 million of 2.25% convertible subordinated notes due February 15, 2010 (see Note 8, “Convertible Subordinated Debt,” of the Notes to Consolidated Financial Statements). The Notes are convertible into our Class A common stock at conversion rate of 93.3986 shares per $1,000 principal amount of notes (aggregate of approximately 16.1 million shares) or $10.71 per share, subject to certain conversion adjustments. Upon a conversion, the Company may choose to deliver shares of our Class A common stock, or, in lieu of shares of our Class A common stock, cash or a combination of cash and shares of Class A common stock. We are required to pay interest on February 15 and August 15 of each year, beginning August 15, 2003. Debt issuance costs of $5.6 million are being amortized over the term of the notes. The amortization of debt issuance costs will accelerate upon early redemption or conversion of the notes. The net proceeds remain available for general corporate purposes, including working capital requirements and capital expenditures.

Concurrent with the issuance of the Notes, the Company entered into share option transactions using approximately $20.5 million of proceeds. As part of these share option transactions, the Company purchased options that cover approximately 16.1 million shares of Class A common stock, at a strike price of $10.71. The Company also sold options that cover approximately 16.9 million shares of Class A common stock, at a strike price of $15.08. The net cost of the share option transactions was recorded against additional paid in capital. These share option transactions are intended to give the Company the option to mitigate dilution as a result of the Notes being converted to common shares up to the $15.08 price per common share and mitigate dilution if the share price exceeds $15.08 at that time. Should there be an early unwind of either of the share option transactions, the amount of cash or net shares potentially received or paid by the Company will be dependent on then existing overall market conditions, the stock price, the volatility of the stock, and the amount of time remaining until expiration of the options.

In July 2003, we entered into an interest-rate swap agreement with a notional amount of $155.25 million that has the economic effect of modifying the fixed interest obligations associated with the Notes so that the interest payable on the majority of the Notes effectively becomes variable based on the six month London Interbank Offered Rate (LIBOR) minus 152 basis points. The reset dates of the swap are February 15 and August 15 of each year until maturity on February 15, 2010. The six-month LIBOR setting for the swap at January 31, 2004 was 1.1283%, creating a rate of approximately minus 0.39%, which was effective until February 15, 2004. On February 15, 2004, the six-month LIBOR setting was reset to 1.175%, resulting in a rate of approximately minus 0.345%, which is effective until August 15, 2004. Significant increases in interest rates could significantly increase the interest expense we are obligated to pay to holders of the Notes in future periods. The swap was designated as a fair value hedge and, as such, the gain or loss on the derivative instrument, as well as the fully offsetting gain or loss on the Notes attributable to the swap, were recognized in earnings. At January 31, 2004, the fair value of the interest rate swap had decreased from inception to $349,000 and is included in other long-term liabilities. Corresponding to this change, the carrying value of the Notes has decreased by $349,000. We are also required to post collateral based on changes in the fair value of the interest rate swap. This collateral, in the form of restricted cash, was $5.1 million at January 31, 2004.

The following table summarizes our contractual obligations (including interest expense) and commitments as of January 31, 2004 (in thousands):

	Total	Less Than 1 Year	1-3 Years	More than 5 years
Convertible subordinated debt	$172,500	$—	$—	$172,500
Non-cancelable operating leases	20,295	8,097	9,568	2,630
Non-cancelable purchase agreements	48,063	48,063	—	—
Capital leases, including interest	2,376	1,453	923	—

Total contractual obligations	$243,234	$57,613	$10,491	$175,130

Long-Term Cash Availability

We believe our existing cash, short-term and long-term investment balances, and cash expected to be generated from future operations will be sufficient to meet our capital and operating requirements at least through the next twelve months, although we could be required, or could elect, to seek additional funding prior to that time. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products, and market acceptance of our products.

Inflation

We believe that our revenue and results of operations have not been significantly impacted by inflation during the last three fiscal years.

Recent Accounting Pronouncements

For information regarding recent accounting pronouncements, see Note 1 of Notes to Consolidated Financial Statements included in the F-pages of this Form 10-K.

Critical Accounting Policies

General

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and the related disclosure of contingent assets and liabilities as of the date of the financial statements. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Senior management has discussed the development, selection and disclosure of these estimates with the Audit Committee of McDATA’s Board of Directors. Actual results may differ materially from these estimates under different assumptions or conditions. Management believes the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of its consolidated financial statements.

Revenue Recognition

We recognize revenue, in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104) and the American Institute of Certified Public Accountants’ Statement of Position 97-2 (SOP 97-2), as amended, when persuasive evidence of an arrangement exists, products are delivered or services rendered, the sales price is fixed or determinable and collectibility is assured. In instances when any one of these four criteria is not met, we will defer recognition of revenue until all the criteria have been met.

With respect to revenue from our configured products, we request evidence of sell-through from our OEM and distributor partners prior to recognizing revenue. In situations where our OEM and distributor partners refuse to provide sell-through information when requested, but all the criteria under SAB 104 (as discussed above) have been met, we recognize revenue for such configured products. These configured products represent high value, customized solutions of directors, cabinets and various combinations of port cards ordered by our sales partners as required by the end user. Non-configured products and components, such as our switch products, port cards, and FlexPort upgrades, are recognized as revenue when the criteria for SAB 104 (as discussed above) have been met, generally at time of shipment. Revenue for both configured and non-configured products and components is reduced for estimated customer returns, price protection, rebates, and other offerings that occur under sales programs established with the Company’s OEMs, distributors and resellers.

Service revenues, which to date have not been material, include training, consulting and customer support. Revenue from training and consulting are recognized when the service has been performed and the customer has accepted the work. We recognize revenue from support or maintenance contracts, including post-contract customer support (PCS) services, ratably over the contractual period.

We recognize revenue from software products in accordance with the SOP 97-2. Software revenue is allocated to the software license and PCS service elements using vendor specific objective evidence of fair value, or VSOE, and recognized appropriately as discussed above. VSOE of the fair value for an element is based upon the price charged when the element is sold separately.

In transactions that include multiple products, services and/or software, we allocate the revenue to each element based on their relative fair values (or in the absence of fair value, the residual method) and recognize the revenue when the above recognition criteria have been met for each element.

Inventory Reserves

We value our inventory at the lower of cost or net realizable values. We regularly review inventory on hand and record a provision for excess and obsolete inventory based upon assumptions about current and future demand for our products, the current market conditions, new product introductions, new technologies and the current life cycle of our products. Adverse changes in these factors and our assumptions could result in an increase in the amount of excess and obsolete inventory on hand and increase our cost of revenue.

Additionally, we have certain purchase commitments with our Contract Manufacturers that are non-cancelable. We may be liable for materials that our third-party manufacturers purchase on our behalf if our actual requirements do not meet or exceed our forecasts and those materials cannot be redirected to other uses by the Contract Manufacturers. We evaluate these open purchase orders in light of our current inventory on hand, expected demand, market conditions and new product introductions. Based on this information, we record purchase obligations for inventory we believe is excess or obsolete and cannot be redirected to other uses by our contract manufacturers. Adverse changes in our and our contract manufacturers’ calculations and assumptions concerning these purchase commitments may result in an increase to our vendor obligations and increase our cost of revenue.

Valuation of Accounts Receivable

We review accounts receivable to determine which are doubtful of collection. In addition, we also make estimates of potential future product returns. In making the determination of the appropriate allowance for doubtful accounts and product returns, we consider specific accounts, analysis of our accounts receivable aging, changes in customer payment terms, historical write-offs and returns, changes in customer demand and relationships, concentrations of credit risk and customer credit worthiness. Historically, we have experienced a low level of write-offs and returns given our customer relationships, contract provisions and credit assessments. Changes in the credit worthiness of customers, general economic conditions and other factors may impact the level of future write-offs and product returns and increase our general and administrative expenses or decrease product revenues.

Warranty Provision

We also provide for estimated expenses for warranty obligations as revenue is recognized. Our warranty accruals utilize management’s estimates of potential future product warranty claims including the estimated numbers of failures by product and estimated costs to repair or replace failed product. We have not experienced material warranty claims, however material warranty claims, including the catastrophic or epidemic failure of any one of our products, would require revisions to the estimated warranty liability and could significantly increase our product costs, reduce revenue and cause significant customer relations problems.

Income Taxes

Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. We are required to estimate our income taxes in each jurisdiction where we operate. This process involves estimating our actual current income tax expense together with assessing temporary differences resulting from the different treatment of items for income tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. At January 31, 2004, our net deferred tax assets equaled $77.4 million before any valuation allowance. This balance relates to various items in McDATA’s results of operations that have different timing or treatment for income tax and financial accounting purposes, such as the timing of revenue recognition and accrued expenses, depreciation methods, and reserve accounts, as well as research and development credits.

In evaluating the need for a valuation allowance, we assessed the likelihood that our net deferred tax assets will be recovered from future taxable income. We have considered past operating losses, cumulative losses for financial accounting in recent years, estimated future taxable income and our ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. After considering all available evidence, both positive and negative, management concluded, after applying the provisions of SFAS 109, that it is more likely than not that we will not be able to realize our deferred tax assets in the future. Therefore, a full valuation allowance has been provided against those deferred tax assets. The portion relating to the acquisitions is applied as an increase to the basis of other assets from the acquired companies.

We are subject to audit by federal, state and foreign tax authorities. These audits may result in additional tax liabilities. We account for such contingent liabilities in accordance with SFAS No. 5, Accounting for Contingencies, and believe that we have appropriately provided for taxes for all years. Several factors drive the calculation of our tax reserves including (i) the expiration of statutes of limitations, (ii) changes in tax law and regulations, and (iii) settlements with tax authorities. Changes in any of these factors may result in adjustments to our reserves which could impact our reported financial results.

Valuation of Long-Lived Assets Including Goodwill and Purchased Intangible Assets

We review property, plant and equipment and purchased intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Our asset impairment review assesses the fair value of the assets based on the future cash flows the assets are expected to generate. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. This approach uses our estimates of future market growth, forecasted revenue and costs, expected periods the assets will be utilized and appropriate discount rates.

We have performed and will perform an annual impairment test for goodwill in accordance with Statement of Financial Accounting Standards No. 142 (SFAS 142). This review is based on a comparison of the carrying value of our net assets including goodwill balances to the fair value of our net assets using the quoted market price of our common stock. We performed the 2003 impairment test during our first fiscal quarter and determined that no impairment loss should be recognized. In the event that business conditions change, future tests may result in a need to record a loss due to write down of the value of goodwill. At January 31, 2004, goodwill recorded in the consolidated balance sheet totaled $78.8 million.

We currently operate our business as a single solutions business and do not maintain separate cash flows or operating margins for any other business segments. Future operating losses, deterioration of our business or segmentation of our operations in the future could also lead to impairment adjustments as such issues are identified.

Sales Commission Estimates

Our sales approach is focused on an indirect model executed primarily through OEMs and resellers. Our field sales and service personnel support these distribution channels using a direct-assist model and are commissioned based on sales results achieved during the reporting period. Because specific sales data used to calculate these commissions is not always available at the time our financial results are released, we routinely make certain estimates based on known revenue achievement, historical experience and assumptions regarding individual sales contributions. Changes to these assumptions and estimates could cause revisions to our sales commission liabilities and result in variations between estimated liabilities and actual payments.

Restructuring Charges

We monitor and regularly evaluate our organization structure and associated operating expenses. Depending on events and circumstances, we may decide to restructure our operations to reduce future operating costs. In determining the restructuring charges, we analyze our future operating requirements, including the required headcount by functions and facility space requirements. Our restructuring costs, and any resulting accruals, involve significant estimates made by management using the best information available at the time the estimates are made, some of which may be provided by third parties. In recording facilities lease loss reserves, we make various assumptions, including the time period over which the facilities will be vacant, expected sublease terms, expected sublease rates, anticipated future operating expenses, and expected future use of the facilities. Our estimates involve a number of risks and uncertainties, some of which are beyond our control, including future real estate market conditions and our ability to successfully enter into subleases or lease termination agreements with terms as favorable as those assumed when arriving at our estimates. We regularly evaluate a number of factors to determine the appropriateness and reasonableness of our restructuring and lease loss accruals including the various assumptions noted above. If actual results differ significantly from our estimates, we may be required to adjust our restructuring accruals in the future.

Qualitative and Quantitative Disclosure about Market Risk

We are exposed to market risk, primarily from changes in interest rates and credit risks.

Interest Rate Risk

Our exposure to market risk due to changes in the general level of United States interest rates relates primarily to our cash and cash equivalents and our investment portfolio. Our investment portfolio is primarily maintained in four major financial institutions in the United States and consists primarily of readily marketable investment-grade debt securities of various issuers and maturities ranging from overnight to greater than ten years. All investments are denominated in U.S. dollars and are classified as “available for sale.” These instruments are not leveraged, and are not held for trading purposes. As interest rates change, the amount of unrealized gain or loss on these securities will change.

We have performed a sensitivity analysis as of January 31, 2004, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% adverse movement in the levels of interest rates with all other variables held constant. The discount rates used were based on the market interest rates in effect at January 31, 2004. The sensitivity analysis indicated that a hypothetical 10% increase in interest rates would result in a decrease in the fair values of our investment instruments of approximately $275,000 assuming that such investment holdings remained constant through the year 2003 and an increase of investment income of approximately $398,000. A hypothetical 10% decrease in interest rates would result in an increase of the fair values of our investment instruments of approximately $276,000 and a decrease in investment income of approximately $416,000.

Our convertible subordinated notes are subject to a fixed interest rate and such notes are based on a fixed conversion ratio into Class A common stock. In July 2003, the Company entered into an interest-rate swap agreement with a notional amount of $155.3 million that has the economic effect of modifying the fixed interest obligations associated with the notes so that the interest payable on the majority of the notes effectively becomes variable based on the six month London Interbank Offered Rate (LIBOR) minus 152 basis points. If interest rates on this variable rate debt were to increase or decrease by 100 basis points, our annual interest expense would increase or decrease by approximately $1.6 million. This increased or decreased interest expense would be partially offset by the effects of these interest rate changes on our cash and investment portfolio. The notes are not listed on any securities exchange or included in any automated quotation system; however, the notes are eligible for trading on the PortalSM Market. On January 31, 2004, the approximate bid price of our notes was $116.00 and the approximate ask price of our notes was $116.50, resulting in an aggregate fair value of between $200.1 million and $201.0 million. Our Class A common stock is quoted on the Nasdaq National Market under the symbol, “MCDTA.” On January 31, 2004, the last reported sale price of our Class A common stock on the Nasdaq National Market was $8.79 per share.

Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments, short and long term investments, including collateral held under the securities lending program as discussed in Note 7 of our Notes to the Consolidated Financial Statements, trade receivables and certain share option transactions. The Company places its temporary cash investments and short- and long-term investments in investment grade instruments and limits the amount of investment with any one financial institution. The Company evaluates the credit risk associated with each of its customers and has concluded that it does not have a material exposure to credit risk with its customers.

In February 2003, the Company sold $172.5 million of 2.25% convertible subordinated notes due February 15, 2010. In conjunction with the issuance of these convertible notes, we also entered into share option transactions on our Class A common stock with Bank of America, N.A. and /or certain of its affiliates. Subject to the movement in our Class A common stock price, we could be exposed to credit risk arising out of net settlement of these options in our favor. Based on our review of the possible net settlements and the credit strength of Bank of America, N.A. and its affiliates, we have concluded that we do not have a material exposure to credit risk as a result of these share option transactions.

Consolidated Financial Statements and Supplementary Data

For a discussion of the information required by this item, you should refer to F- pages in Item 15(a) of the Annual Report on Form 10-K (Reproduced from McDATA’s Form 10-K filed April 15, 2004 and Form 10-KA filed August 23, 2004 and included in Appendix D).

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

We have nothing to report under this item.

Risk Factors

Risks Relating to Our Business

Changing Market Conditions and Increased Competitive Risks.

The market for our multi-protocol storage area networking (SAN) products and solutions has grown and will continue to become more competitive with (a) the entrance of new competitors from the IP based switching market into our market, (b) pricing pressures resulting from this increase in competitive SAN networking products and solutions, (c) challenges to our direct-assist sales model with distribution through channels when our competitors engage end-user customers directly or otherwise have the ability to drive end-user customer preference for SAN equipment through their traditional IP networking presence and relationships, and (d) anticipated competition from our own storage OEM partners through their recent acquisitions of, or alliances with, competitive software management products and/or application providers that would utilize the intelligence in the network. As a result of these market changes, we anticipate continued lengthened sales cycles and price erosion in an environment where storage OEM certification of our products may still be required for end-user customer acceptance. Given our direct-assist sales model with distribution through our channel partners, we are highly dependent upon our channel partners’ relationships with end-user customers to promote the value of our products. If our channel partners do not promote the value of our products or competitors begin to control end-user customer preference, we may lose sales in key enterprise accounts that would materially adversely affect our revenues.

We are highly dependent on our OEM sellers, especially EMC, and efforts by them to reduce the prices of their suppliers may decrease our revenue and gross margins.

We are highly dependent on our OEM partners, especially EMC, and efforts by them to reduce the prices of their suppliers may decrease our revenue and gross margins. For example, given our concentration of sales with EMC, the revenue shortfall with EMC experienced in the fiscal quarter ending October 31, 2003 and EMC’s public statements that they will further reduce their suppliers’ prices, we may experience unanticipated decreases in sales revenue and gross margins that may lead us to be unprofitable. The above-mentioned factors may also strain business relationships with our storage OEM partners and may adversely affect the qualification and certification of our products. Moreover, the introduction of such new products and any pending qualification and certification by our partners may stall sales of our existing products with end user customers. Given the dependencies on our limited number of OEM resellers combined with an increasingly competitive environment, we may experience continued adverse price pressures at critical times near the end of the fiscal quarters.

New competitors have entered this market and we may not be able to successfully compete against existing or potential competitors.

The market for our multi-protocol SAN switching hardware and software products is highly competitive, especially with the entrance of competitors from the IP based switch market. Our competitors are providing or plan to provide SAN switching hardware and software that is multi-protocol capable (such as Fibre Channel over IP (FCIP), SCSI over Internet (iSCSI), Internet Fibre Channel (iFCP) and InfiniBand). Our competitors in the this market include Brocade, CNT, Cisco, QLogic Corp., Emulex Corporation (which recently acquired Vixel Corporation), Broadcom Corporation (which acquired the assets of Gadzoox Networks), Veritas Software Corporation, Fujitsu Softech and others, including storage hardware device providers. Given the market share gain by Cisco, other IP based switching companies such as Juniper, Extreme, Foundry and others may enter the market for multi-protocol SAN products. Many of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, more established distribution channels and substantially greater financial and managerial resources than McDATA. Given the highly competitive market, we anticipate continued lengthened sales cycles and continued downward pricing pressures. To be competitive, we may have to substantially increase headcount in our direct-assist sales model and migrate to a direct end-user customers touch and possibly to direct sales, which we may not be able to do successfully and which, in any case, will increase expenses. Continued or increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share, further elongating of sales cycles, or the failure of our products to achieve or maintain market acceptance.

We incurred a substantial loss for the fiscal years ended January 31, 2004, December 31, 2002 and December 31, 2001 and may not be profitable in the future.

We incurred losses of $43.1 million, $10.0 million and $8.7 million, respectively, for the fiscal years ended January 31, 2004, December 31, 2002 and December 31, 2001. Our future operating results will depend on many factors, including the growth of the multi-protocol (Fibre Channel and IP) market, market acceptance of new products we introduce, demand for our products, levels of product and price competition and our reaching and maintaining targeted costs for our products. In addition, we expect to incur continued significant product development, sales and marketing, and general and administrative expenses. We cannot provide assurance that we will generate sufficient revenue to achieve or sustain profitability.

The prices and gross margins of our products may decline, which would reduce our revenues and profitability.

In response to changes in product mix, competitive pricing pressures, increased sales discounts, introductions of new competitive products, product enhancements by our competitors, increases in manufacturing or labor costs or other operating expenses, we may experience declines in the prices, gross margins and profitability. To maintain our gross margins we must maintain or increase current shipment volumes, develop and introduce new products and product enhancements and reduce the costs to produce our products. Moreover, most of our expenses are fixed in the short-term or incurred in advance of receipt of corresponding revenue. As a result, we may not be able to decrease our spending to offset any unexpected shortfall in revenues. If this occurs, we could incur losses, and our revenue, gross margins and operating results may be below our expectations and those of investors and stock market analysts.

We depend on two key distribution relationships for most of our revenue and the loss of either of them could significantly reduce our revenues.

We depend on EMC and IBM, for a significant portion of our total revenue. Sales to EMC and IBM represented approximately 56% and 21%, respectively, of our revenue for the fiscal year ended January 31, 2004. We anticipate that our future operating results will continue to depend heavily on sales to EMC and IBM. EMC and IBM resell products offered by our competitors, and nothing restricts EMC and IBM from expanding those relationships in a manner that could be adverse to us. Therefore, the loss of either EMC and IBM as a customer, or a significant reduction in sales to either EMC and IBM could significantly reduce our revenue. While we are aware that Dell sources some of our switch product through EMC, it is unclear whether this mitigates our dependency on EMC. Our product sales agreements with sales partners do not provide for the purchase of a guaranteed minimum amount of product.

We currently have limited product offerings and must successfully introduce new products and product enhancements that respond to rapid technological changes and evolving industry standards.

For the fiscal year ended January 31, 2004, we derived a significant portion of our revenue from sales of our director-class Intrepid™ switch products. We expect that revenue from our director-class Intrepid™ switch products will continue to account for a substantial portion of our revenue for the foreseeable future. Factors such as performance, market positioning, the availability and price of competing products, the introduction of new technologies and the success of our OEM, reseller and systems integrator customers will affect the market acceptance of our products. Therefore, continued market acceptance of these products and their successor products, along with our Sphereon™ and Eclipse® switches, are critical to our future success.

In addition, our future success depends upon our ability to address the changing needs of customers and to transition to new technologies and industry standards. The introduction of competing products embodying new technologies or the emergence of new industry standards could render our products non-competitive, obsolete or unmarketable and seriously harm our market share, revenue and gross margin. Risks inherent in transitions to new technology, industry standards and new protocols include the inability to expand production capacity to meet demand for new products, write-downs of our existing inventory due to obsolescence, the impact of customer demand for new products or products being replaced, and delays in the introduction or initial shipment of new products. There can be no assurance that we will successfully manage these transitions.

We are currently developing products that contain untested devices and subassemblies. As with any development, there are inherent risks should such devices or subassemblies require redesign or rework. In particular, in conjunction with the transition of our products from fibre channel to multi-protocol, 2 Gb to 4Gb to 10 Gb transmission speed technology, higher port densities, and advanced management capabilities, we will be introducing products with new features and functionality, such as our next generation director-class switch product, the Intrepid™ 10000 Director. We face risks relating to this product transition, including risks relating to getting storage and system OEMs to qualify such products, forecasting of demand, as well as possible product and software defects and a potentially different sales and support environment due to the complexity of these new systems. Finally, if we fail to introduce new products timely, or to add new features and functions to existing products to compete against new entrants in the market, or if there is no demand for these or our current products, our business could be seriously harmed.

Risks related to recent acquisitions.

In September 2003, we closed our acquisitions of Nishan Systems, Inc. (Nishan) and Sanera Systems, Inc. (Sanera). While management believes that such acquisitions are an integral part of their long-term strategy, there are risks and uncertainties related to acquiring companies that have limited or no product sales to date. Our success depends upon integrating Nishan and Sanera with McDATA, finalizing the development of such products, retaining critical employees from the acquired companies, qualifying such products with our OEM and reseller partners and ramping sales of those products with such partners.

Our business is subject to risks from global operations.

We conduct significant sales and customer support operations in countries outside of the United States and also depend on non-U.S. operations of our contract manufacturers, and our distribution partners. Further, we utilize an India based firm to provide certain software engineering services, and our virtualization chip supplier, Aarohi Communications, is also reliant on offshore engineering. We derived approximately 33% of our revenue for the fiscal year ended January 31, 2004, from customers located outside of the United States. We believe that our continued growth and profitability will require us to continue to expand marketing and selling efforts internationally. We have limited experience in marketing, distributing and supporting our products internationally and may not be able to maintain or increase international market demand for our products. In addition, our international operations are generally subject to inherent risks and challenges that could harm our operating results, including:

•	expenses associated with developing and customizing our products for foreign countries;

•	difficulties in staffing and managing international operations, including reliance on third parties to manage certain aspects of our foreign operations, including hub inventory locations;

•	multiple, conflicting and changing governmental laws and regulations;

•	tariffs, quotas and other import or export restrictions, trade protection measures and other regulatory requirements on computer peripheral equipment;

•	longer sales cycles for our products;

•	reduced or limited protections of intellectual property rights;

•	adverse tax consequences, including imposition of withholding or other taxes on payments by subsidiaries and customers;

•	compliance with international standards that differ from domestic standards;

•	risks surrounding any product and software outsourcing activities in foreign countries; and

•	political, social and economic instability in a specific country or region.

Any negative effects on our international business could harm our business, operating results and financial condition as a whole. To date, substantially all of our international revenue or costs have been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and thus less competitive in foreign markets. A portion of our international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in those foreign currencies.

Unforeseen environmental costs could impact our future net earnings.

Some of our operations use substances regulated under various federal, state and international laws governing the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Certain of our products are subject to various federal, state and international laws governing chemical substances in electronic products. We could incur costs, fines and civil or criminal sanctions, third-party property damage or personal injury claims if we were to violate or become liable under environmental laws. The ultimate costs under environmental laws and the timing of these costs are difficult to predict.

The European Union has finalized the Waste Electrical and Electronic Equipment Directive, which makes producers of electrical goods financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. This directive must now be enacted and implemented by individual European Union governments by August 13, 2004 (such legislation together with the directive, the “WEEE Legislation”), and certain producers are to be financially responsible under the WEEE Legislation beginning in August 2005. In addition, the European Parliament has enacted a requirement for the recovery of hazardous substance (RoHS). This legislation governs the recovery of such substances as mercury, lead, cadmium, and hexavalent cadmium. We are currently reviewing the applicability of WEEE and RoHS Legislation to our electronic products. Accordingly, we cannot currently estimate the extent of increased costs resulting from the WEEE and RoHS Legislation. Similar legislation may be enacted in other geographies, including federal and state legislation in the United States, the cumulative impact of which could be significant costs.

Increased international political instability may decrease customer purchases, increase our costs and disrupt our business.

Increased international political instability as demonstrated by the September 11, 2001 terrorist attacks, disruption in air transportation and enhanced security measures as a result of the terrorist attacks and increasing tension in the Middle East, may hinder our ability to do business and may increase our costs. Additionally, this increased instability may, for example, negatively impact the capital markets and the reliability and cost of transportation and adversely affect our ability to obtain adequate insurance at reasonable rates or require us to incur costs for extra security precautions for our operations. In addition, to the extent that air transportation is delayed or disrupted, the operations of our contract manufacturers and suppliers may be disrupted, particularly if shipments of components and raw materials are delayed. If this international political instability continues or increases, our business and results of operations could be seriously harmed and we may not be able to obtain financing in the capital markets.

If we lose key personnel or if we are unable to hire additional qualified personnel, we may not be successful.

Our success depends to a significant degree upon the continued contributions of our key management, technical, sales and marketing, finance and operations personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on our senior executive team. In the past we have experienced high turnover in our senior executive team. A significant portion of the current senior executive team was hired during the last year and a half. Although our senior executive team consists of experienced members, many of them are new to our company and industry and have only worked with each other for a relatively short period of time. As a result they may not operate efficiently as part of an integrated management team.

In addition, our engineering and product development teams are critical in developing our products and have developed important relationships with customers and their technical staffs. The loss of any of these key personnel, including our senior sales staff, could harm our operations and customer relationships. We do not have key person life insurance on any of our key personnel. Given our recent acquisitions of Nishan and Sanera, a large percentage of our engineering development team is now located in California, is new to the Company and may not operate as efficiently during the transition period. In January 2004, we announced a 9% reduction in-force (RIF) of our employee base and we are closing down our Canadian engineering operations.

We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing, and finance and operations personnel. If we increase our production and sales levels, we will need to attract and retain additional qualified skilled workers for our operations. In the last year, there has been an increasing demand for such personnel by companies, some of which are larger and have greater resources to attract and retain highly qualified personnel. We cannot assure you that we will continue to be able to attract and retain qualified personnel, or that delays in hiring required personnel, particularly engineers, will not delay the development or introduction of products or materially adversely impact our ability to sell our products.

Risks related to internal controls.

Public companies in the United States are required to review their internal controls under the Sarbanes-Oxley Act of 2002. It should be noted that any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote. If the internal controls put in place by us are not adequate or in conformity with the requirements of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the Securities and Exchange Commission, we may be forced to restate our financial statements and take other actions which will take significant financial and managerial resources, as well as be subject to fines and other government enforcement actions. See Item 9A-Controls and Procedures for discussion of a third quarter balance sheet reclassification/restatement pertaining to our securities lending program.

If we are unable to adequately protect our intellectual property, we may not be able to compete effectively.

We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality and/or license agreements with our employees, consultants and corporate partners. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we may not be aware that someone is using our rights without our authorization. In addition, the steps we have taken, and those we may take in the future, may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

We may be a party to intellectual property litigation in the future, either to protect our intellectual property or as a result of alleged infringements of others’ intellectual property. For a discussion of our IP litigation, please see Note 13 of the Consolidated Financial Statements.

These or other claims and any resulting litigation or arbitration could subject us to significant costs, liability for damages or could cause our proprietary rights to be invalidated or deemed unenforceable, which could allow third parties to use our rights without reservation. Litigation or arbitration, regardless of the merits of the claim or outcome, would likely be time consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation filed against us could also force us to do one or more of the following:

•	stop using the challenged intellectual property or selling our products or services that incorporate it;

•	obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which license may not be available on reasonable terms, or at all; and

•	redesign those products or services that are based on or incorporate the challenged intellectual property.

If we are forced to take any of these actions, we may be unable to manufacture and sell our products, our customer relationships would be seriously harmed and our revenue would be reduced.

In March 1999, we, as an EMC subsidiary, granted IBM a license to all of our patents under a cross license agreement between IBM and EMC. Under the terms of that agreement, effective upon EMC’s February 7, 2001 distribution of our Class A common stock to its stockholders, the sublicense we previously held to those IBM patents terminated. We believe that the termination of the sublicense does not materially affect our business. We are not aware of any issued or pending IBM patents that are infringed by our products, but if IBM were to allege any such infringement, and we were unable to negotiate a settlement with IBM, our ability to produce the alleged infringing product could be affected, which could materially and adversely affect our business.

We have experienced increased inventory costs and delays and have incurred inventory-related write-downs.

During fiscal year 2002, we incurred a net $9.5 million inventory related charge related primarily to our 1 Gb product inventory. There can be no assurance that we will not incur additional inventory write-downs in the future or that any such write-downs would not have a material adverse affect on our future operating results.

The multi-protocol SAN market in which we compete is still developing, and if this market does not continue to develop and expand as we anticipate, our business will suffer.

The market for multi-protocol SAN and related products is still developing and continues to evolve. Because this market is relatively new, it is difficult to predict its potential size or future growth rate. Potential end-user customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, like multi-protocol SANs. Our success in generating net revenue in this developing market will therefore depend on, among other things, our ability to:

•	educate potential OEMs, reseller and systems integrator customers and end users about the benefits and the use of our products in the SAN environment; and

•	predict, develop and base our products on standards that ultimately become industry standards.

Accordingly, because substantially all of our revenues are derived from our Fibre Channel SAN solutions, our ability to provide multi-protocol and multi-capable products and solutions is critical to our future success and delays or a failure to provide such products and solutions could have a material adverse effect on our revenue and operations.

If we fail to optimize our distribution channels and manage our distribution relationships, our revenue or operating results could be significantly reduced. Our competitors may sell their products directly to end-user customers.

Our success will depend on our continuing ability to develop and manage relationships with significant OEMs, resellers and systems integrators, as well as on the sales efforts and success of these customers. We cannot provide assurance that we will be able to expand our distribution channels or manage our distribution relationships successfully or that our customers will market our products effectively. Our failure to expand our distribution channels or manage successfully our distribution relationships or the failure of our OEM and reseller customers to sell our products could reduce our revenue and operating results. Moreover, to the extent our competitors sell directly to end-user customers, we may not be able to compete given the lack of a direct sales force and the current inability to directly provide first and second level customer support. If this occurs, we may need to substantially invest in a direct sales force and direct customer support which would increase our expenses.

We are dependent on a single or limited number of suppliers for certain key components of our products, and the failure of any of those suppliers to meet our production needs could seriously harm our ability to manufacture our products, result in delays in the delivery of our products and harm our revenue.

We currently purchase several key components from single or limited sources. We purchase application specific integrated circuits (ASICs), special purpose processors and power supplies from single sources, and gigabit interface converters and optic transceivers from limited sources. Additional sole or limited sourced components may be incorporated into our products in the future. Delays in the delivery of components for our products could result in delays or the inability to meet our customers’ demands and result in decreased revenue. We do not have any long-term supply contracts to ensure sources of supply of components. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our operating results. Further, we have purchased components from our suppliers from time to time that have been subsequently found not to meet the supplier’s published specifications. If our suppliers are unable to provide (or we are unable otherwise to obtain) components for our products on the schedule and in the quantities and quality we require, we will be unable to manufacture our products. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers, which, if not effectively managed, could prevent us from satisfying our production requirements. If we fail to effectively manage our relationships with these key suppliers, or if our suppliers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to manufacture and ship products to our customers could be delayed, and our competitive position, reputation, business, financial condition and results of operations could be seriously harmed.

The loss of our contract manufacturers, or the failure to forecast demand accurately for our products or to manage our relationship with our contract manufacturers successfully, would negatively impact our ability to manufacture and sell our products.

We rely on Sanmina SCI, Inc. (SSCI), Solectron Corporation, Pycon Incorporated, IBM and LSI Logic, together our contract manufacturers, to manufacture our products. Our contract manufacturers are not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. In addition, our contract manufacturers do not guarantee that adequate capacity will be available to us within the time required to meet additional demand for our products. We generally place forecasts for products with our contract manufacturers approximately four to five months prior to the anticipated delivery date, with order volumes based on forecasts of demand for our products. We generally place purchase orders sixty calendar days in advance of delivery. If we fail to forecast demand for our products accurately, we may be unable to obtain adequate manufacturing capacity from our contract manufacturers to meet our customers’ delivery requirements or unexpected increases in customer purchase orders. As a result, we may not be able to benefit from any incremental demand and could lose customers. If we over-estimate demand for our product, we may accumulate excess inventories and obligations to our contract manufacturers under binding purchase orders in excess of our needs. At January 31, 2004, our commitment with our contract manufacturers for purchases and anticipated transformation costs over the next sixty days totaled approximately $48.1 million.

In addition, we coordinate our efforts with those of our component suppliers and contract manufacturers in order to rapidly achieve volume production. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers and with our contract manufacturers, which, if not effectively managed, could prevent us from satisfying our production requirements on a timely basis and could harm our customer relationships. If we should fail to manage effectively our relationships with our component suppliers or contract manufacturers, or if any of our suppliers or our manufacturers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to ship products to our customers could be delayed, and our competitive position and reputation could be harmed. Qualifying a new contract manufacturer and commencing volume production can be expensive and time consuming. If we are required to change or choose to change contract manufacturers, we may lose significant revenue and seriously damage our customer relationships.

The continued general economic slowdown may significantly reduce expenditures on information technology infrastructure.

Unfavorable general economic conditions over the last 3 plus years have had a pronounced negative impact on information technology, or IT, spending. Demand for SAN products in the enterprise-class sector may continue to be adversely impacted as a result of the weakened economy and because larger businesses have begun to focus on more efficiently using their existing IT infrastructure rather than making new equipment purchases. This in turn may decrease the demand for our SAN products. If there are further reductions in either domestic or international IT expenditure, or if IT expenditure does not increase from current levels, our revenues, operating results and financial condition may be materially adversely affected.

Failure to manage expansion effectively could seriously harm our business, financial condition and prospects.

Our ability to successfully implement our business plan, develop and offer products, and manage expansion in a rapidly evolving market requires a comprehensive and effective planning and management process. We continue to increase the scope of our operations domestically and internationally. In addition, in September 2003, we acquired Sanera and Nishan which significantly increased the size of our operations. Our growth in business and relationships with customers and other third parties has placed, and will continue to place, a significant strain on management systems, resources, intercompany communication and coordination. As we grow, our failure to maintain and to continue to improve upon our operational, managerial and financial controls, reporting systems, processes and procedures, and /or our failure to continue to expand, train, and manage our work force worldwide, could seriously harm our business and financial results.

If we fail to successfully develop the McDATA brand, our revenue may not grow.

Our name is not widely recognized as a brand in the marketplace given our indirect sales model. We believe that establishing and maintaining the McDATA brand is a critical component in maintaining and developing strategic OEM, reseller and systems integrator relationships, and the importance of brand recognition will increase as the number of vendors of competitive products increases. Our failure to successfully develop our brand may prevent us from expanding our business and growing our revenue. Similarly, if we incur excessive expenses in an attempt to promote and maintain the McDATA brand, our business, financial condition and results of operations could be seriously harmed.

Undetected software or hardware defects in our products could result in loss of or delay in market acceptance of our products and could increase our costs or reduce our revenue.

Our products may contain undetected software or hardware errors when first introduced or when new versions are released. Our products are complex, and we have from time to time detected errors in existing products. In addition, our products are combined with products from other vendors. As a result, should problems occur, it might be difficult to identify the source of the problem. These errors could result in a loss of or delay in market acceptance of our products, cause delays in delivering our products or meeting customer demands and would increase our costs, reduce our revenue and cause significant customer relations problems. Errors could also result in the need for us to upgrade existing products at customer locations which would increase our costs or cause significant customer relations problems.

We are a defendant in a class action lawsuit and we may be subject to further litigation in the future which could seriously harm our business.

As more fully set forth in Note 13 to our Consolidated Financial Statements, we are a defendant in a consolidated securities class action know as In Re Initial Public Offering Securities Litigation (SDNY). We may become subject to additional class action litigation following a period of volatility in the market price of our common stock. Securities class action litigation results in substantial costs and diverts the attention of management and our resources and seriously harms our business, financial condition and results of operations.

Our change of fiscal year may not result in more predictable quarterly earnings.

Historically, our quarterly operating results have depended on our performance in the later part of each calendar quarter, when a large percentage of our product shipments typically occur. This fluctuation has made consistent quarter-to-quarter performance and revenue forecasting difficult. We have adopted a number of measures to address this issue, including changing our fiscal year end to January 31, rather than December 31. We cannot be certain that changing our fiscal year or adopting other measures will result in product shipments occurring more evenly during each quarter, resulting in consistent quarter-to-quarter performance or improving revenue forecasts.

Additional factors that affect us and which could cause our revenue and operating results to vary in future periods include:

•	the size, timing, terms and fluctuations of customer orders, particularly large orders from EMC, IBM or HDS;

•	pricing discussions late in a quarter and a limited capability to ramp shipments near the end of that quarter;

•	our ability to attain and maintain market acceptance of our products;

•	seasonal fluctuations in customer buying patterns;

•	the timing of the introduction of or enhancement to, products by us, our significant OEM or reseller customers or our competitors (e.g., transition to higher speed, higher port density and multi-protocol products);

•	our ability to obtain sufficient supplies of single- or limited-source components of our products; and

•	increased operating expenses, particularly in connection with our strategies to increase customer touch and purchase preference for our products or to invest in research and development.

Our uneven sales pattern makes it difficult for our management to predict near-term demand and adjust manufacturing capacity. Further, our OEM and reseller partners may purchase certain of our products ahead of end-user customer demand, which could reduce subsequent purchases by those partners. Accordingly, if orders for our products vary substantially from the predicted demand, our ability to assemble, test and ship orders received in the last weeks and days of each quarter may be limited, which could seriously harm quarterly revenue or earnings. Moreover, an unexpected decline in revenue without a corresponding and timely reduction in expenses could intensify the impact of these factors on our business, financial condition and results of operations.

The sales cycle for our products is long, and we may incur substantial non-recoverable expenses and devote significant resources to prospects that do not produce revenues in the foreseeable future or at all.

Our OEMs, reseller and systems integrator customers typically conduct significant evaluation, testing, implementation and acceptance procedures before they begin to market and sell new solutions that include our products. This evaluation process is lengthy and may extend up to one year or more. This process is complex and may require significant sales, marketing and management efforts on our part. This process becomes more complex as we simultaneously qualify our products with multiple customers. As a result, we may expend significant resources to develop customer relationships before we recognize revenue, if any, from these relationships. Products that are not qualified by storage and system OEMs and resellers, may not gain market acceptance. Our OEM and reseller customers have multiple sources for products similar to ours, and as such, may not qualify our products for any number of reasons.

We may engage in future acquisitions that dilute our stockholders ownership and cause us to use cash, incur debt or assume contingent liabilities.

As part of our strategy, from time to time we expect to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. We may buy businesses, products or technologies in the future. In the event of any future purchases, we could:

•	issue stock that would dilute our current stockholders’ percentage ownership;

•	use cash, which may result in a reduction of our liquidity;

•	incur debt; or

•	assume liabilities.

These purchases also involve numerous risks, including:

•	problems combining and integrating the purchased operations, technologies, personnel or products;

•	unanticipated costs;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future. In addition, technology acquisitions of start-up companies could result in one-time charges related to acquisition costs, severance costs, employee retention costs and in-process research and development.

We may require, or could elect, to seek additional funding.

Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products, any acquisitions of businesses, and market acceptance of our products. With changes in operating and industry expectations, we could require, or could elect, to seek additional funding including accessing the equity and debt markets.

If we become subject to unfair hiring claims, we could incur substantial costs in defending ourselves.

Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices or that employees have misappropriated confidential information or trade secrets. Because we often seek to hire individuals with relevant experience in our industry, we may be subject to claims of this kind or other claims relating to our employees in the future. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves or our employees from such claims could divert the attention of our management away from our operations.

Our products must comply with governmental regulation.

In the United States, our products comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop will be required to comply with standards established by authorities in various countries. In the last several years, the European Union (EU) has adopted a number of initiatives (WEEE, RoHS, etc.) related to equipment emissions, electronic waste, privacy of information and expanded consumer warranties. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could seriously harm our business.

Provisions in our charter documents, our rights agreement and Delaware law could prevent or delay a change in control of McDATA and may reduce the market price of our common stock.

Provisions of our certificate of incorporation, by-laws and rights agreement may discourage, delay or prevent a merger, acquisition or other business combination that a stockholder may consider favorable. These provisions include:

•	authorizing the issuance of preferred stock without stockholder approval;

•	providing for a classified board of directors with staggered three year terms;

•	limiting the persons who may call special meetings of stockholders;

•	requiring super-majority voting for stockholder action by written consent;

•	establishing advance notice requirements for nominations for election to the board of directors and for proposing other matters that can be acted on by stockholders at stockholder meetings;

•	prohibiting cumulative voting for the election of directors;

•	requiring super-majority voting to effect certain amendments to our certificate of incorporation and by-laws; and

•	requiring parties to request board approval prior to acquiring 15% or more of the voting power of our common stock to avoid economic and voting dilution of their stock holdings.

We are incorporated in Delaware and certain provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

Our stock price is volatile.

The market price of our common stock has been volatile. Because we are a technology company, the market price of our common stock is usually subject to similar volatility and fluctuations that occur in our sector and to our competitors. This volatility is often unrelated or disproportionate to the operating performance of our company and, as a result, the price of our common stock could fall regardless of our performance.

Risks Related to Our Relationship With EMC

We have entered into agreements with EMC that, due to our prior parent-subsidiary relationship, may contain terms less beneficial to us than if they had been negotiated with unaffiliated third parties.

In October 1997, and in connection with the reorganization of our business, we entered into certain agreements with EMC relating to our business relationship with EMC. In addition, we have entered into agreements with EMC relating to our relationship with EMC after the completion of our initial public offering in August 2000 and the distribution by EMC of our Class A common stock in February 2001. We have also entered into an OEM Purchase and License Agreement with EMC that governs EMC’s purchases of our products and grants EMC rights to use, support and distribute software for use in connection with these products. The agreement does not provide for the purchase of a guaranteed minimum amount of product. These agreements were negotiated and made in the context of our prior parent-subsidiary relationship. As a result, some of these agreements may have terms and conditions, including the terms of pricing, that are less beneficial to us than agreements negotiated with unaffiliated third parties. Sales and services revenue pursuant to these agreements with EMC represented approximately 56% of our revenue for the fiscal year ended January 31, 2004. In addition, in some instances, our ability to terminate these agreements is limited, which may prevent us from being able to negotiate more favorable terms with EMC or from entering into similar agreements with third parties.

Provisions of our agreements with EMC relating to our relationship with EMC after the distribution of our Class A common stock to EMC’s stockholders may prevent a change in control of our company.

Under the terms of the May 2000 Master Confidential Disclosure and License Agreement between EMC and us, EMC has granted us a license to then existing EMC patents and we granted to EMC a license to then existing McDATA patents. If we are acquired, our acquirer will retain this license as long as our acquirer grants to EMC a license under all of the acquirer’s patents for all products licensed under the agreement under the same terms as the license we have granted to EMC under the agreement. The potential loss of the license from EMC under this agreement could decrease our attractiveness as an acquisition target.

We may be obligated to indemnify EMC if the distribution of our Class A common stock to EMC’s stockholders was not tax free.

The May 2000 Tax Sharing Agreement that we have entered into with EMC obligates us to indemnify EMC for taxes relating to the failure of EMC’s distribution to EMC’s stockholders of our Class A common stock to be tax free if that failure results from, among other things:

•	any act or omission by us that would cause the distribution to fail to qualify as a tax-free distribution under the Internal Revenue Code;

•	any act or omission by us that is inconsistent with any representation made to the Internal Revenue Service in connection with the request for a private letter ruling regarding the tax-free nature of the distribution by EMC of our Class A common stock indirectly held by it to its stockholders;

•	any acquisition by a third party of our stock or assets; or

•	any issuance by us of stock or any change in ownership of our stock.

While the risk associated with the Company’s obligations under the Tax Sharing Agreement should diminish over time, the Company’s tax years covered by the agreement, as it relates to the Distribution, will remain open to examination by the IRS for at least three years from the date the returns for those years were filed.

APPENDIX D

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of McDATA Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of McDATA Corporation and its subsidiaries at January 31, 2004 and December 31, 2002, and the results of their operations and their cash flows for the year ended January 31, 2004, month ended January 31, 2003 and the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Denver, Colorado

April 14, 2004

McDATA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	January 31, 2004	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$50,301	$72,411
Securities lending collateral	126,681	—
Short-term investments	157,740	157,260
Accounts receivable, net of allowances for doubtful accounts of $926 and $1,265, respectively	62,670	73,867
Inventories, net	11,364	8,097
Deferred tax asset	—	33,325
Prepaid expenses and other current assets	6,055	4,699

Total current assets	414,811	349,659
Property and equipment, net	99,225	99,927
Long-term investments	103,483	73,099
Restricted cash	5,130	—
Intangible assets, net of accumulated amortization of $14,470 and $5,037, respectively	111,313	7,887
Goodwill	78,787	11,780
Other assets, net	18,219	12,839

Total assets	$830,968	$555,191

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,532	$16,530
Accrued liabilities	51,547	37,779
Securities lending collateral payable	126,681	—
Current portion of deferred revenue	19,775	7,337
Income taxes payable	1,783	2,782
Current portion of obligations under notes payable	1,408	—
Current portion of obligations under capital leases	1,377	1,604

Total current liabilities	219,103	66,032
Obligations under notes payable, less current portion	201	—
Obligations under capital leases, less current portion	890	1,540
Deferred revenue, less current portion	20,632	13,114
Interest rate swap	349	—
Convertible subordinated debt	172,151	—

Total liabilities	413,326	80,686

Commitments and contingencies (Note 13)
Stockholders’ Equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, Class A, $0.01 par value, 250,000,000 shares authorized, 81,000,000 shares issued	810	810
Common stock, Class B, $0.01 par value, 200,000,000 shares authorized, 36,051,473 and 32,962,212 shares issued, respectively	361	330
Additional paid-in-capital	476,993	474,609
Treasury stock, at cost, 975,730 shares at January 31, 2004	(8,752)	—
Deferred compensation	(10,375)	(6,812)
Accumulated other comprehensive income	403	773
Retained earnings (deficit)	(41,798)	4,795

Total stockholders’ equity	417,642	474,505

Total liabilities and stockholders’ equity	$830,968	$555,191

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share data)

	Year Ended January 31,	Years Ended December 31,		Month Ended January 31,
	2004	2002	2001	2003
Revenue	$418,860	$328,279	$344,406	$17,045
Cost of revenue	177,329	178,114	215,751	8,475

Gross profit	241,531	150,165	128,655	8,570
Operating expenses:
Research and development (excludes amortization of deferred compensation included in Amortization of deferred compensation of $6,142, $3,459, $2,826 and $191, respectively)	88,826	59,324	49,166	5,068
Selling and marketing (excludes amortization of deferred compensation included in Amortization of deferred compensation of $1,948, $931, $751 and $73, respectively)	95,820	75,213	70,489	5,837
General and administrative (excludes amortization of deferred compensation included in Amortization of deferred compensation of $3,879, $3,890, $3,682 and $311, respectively)	39,057	29,495	20,337	2,424
Acquired in-process research and development and other acquisition-related costs	11,410	—	9,327	—
Amortization of deferred compensation (excludes amortization of deferred compensation included in cost of revenue of $739, $601, $1,437 and $50, respectively)	11,969	8,280	7,259	575
Restructuring charges	2,258	—	—	—

Operating expenses	249,340	172,312	156,578	13,904

Loss from operations	(7,809)	(22,147)	(27,923)	(5,334)
Interest and other income	6,832	6,924	14,532	28
Interest expense	(2,760)	(293)	(349)	(17)

Loss before income taxes	(3,737)	(15,516)	(13,740)	(5,323)
Income tax expense (benefit)	38,412	(5,529)	(5,084)	(1,863)

Loss before equity in net loss of affiliated company	(42,149)	(9,987)	(8,656)	(3,460)
Equity in net loss of affiliated company	(984)	—	—	—

Net loss	$(43,133)	$(9,987)	$(8,656)	$(3,460)

Basic net loss per share	$(0.38)	$(0.09)	$(0.08)	$(0.03)

Shares used in computing basic net loss per share	114,682	113,185	111,475	114,000

Diluted net loss per share	$(0.38)	$(0.09)	$(0.08)	$(0.03)

Shares used in computing diluted net loss per share	114,682	113,185	111,475	114,000

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock				Additional Paid-In Capital	Deferred Compensation	Accumulated Other Comprehensive Income	Treasury Stock	Retained Earnings (Deficit)	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balances at December 31, 2000	81,000	$810	28,908	$289	$454,009	$(24,850)	$117	$—	$23,438	$453,813
Shares issued	—	—	2,654	27	6,797	(1,896)	—	—	—	4,928
Forfeitures of deferred compensation	—	—	—	—	(3,280)	3,280	—	—	—	—
Compensation expense	—	—	—	—	—	8,696	—	—	—	8,696
Tax benefit of stock options	—	—	—	—	10,607	—	—	—	—	10,607
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	—	(8,656)	(8,656)
Unrealized gain on investments, net of tax of $234	—	—	—	—	—	—	403	—	—	403

Total comprehensive loss	—	—	—	—	—	—	—	—		(8,253)

Balances at December 31, 2001	81,000	810	31,562	316	468,133	(14,770)	520	—	14,782	469,791
Shares issued	—	—	1,407	14	4,274	(1,867)	—	—	—	2,421
Forfeitures of deferred compensation	—	—	(7)	—	(944)	944	—	—	—	—
Compensation expense	—	—	—	—	—	8,881	—	—	—	8,881
Tax benefit of stock options	—	—	—	—	3,146	—	—	—	—	3,146
Comprehensive income (loss):	—
Net loss	—	—	—	—	—	—	—	—	(9,987)	(9,987)
Unrealized gain on investments, net of tax of $188	—	—	—	—	—	—	253	—	—	253

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(9,734)

Balances at December 31, 2002	81,000	810	32,962	330	474,609	(6,812)	773	—	4,795	474,505
Shares issued	—	—	321	3	1,327	(747)	—	—	—	583
Compensation expense	—	—	—	—	—	625	—	—	—	625
Tax benefit of stock options	—	—	—	—	39	—	—	—	—	39
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	—	(3,460)	(3,460)
Unrealized loss on investments, net of tax of $40	—	—	—	—	—	—	(62)	—	—	(62)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(3,522)

Balances at January 31, 2003	81,000	810	33,283	333	475,975	(6,934)	711	—	1,335	472,230
Shares issued	—	—	2,880	29	23,155	(17,357)	—	—	—	5,827
Forfeitures of deferred compensation	—	—	(112)	(1)	(1,207)	1,208	—	—	—	—
Purchase of call options, net	—	—	—	—	(20,510)	—	—	—	—	(20,510)
Compensation expense	—	—	—	—	—	12,708	—	—	—	12,708
Tax benefit (expense) of stock options	—	—	—	—	(420)	—	—	—	—	(420)
Acquisition of treasury stock	—	—	—	—	—	—	—	(8,752)	—	(8,752)
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	—	(43,133)	(43,133)
Unrealized loss on investments, net of tax of $453	—	—	—	—	—	—	(308)	—	—	(308)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	(43,441)

Balances at January 31, 2004	81,000	$810	36,051	$361	$476,993	$(10,375)	$403	$(8,752)	$(41,798)	$417,642

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended January 31	Years Ended December 31,		Month Ended January 31,
	2004	2002	2001	2003
Cash flows from operating activities:
Net loss	$(43,133)	$(9,987)	$(8,656)	$(3,460)
Adjustments to reconcile net loss to cash flows from operating activities
Depreciation and amortization	44,589	25,524	16,383	2,527
Bad debt provision	(474)	525	707	25
Loss from write-off of collateralized lease costs	—	1,256	—	—
Equity in net loss of affiliate	984	—	—	—
Net realized and unrealized (gain)/loss on investments	48	723	(262)	17
Net loss on retirement of assets	400	1,196	102	77
Acquired in-process research and development	11,410	—	7,200	—
Inventory and inventory commitment provisions	2,608	15,199	26,788	384
Non-cash compensation expense	12,708	8,881	8,696	625
Deferred tax asset	38,815	(11,560)	(14,715)	(1,902)
Tax benefit (expense) from stock options exercised	(420)	3,146	10,607	39
Changes in net assets and liabilities, net of acquired amounts:
Accounts receivable	(26,105)	(30,587)	14,452	38,740
Inventories	(6,150)	2,870	(33,244)	418
Prepaid expenses and other current assets	29	400	(1,632)	(488)
Other assets, net	(7,682)	(10,929)	(970)	(1,092)
Accounts payable	7,091	4,986	(8,714)	(9,548)
Accrued liabilities	9,621	8,338	6,717	(1,083)
Deferred revenue	17,782	12,997	(324)	92
Accrued income taxes	(1,061)	7,478	(14,799)	—

Net cash provided by operating activities	61,060	30,456	8,336	25,371
Cash flows from investing activities:
Acquisitions, net of cash acquired	(171,421)	—	(29,750)	—
Purchase of equity investment in Aarohi	(6,000)	—	—	—
Purchases of property and equipment	(17,999)	(71,937)	(21,473)	(371)
Payment of collateralized lease costs	—	(1,256)	—	—
Restricted cash related to interest rate swap	(5,130)	—	—	—
Purchases of investments	(654,238)	(481,078)	(614,064)	(11,600)
Maturities of investments	509,444	403,123	446,929	21,970
Sales of investments	101,085	124,109	102,670	—

Net cash provided (used) in investing activities	(244,259)	(27,039)	(115,688)	9,999
Cash flows from financing activities:
Proceeds from issuance of convertible subordinated debt	172,500	—	—	—
Costs of debt issuance	(5,567)	—	—	—
Purchase of call options	(53,455)	—	—	—
Sale of call options	32,945	—	—	—
Purchase of treasury stock	(8,752)	—	—	—
Payment of notes payable	(15,469)	—	—	—
Payment of obligations under capital leases	(2,697)	(2,712)	(2,921)	(196)
Proceeds from the issuance of stock	5,827	2,421	4,928	583

Net cash provided by (used in) financing activities	125,332	(291)	2,007	387
Net increase (decrease) in cash and cash equivalents	(57,867)	3,126	(105,345)	35,757
Cash and cash equivalents, beginning of period	108,168	69,285	174,630	72,411

Cash and cash equivalents, end of period	$50,301	$72,411	$69,285	$108,168

Supplemental Disclosure of Non-cash Investing and Financing Activities
Interest paid	$2,325	$293	$350	$—
Income taxes paid (received)	1,095	(3,285)	13,505	(59)
Capital lease obligations incurred, net of trade-ins	1,783	4,634	1,574	186
Transfer of inventory to fixed assets	1,859	5,679	4,549	614
Fixed assets exchanged for capital leases	(1,364)	(1,501)	—	—
Restricted stock grant	17,357	1,867	1,896	747
Unrealized gain (loss) on investments	(761)	441	637	(102)

The accompanying notes are an integral part of these consolidated financial statements.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(tabular amounts in thousands, except per share data)

NOTE 1 OVERVIEW AND BASIS OF PRESENTATION

McDATA Corporation (McDATA or the Company) provides Multi-Capable Storage Network Solutions™ (integrating multiple platforms, networks, protocols and locations) that enables end-customers around the world to better utilize their storage infrastructure, easily manage the storage network and implement best-in-class business continuance solutions allowing them to be more efficient and effective. McDATA solutions are an integral part of data services infrastructures sold by most major storage and system vendors, including Dell Products L.P (Dell), EMC Corporation (EMC), Hewlett-Packard (HP), Hitachi Data Systems (HDS), International Business Machines Corporation (IBM), StorageTechnology Corporation (STK) and Sun Microsystems, Inc. (Sun).

Prior to February 7, 2001, McDATA was a majority-owned subsidiary of EMC. On February 7, 2001, EMC distributed all of the shares it held of McDATA Class A common stock to EMC’s shareholders of record as of January 24, 2001 (the Distribution). EMC has received a ruling from the Internal Revenue Service that the Distribution to EMC stockholders was tax free for U.S. federal income tax purposes. The Company continues to believe that the distribution of its Class A common stock by EMC was tax-free. As a result of the Distribution, EMC no longer has any ownership in or voting power over McDATA and, therefore, is no longer considered a related party.

On January 15, 2003, the Company changed its fiscal year end to January 31, from December 31. The Company believes that the twelve months ended December 31, 2002 and 2001 provide a meaningful comparison to the twelve months ended January 31, 2004. There are no factors, of which the Company is aware, seasonal or otherwise, that would impact the comparability of information or trends, if results for the twelve months ended January 31, 2003 and 2002 were presented in lieu of results for the twelve months ended December 31, 2002 and 2001. References in these footnotes to 2003 represent the twelve months ended January 31, 2004. References to 2002 and 2001 represent the twelve months ended December 31, 2002 and 2001.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the assets, liabilities, results of operations, cash flows and changes in stockholders’ equity of the Company and its wholly-owned subsidiaries. The equity method of accounting is used for investments in affiliates in which we have significant influence. All material intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investments that are readily convertible to cash and have remaining maturities of ninety days or less at date of purchase.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Valuation of Accounts Receivable

Accounts receivable are reviewed to determine which are doubtful of collection. Estimates are also made for potential future product returns. In making the determination of the appropriate allowance for doubtful accounts and product returns, the Company considers specific accounts, analysis of accounts receivable agings, changes in customer payment terms, historical write-offs and returns, changes in customer demand and relationships, concentrations of credit risk and customer credit worthiness.

Inventories

Inventories, which include material, labor, factory overhead and purchased finished goods, are stated using standard costs which approximate the lower of cost (first-in, first-out method) or market. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a quarterly basis. The Company’s inventories do not include materials purchased and held by the Company’s component subcontractors, as the Company does not own this inventory.

Investments

The Company’s short- and long-term investments consist primarily of marketable debt and equity securities, all of which are classified as available-for-sale and recorded at fair value. Fair values are determined using quoted market prices. Unrealized holding gains and losses are recorded, net of any tax effect, as a separate component of accumulated other comprehensive income. Securities with stated maturities of one year or less at time of purchase are classified as short-term investments. Securities with remaining maturities longer than one year are classified as long-term investments.

Included in investment balances are certain derivatives used as fair-value hedges against positions held in certain marketable equity securities. Any ineffectiveness in these hedged instruments or the loss of hedge-accounting treatment could result in significant fluctuations to earnings.

Fair Value of Financial Instruments

The carrying value of financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company, with similar terms, the carrying values of the capital lease obligations approximate their fair values. The fair values of the Company’s investments and convertible debt are determined using quoted market prices for those securities. The Company recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value.

Interest Rate Swaps

The Company has entered into an interest rate swap to address interest rate market risk exposure. The interest rate swap is designated and qualifies as a fair value hedge under Statement of Financial Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” For derivative instruments that are designated and qualify as a fair value hedge, the gains and losses on the derivative instrument, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, are recognized in current earnings during the period of change in fair values. If the change in the value of the hedging instrument offsets the change in the value of the hedged item, the hedge is considered perfectly effective. The accounting for hedge effectiveness is measured at least quarterly based on the relative change in fair value between the derivative

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, the amount by which the change in the value of the hedge does not exactly offset the change in the value of the hedged item, is recognized immediately in earnings. The Company’s interest rate swap qualifies as a perfectly effective fair value hedge. As such, there is no ineffective portion to the hedge recognized in earnings. Adjustments to the fair value of the interest rate swap agreement are recorded as either an other asset or long-term liability. The differential to be paid or received under these agreements is accrued consistently with the terms of the agreements and is recognized in interest expense over the term of the related debt. The related amounts payable to or receivable from counterparties are included in accounts receivable or accrued liabilities.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Expenditures that substantially extend the useful life of an asset are capitalized. Ordinary repair and maintenance expenditures are expensed as incurred. For financial reporting purposes, depreciation is recorded principally on a straight-line method over the estimated useful lives of the asset as follows:

Building	39 years
Building equipment	5-39 years
Equipment and furniture	3-5 years
Computer software	2-5 years
Capital lease equipment	The shorter of the useful life of 3-5 years or lease term
Leasehold improvements	The shorter of the useful life of 3-5 years or lease term

Depreciation expense was approximately $26,933,000, $18,648,000, $14,297,000 and $1,979,000 in 2003, 2002, 2001 and for the month ended January 31, 2003, respectively. Equipment and furniture at January 31, 2004 and December 31, 2002 includes assets under capitalized leases of $8,361,000 and $10,679,000, respectively, with related accumulated amortization of approximately $4,627,000 and $6,436,000, respectively.

In accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain costs incurred in connection with the application development state of internal-use software projects are capitalized and amortized over the estimated useful life of the asset. Amortization expense related to these costs are included in depreciation expense.

Long-Lived Assets, Including Goodwill and Other Acquired Intangible Assets

The Company periodically evaluates the carrying value of long-lived assets, excluding goodwill, for impairment when events and circumstances indicate the carrying amount of an asset may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset (or asset group) are separately identifiable and less than the asset’s (or asset group’s) carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. For the three years ended 2003, 2002, 2001 and the month ended January 31, 2003, the Company has made no material adjustments to its long-lived assets.

The Company has adopted SFAS No. 142, “Goodwill and Other Intangible Assets” for the year ended December 31, 2002. As the Company’s goodwill at that time resulted from acquisitions subsequent to July 1, 2001, no

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

significant amortization was incurred in 2001. See Note 5—Acquisitions and Intangible Assets. Under SFAS No. 142, goodwill and other indefinite lived intangible assets are not subject to amortization, but are subject to an impairment test upon adoption and at least annually thereafter. The Company completed its annual impairment analysis of goodwill in the first quarter of 2003 and found no impairment. SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets to Be Disposed Of.” The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from one to six years.

Revenue Recognition

The Company recognizes revenue when (a) persuasive evidence of an arrangement exists (b) products are delivered or services rendered (c) the sales price is fixed or determinable and (d) collectibility is assured. Revenue from product sales to our resellers and end-user customers is recognized when title and risk of loss transfer to the customer, generally at the time the product is delivered. Revenue from product sales to our OEMs and distributors is recognized when title and risk of loss transfer to the customer in accordance with the master agreement, generally upon sell-through to the end-user. Revenue is reduced for estimated customer returns, price protection, rebates, and other offerings that occur under sales programs established with the Company’s OEMs, distributors and resellers. The Company accrues for warranty costs and sales returns at the time of shipment based on its experience. Revenue from support or maintenance contracts is recognized ratably over the contractual period. Amounts invoiced to customers in excess of revenue recognized on these contracts are recorded as deferred revenue until all revenue recognition criteria are met. Revenue from software is comprised of software licensing and post-contract customer support. Software revenue is allocated to the license and support elements using vendor specific objective evidence of fair value (VSOE). Revenue allocated to software licenses is recognized when the four basic criteria above have been met. Revenue allocated to post-contract support is recognized ratably over the term of the support contract, assuming the four basic criteria are met.

In transactions that include multiple products, services and/or software, the Company allocates the revenue to each element based on their relative fair value (or in the absence of fair value, the residual method) and recognizes the associated revenue when all revenue recognition criteria have been met for each element.

Research and Development

Research and development (R&D) costs are expensed as incurred. R&D costs consist primarily of salaries and related expenses of personnel engaged in engineering and R&D activities; fees paid to consultants and outside service providers; nonrecurring engineering charges; prototyping expenses related to the design, development, testing and enhancement of our products; depreciation related to engineering and test equipment; and IT and facilities expenses.

Software Development Costs

The Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of designing, coding and testing activities or the completion of a working model as defined by our software and hardware engineering development processes. Costs incurred prior to the establishment of technological feasibility are expensed to research and development. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

software and hardware technologies. Upon the general release of the software product to customers, capitalization ceases and such costs are amortized (using the straight-line method) on a product-by-product basis over the estimated life, which is generally one to three years. Capitalized software costs and accumulated amortization included in other assets at January 31, 2004, were approximately $15,079,000 and $7,312,000, respectively. Capitalized software costs and accumulated amortization included in other assets at December 31, 2002, were approximately $9,220,000 and $1,546,000, respectively. Capitalized software amortization expense for 2003, 2002 and 2001 were approximately $5,506,000, $1,520,000 and $27,000, respectively. Capitalized software amortization expense for the month ended January 31, 2003 was approximately $260,000.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses for 2003, 2002, and 2001 were approximately $3,225,000, $6,222,000, and $6,941,000, respectively. Advertising expenses for the month ended January 31, 2003 were approximately $556,000.

Restructuring Charges

In July 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 supercedes Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and requires that costs related to exiting an activity or to a restructuring not be recognized until the liability is incurred as opposed to when management commits to an exit plan. This statement was effective for exit or disposal activities initiated after December 31, 2002. The provisions of SFAS No. 146 were required to be applied prospectively after the adoption date to newly initiated exit activities. See Note 4 for discussion of 2003 restructuring activities.

Earnings Per Share

Basic net income (loss) per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net income (loss) per share is based on the weighted-average number of shares outstanding during each period and the assumed exercise of dilutive stock options less the number of treasury shares assumed to be purchased from the proceeds using the average market price of the Company’s common stock for each of the periods presented. No dilutive effect has been included for the convertible subordinated debt issued February 7, 2003 (see Note 8) because the Company currently has the ability and intent to settle the conversion in cash. Additionally, no dilutive effect has been included for the share options sold in relation to the convertible subordinated debt because the exercise price was higher than the average stock price for the period.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Following is a reconciliation between basic and diluted earnings per share:

	Year Ended January 31,	Years Ended December 31,		Month Ended January 31,
	2004	2002	2001	2003
Net loss	$(43,133)	$(9,987)	$(8,656)	$(3,460)
Weighted average shares of common stock outstanding used in computing basic net loss per share	114,682	113,185	111,475	114,000
Net effect of dilutive stock options	—	—	—	—

Weighted average shares of common stock used in computing diluted net loss per share	114,682	113,185	111,475	114,000

Basic net loss per share	$(0.38)	$(0.09)	$(0.08)	$(0.03)

Diluted net loss per share	$(0.38)	$(0.09)	$(0.08)	$(0.03)

Options not included in diluted share base because of the exercise prices	8,459	4,840	1,344	6,092

Options and restricted stock not included in diluted share because of net loss	6,422	6,984	9,520	6,401

Stock-Based Compensation

At January 31, 2004, the Company has stock-based employee compensation and employee purchase plans, which are described more fully in Note 9. The Company accounts for these plans according to Accounting Principles Board Opinion No. 25, Accounting for Stock Issues to Employees (APB 25), and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure an amendment of FASB Statement No. 123” (SFAS No. 148). Any deferred stock compensation calculated pursuant to APB 25 is amortized ratably over the vesting period of the individual options, generally two to four years. The following table illustrates the effect on net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123.

	Year Ended January 31,	Years Ended December 31,		Month Ended January 31,
	2004	2002	2001	2003
Net loss, as reported	$(43,133)	$(9,987)	$(8,656)	$(3,460)
Add: Total stock-based employee compensation expense included in net income as determined under the intrinsic value method, net of related tax effects	12,708	5,542	5,426	406
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(34,050)	(16,879)	(15,894)	(1,481)

Pro forma net loss	$(64,475)	$(21,324)	$(19,124)	$(4,535)

Loss per share:
Basic-as reported	$(0.38)	$(0.09)	$(0.08)	$(0.03)

Basic-pro forma	$(0.56)	$(0.19)	$(0.17)	$(0.04)

Diluted-as reported	$(0.38)	$(0.09)	$(0.08)	$(0.03)

Diluted-pro forma	$(0.56)	$(0.19)	$(0.17)	$(0.04)

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The fair value of each option granted during 2003, 2002, 2001, and the month ended January 31, 2003 is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended January 31,	Years Ended December 31,		Month Ended January 31,
	2004	2002	2001	2003
Dividend yield	— %	— %	— %	— %
Expected volatility	90%	90%	125%	90%
Risk-free interest rate	2.1%-3.5%	2.5%-4.9%	3.7%-5.0%	3.0%-3.1%
Expected life, in years	2.0 - 4.0	2.0 - 4.0	4.0	2.0 - 4.0

Comprehensive Income (Loss)

Comprehensive income (loss) includes net earnings as well as additional other comprehensive income. McDATA’s other comprehensive income consists of unrealized gains and losses on available-for-sale securities, recorded net of any related tax, that are recorded as changes in equity and not an element of the Company’s income statement.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2003 presentation.

Recent Accounting Pronouncements

The FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities” in January 2003, and a revised interpretation of FIN 46 (FIN 46-R) in December 2003. FIN 46 provides guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, and results of operations of a VIE need to be included in a company’s consolidated financial statements. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders in a VIE. FIN46-R applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied FIN 46 prior to issuance of FIN 46-R. Generally, application of FIN 46-R is required in financial statements of public entities that have interest in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities for all other types of entities is required in financial statements for periods ending after March 15, 2004. The adoption of FIN 46 and FIN 46-R did not have a material impact on the Company’s results of operations or financial condition.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a significant impact on the Company’s financial position or results of operations.

In October 2003, the Emerging Issues Task Force (EITF) reached a consensus on its tentative conclusions for EITF 03-05, “Applicability of SOP 97-2 to Non-Software Deliverables in an Arrangement Containing More- Than Incidental Software” (EITF 03-05). EITF 03-05 discusses that software deliverables are within the scope of

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

SOP 97-2 as are non-software deliverables. The Company is required to adopt this consensus for fiscal periods beginning after August 2003. The Company believes the adoption of EITF 03-05 will not have an impact on the Company’s consolidated financial statements.

In December 2003, the Staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” which supercedes SAB No. 101, “Revenue Recognition in Financial Statements.” SAB No. 104’s primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple-element revenue arrangements and to rescind the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” (FAQ) issued with SAB No. 101. Selected portions of the FAQ have been incorporated into SAB No. 104. The adoption of SAB No. 104 did not have a material impact on the Company’s revenue recognition policies.

NOTE 3 COMPONENTS OF SELECTED BALANCE SHEET ACCOUNTS

	Year Ended January 31,	Year Ended December 31,
	2004	2002
Inventories:
Raw materials	$7,037	$8,070
Work-in-progress	920	1,123
Finished goods	7,883	6,316

Total inventories at cost	15,840	15,509
Less reserves (1)	(4,476)	(7,412)

Total inventories, net	$11,364	$8,097

Property and equipment:
Land	$16,091	$16,091
Building	32,410	29,712
Equipment and furniture	85,680	74,608
Computer software for internal use	25,492	18,877
Leasehold improvements	3,271	4,805
Construction in progress	958	2,361

	163,902	146,454
Less accumulated depreciation and amortization	(64,677)	(46,527)

	$99,225	$99,927

Accrued liabilities:
Wages and employee benefits	$17,489	$16,643
Purchase commitments and other supply obligations (1)(2)	7,829	12,022
Warranty reserves (3)	4,522	3,461
Taxes, other than income tax	2,534	1,050
Interest payable	1,773	—
Customer obligations	4,729	349
ESCON agency funds	8,373	2,366
Other accrued liabilities	4,298	1,888

	$51,547	$37,779

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

(1)	During the year ended December 31, 2002, the Company recorded net inventory-related charges of $9.5 million, primarily for excess 1 gigabit (Gb) components used in the Company’s director-class products. The excess inventory resulted primarily from the Company’s introduction of 2 Gb products in the second quarter of 2002 and the unanticipated reduction in demand for the 1 Gb product orders prior to the new product release. These charges were in excess of the routine excess and obsolete reserves recorded by the Company during the year.
(2)	During the fiscal 2003 year, the Company released recorded obligations of approximately $1.3 million relating to the expiration of certain customer sales obligations which were provided for in fiscal 2001.
(3)	Activity in the warranty reserves is as follows:

	Year Ended		One Month Ended January 31,
	January 31,	December 31,
	2004	2002	2003
Balance at beginning of period	$3,485	$2,174	$3,461
Warranty expense	2,104	1,853	24
Warranty claims	(1,294)	(566)	—
Acquisition of warranty liability	227	—	—

Balance at end of period	$4,522	$3,461	$3,485

NOTE 4 RESTRUCTURING CHARGES

In January 2004, the Company announced that it was taking certain cost improvement actions, which included a workforce reduction and facility consolidation. As a result, in the fiscal fourth quarter of 2003, the Company recorded to accrued liabilities an approximate $2.3 million restructuring charge related to the reduction in workforce. The reduction in workforce represented approximately nine percent primarily in the engineering, sales and marketing organizations. In addition, the Company announced the anticipated first quarter 2004 closure of its Canadian leased engineering facility. All of these charges are to be paid in fiscal year 2004. In addition, the Company expects to incur an approximate $2.2 million restructuring charge in its fiscal first quarter 2004, primarily related to the facilities closure, as well as additional severance costs.

NOTE 5 ACQUISITIONS AND INTANGIBLE ASSETS

Nishan Systems, Inc.

On September 19, 2003, the Company completed its acquisition of the stock of Nishan Systems, Inc. (Nishan), a provider of next generation native IP storage solutions that builds open storage networking products based on IP and Ethernet, the international networking standards. The Nishan transaction is intended to accelerate McDATA’s delivery of inter-networking capabilities that scale data center storage networks and extend storage network benefits across the enterprise. Nishan’s comprehensive family of IP storage switching products allows customers to leverage their fibre channel storage network infrastructure and their IP networks to consolidate storage infrastructures across the campus, the enterprise and geographies. These solutions allow for integrated disaster recovery architectures, and cost effective integration of low-end servers and applications into the storage network. These factors contributed to a purchase price in excess of fair value of Nishan’s net tangible and intangible assets acquired. As a result, the Company has recorded goodwill in connection with this transaction. The consolidated financial statements include the operating results of Nishan from the date of the acquisition.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The total purchase price of approximately $69.3 million consisted of $65.0 million in cash consideration and direct transaction costs paid of approximately $4.3 million. Based on estimates and assumptions of management, the preliminary allocation of the purchase price to the assets acquired and liabilities assumed was as follows:

Cash	$668
Other tangible assets	4,905
Amortizable intangible assets:
Customer relationships	1,622
Developed technology	8,337
Customer backlog	454
Goodwill	67,007
Liabilities	(5,680)
Debt	(15,816)
In-process research and development	7,774

Total	$69,271

Amortizable intangible assets consist of customer-related intangible assets and developed technology. Customer relationships represent existing contracts that relate primarily to customers such as Hitachi Data Systems, IBM, EMC, Tokyo Electron, Sun Microsystems, and Bell Microproducts. The Company is amortizing the fair value of these assets on a straight-line basis over an estimated useful life of approximately 3 years. Developed technology, which consists of products that have reached technological feasibility, includes products which support various protocols (iSCSI, iFCP and E_Port for trunking) to connect IP backbones to legacy Fibre Channel fabrics. The technology has a non-blocking architecture that supports Ethernet Layer 2 switching, IP Layer 3 switching, and Fibre Channel switching over extended distances at full gigabit wire speed. These products also support standard IP routing protocols such as OSPF and DVMRP and can be fully integrated into existing IP networks. The Company is amortizing the developed technology and related patents on a straight-line basis over an estimated useful life of approximately 5 years.

A preliminary estimate of $67 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and will not be deductible for tax purposes. Goodwill will not be amortized and will be tested for impairment at least annually. The preliminary purchase price allocation for Nishan is subject to revision after a more detailed analysis is completed and additional information on the fair value of assets and liabilities becomes available. Any change in the fair value of the net assets of Nishan will change the amount of the purchase price allocable to goodwill. In addition, as this was the purchase of stock, the tax basis of Nishan’s assets and liabilities carry over resulting in temporary differences and a net deferred tax asset of $35.1 million. In light of the Company’s tax position (see Note 12) a full valuation allowance of $35.1 million was recorded against the net acquired deferred tax asset. Pursuant to the provisions of SFAS No. 109, “Accounting for Income Taxes,” if this valuation allowance is released in subsequent periods, goodwill will be decreased by the amount released up to a maximum of $35.1 million.

Of the total purchase price, $7.8 million was allocated to IPR&D and expensed in fiscal 2003. Projects that qualify as IPR&D represent those that have not yet reached technological feasibility and for which no future alternative uses existed at the date of acquisition. Technological feasibility is defined as being equivalent to a final working prototype or detailed program design in which there is no remaining risk relating to the development. Three IPR&D projects were identified relating to Nishan’s multiple-protocol switches. The value assigned to IPR&D was determined by evaluating the importance of each project to the overall development

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

plan, estimating costs to develop the purchased IPR&D into commercially viable products, and then estimating the resulting future revenues and net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased IPR&D were based on estimates of the relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors.

Overall, the IPR&D projects were determined to be approximately 70% complete with estimated full completion in the first half of 2004, at which time the Company is expected to begin generating economic benefits. In total, costs to complete the IPR&D are expected to be approximately $5.2 million. The rates utilized to discount the net cash flows to their present values were based on an industry weighted average cost of capital adjusted to reflect the difficulties and uncertainties in completing each project and risks related to the impact of potential changes in future target markets. Based on these factors, discount rates that range from 21%—23% were used to value the IPR&D. The estimates used in valuing IPR&D were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. As a result, actual results may differ from such estimates.

The nature of the efforts to develop the acquired technologies into commercially viable products consist principally of designing and testing activities, including qualification. Failure to bring these products to market in a timely manner could result in a loss of market share or a lost opportunity to capitalize on emerging markets and could have a material adverse impact on our business and operating results.

Sanera Systems, Inc.

On September 30, 2003, the Company completed its acquisition of the stock of Sanera Systems, Inc. (Sanera), a producer of next generation intelligent switching platform technologies. The company was formed in order to bring to market multi-protocol, high performance, highly scaleable switches delivering storage services over the network infrastructure. The acquisition of Sanera, when combined with McDATA technologies, extends the Company’s Multi-Capable Storage Network Solutions™ platform and believe it will accelerate its vision of delivering a real-time storage services infrastructure. The technology acquired from Sanera will help McDATA extend its reach at the core of the data center, and integrated with McDATA’s products and technology, will create a product that allows enterprises to securely consolidate their separate SAN networks and integrate intelligent storage utility services on one platform, significantly lowering storage networking costs and simplifying SAN management. These factors contributed to a purchase price in excess of the fair value of the Sanera net tangible and intangible assets acquired. The condensed consolidated financial statements include the operating results of Sanera from the date of the acquisition.

The total purchase price of approximately $113.2 million consisted of $110.2 million in cash consideration and direct transaction costs paid of approximately $3.0 million.

As of the acquisition date, Sanera was a development stage company with no recognized revenue and no established customer base. Sanera had substantially completed all the planning, designing, coding and testing activities necessary to establish that the technology underlying the developed products could be utilized to meet the design specifications intended. The Company currently believes that revenues related to this product will commence during fiscal year 2004. Based upon these factors, the Company concluded that, for accounting purposes, it was not purchasing a business with an existing revenue stream, but rather a group of assets related to a developed technology that the Company believes will ultimately be developed into a scalable product.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values. The excess of purchase price over the fair value of net assets received was allocated to the acquired non-monetary assets. The preliminary purchase price allocation for Sanera is subject to revision after a more detailed analysis is completed and additional information on the fair value of assets and liabilities becomes available. Any change in the fair value of the net assets of Sanera will change the amount of the purchase price allocable to intangible assets. The following table summarizes the allocation of purchase price for the acquisition of Sanera:

	Fair Value of Assets and Liabilities	Allocation of Excess Purchase Price	Allocated Fair Value of Assets and Liabilities
Cash	$10,547	$—	$10,547
Other tangible assets	4,492	—	4,492
Amortizable intangible assets:
Developed technology	48,098	49,833	97,931
Customer Relationships	1,399	—	1,399
Patents pending	434	450	884
Assembled workforce	1,104	1,144	2,248
Liabilities assumed	(4,272)	—	(4,272)
Excess purchase price	51,427	(51,427)	—

Total purchase price	$113,229	$—	$113,229

Amortizable intangible assets consist of customer relationships, patents pending, an assembled workforce and developed technology. Customer relationships represent an existing contract that relates primarily to an outstanding purchase order for future product, when and if available. The Company is amortizing the fair value of this asset on a straight-line basis over an estimated useful life of approximately three years. Developed technology represents next-generation intelligent switching platform technologies and consists of products that have reached technological feasibility. The Company is amortizing the developed technology on a straight-line basis over an estimated useful life of approximately six years. Patents pending and the assembled workforce intangible assets are being amortized over lives of six and two years, respectively.

Consolidation of Facilities

In conjunction with the acquisitions of Nishan and Sanera, management completed a facilities consolidation plan during the fourth quarter of 2003. In accordance with the provisions of EITF95-3 “Recognition of Liabilities in Connection With a Purchase Business Combination,” a liability of $1.2 million has been recorded as part of purchase accounting to reflect the estimated obligation related to uncancellable leases for both Nishan and Sanera through the expected cease-use date. The Company estimates that the consolidation will be completed by the third quarter of 2004.

Purchase of SANavigator, Inc.

On September 21, 2001, the Company acquired the assets of SANavigator, Inc. (SANavigator) for a cash purchase price of $29.75 million. In addition, one-time costs associated with the acquisition were approximately $2.1 million. The results of SANavigator’s operations have been included in the consolidated financial statements since that date. SANavigator is a software company that designs and develops a scalable and stable SAN management tool that manages entry-level through complex SAN environments utilizing vendor- and platform-independent software. As a result of the acquisition, the Company is expected to be in a leading position in offering storage network management software that provides visibility and discovery in a multi-vendor fabric environment.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The estimated excess of the purchase price over the fair value of the tangible net assets acquired was valued at $29.2 million. Of this excess, $10.5 million was allocated to developed technology (5 year average useful life), $7.2 million was allocated to in-process research and development (IPR&D), and the remaining $11.5 million was allocated to goodwill. Of the total goodwill amount, $11.5 million is deductible for tax purposes. In conjunction with the acquisition, the Company issued approximately 192,000 shares of Class B common stock, with a fair value of $1.9 million, for the completion of ongoing employment arrangements with certain SANavigator employees. The stock awards were contingent upon the continued employment of these employees. As such, these awards were recorded as deferred compensation and recognized ratably through the expiration date of the employee agreements. At January 31, 2004, all awards were fully vested.

The IPR&D was expensed at the time of purchase because technological feasibility had not been established and no future alternative use existed. The IPR&D arose from SANavigator’s on-going development of the next-generation of SANavigator software. This software was intended to significantly enhance the features of the current version of SANavigator software. The status of the development at the acquisition date was dependent on several factors including the complexity of working with diverse servers and storage devices and integrating with other applications. Overall, SANavigator’s IPR&D project was estimated to be approximately 40% complete at the time of acquisition and it was expected that the remaining 60% would be completed during the Company’s 2002 fiscal year at a cost of approximately $2.1 million. The remaining efforts, which were completed during 2002, included completion of coding, finalizing user interface design and development, and testing. The amount allocated to in-process research and development was determined using the discounted cash flow method. This model employed cash flow projections for revenue based on the projected incremental increase in revenue that the Company expected to receive from the completed IPR&D. Estimated operating expenses, capital charges and applicable income taxes were deducted to arrive at an estimated after-tax cash flow. The Company discounted the after-tax cash flow projections using a risk-adjusted rate of return of 75%.

Pro Forma Information

The unaudited pro forma information presented below assumes that the acquisitions were completed at the beginning of the year acquired and the immediate preceding year and includes the effect of amortization of identified intangibles and costs from those dates. The impact of charges for IPR&D has been excluded. This is presented for informational purposes only and is not necessarily indicative of the results of future operations or results that would have been achieved had the acquisition taken place at the beginning of the periods presented.

	Year Ended January 31,	Years Ended December 31,
	2004	2002	2001
Revenue	$426,959	$344,106	$344,636
Net income (loss)	$(110,500)	$(93,183)	$(9,248)
Basic net income (loss) per share	$(0.96)	$(0.82)	$(0.08)
Diluted net income (loss) per share	$(0.96)	$(0.82)	$(0.08)

Goodwill and Other Intangible Assets

Changes in the carrying amounts of goodwill are as follows:

Goodwill as of December 31, 2001 and 2001 and January 31, 2003, net	$11,780
Acquisitions (Note 5)	67,007

Goodwill as of January 31, 2004, net	$78,787

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from 1 to 6 years. The following table summarizes the components of gross and net intangible asset balances:

	January 31, 2004			December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$116,769	$11,133	$105,636	$10,501	$2,666	$7,835
Customer relationships	3,021	340	2,681	—	—	—
Workforce	2,248	375	1,873	—	—	—
Other	3,745	2,622	1,123	2,423	2,371	52

Total intangible assets	$125,783	$14,470	$111,313	$12,924	$5,037	$7,887

Expected annual amortization expense related to acquired intangible assets is as follows:

Fiscal Years:
2004	$22,995
2005	22,068
2006	19,781
2007	17,757
2008	17,421
Thereafter	11,291

Total expected annual amortization expense	$111,313

Amortization expense related to acquired intangible assets was $9.4 million, $2.1 million, $565,000 and $175,000 for 2003, 2002, 2001 and the month ended January 31, 2003, respectively.

NOTE 6 EQUITY INVESTMENT

On August 22, 2003, the Company purchased 13.6 million shares of preferred stock of Aarohi Communications (Aarohi) for $6 million cash. At January 31, 2004, this represented approximately 17.3% of the total outstanding shares of Aarohi. Aarohi is a privately owned provider of next-generation intelligent storage networking technology. As of the investment date, the purchase price paid by McDATA exceeded the Company’s underlying proportionate equity in Aarohi’s net assets by $3.6 million. Aarohi is a development stage company with no recognized product revenue and a core ASIC technology that has not yet reached technical feasibility. Management of Aarohi currently believes that revenues related to this technology will commence during fiscal year 2004. The Company has concluded that the $3.6 million difference between the purchase price of the investment and the underlying share of equity in the net assets of Aarohi represents in-process research and development and, as such, has expensed this amount during fiscal year 2003.

In addition to the equity investment, the Company has entered into a non-exclusive supply arrangement with Aarohi to purchase their ASIC chip for inclusion in the Company’s new product launches when, and if, Aarohi’s product becomes generally available.

The Company has recorded its share of Aarohi’s net loss of approximately $984,000 from the date of purchase through January 31, 2004. The remaining net equity investment of approximately $1.4 million is recorded as an Other Asset at January 31, 2004.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Summarized financial information for Aarohi is as follows:

Year Ended December 31, 2003
Net sales	$126
Gross profit	$48
Operating loss	$(10,231)
Net loss	$(9,908)

As of December 31, 2003
Current assets	$14,524
Noncurrent assets	$1,581
Current liabilities	$1,253
Noncurrent liabilities	$2,020
Redeemable convertible preferred stock	$34,249
Stockholders’ deficit	$(21,417)

NOTE 7 INVESTMENTS

Short and long-term investments consisted of the following available-for-sale securities at January 31, 2004 and December 31, 2003 (in thousands):

	Amortized Cost	Unrealized Holding Gains	Unrealized Holding Losses	Fair Values
2003
U.S. Government obligations	$126,250	$418	$67	$126,601
State and local government obligations	48,459	18	—	48,477
Corporate obligations	44,788	145	4	44,929
U.S. Treasury options	66	—	34	32
Marketable equity securities	31,109	—	64	31,045
Fixed income mutual funds	10,246	—	107	10,139

	$260,918	$581	$276	$261,223

Reported as:
Short-term investments				$157,740
Long-term investments				103,483

				$261,223

2002
U.S. Government obligations	$87,570	$1,026	$—	$88,596
State and local government obligations	89,614	118	—	89,732
Mutual funds	18,954	127	—	19,081
Marketable equity securities	32,956	—	6	32,950

	$229,094	$1,271	$6	$230,359

Reported as:
Short-term investments				$157,260
Long-term investments				73,099

				$230,359

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Amortized cost is determined based on specific identification. As of January 31, 2004 and December 31, 2002, net unrealized holding gains of $403,000 and $1,265,000 million, respectively, were included in accumulated other comprehensive income in the accompanying condensed consolidated balance sheets. For the fiscal year ended January 31, 2004, approximately $98,000 of unrealized losses related to hedged securities were included in investment income. These unrealized losses represent the net ineffectiveness of a fair-value hedge comprised of certain marketable equity securities and put options on U.S. Treasury futures. At January 31, 2004, the Company held approximately $32,000 of purchase put options for U.S. Treasury futures. These investments were purchased to hedge the interest rate risk related to a portfolio of preferred equity securities, included in marketable equity securities above, with a market value of approximately $8.2 million at January 31, 2004.

Realized gains and losses on sales of securities were recorded as other income as follows:

	Year Ended January 31,	Years Ended December 31,		Month Ended January 31,
	2004	2002	2001	2003
Realized gains	$863	$3	$396	$—
Realized losses	(834)	(343)	(134)	(6)

Net realized gains (losses)	$29	$(340)	$262	$(6)

The amortized cost and estimated fair value of debt securities held at January 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of securities may have the right to repay obligations without prepayment penalties. Certain instruments, although possessing a contractual maturity greater than a year, are classified as short-term investments based on methods of trade and availability for current operations.

	Amortized Cost	Fair Values
Less than one year	$65,037	$65,412
Greater than one year through five years	96,211	96,345
Greater than five years through ten years	1,950	1,950
Greater than ten years	56,299	56,300

	$219,497	$220,007

In fiscal year 2003, the Company began a securities lending program whereby certain Company securities from the portfolio are loaned to other institutions for short periods of time. The market value of the loaned securities is monitored on a daily basis, with additional collateral obtained or refunded as the market value of the loaned securities changes. The Company’s policy is to require initial cash collateral equal to 102 percent of the fair value of the loaned securities. Securities lending collateral is recorded separately as a current asset and corresponding current liability. The Company maintains ownership of the securities loaned, and continues to earn income on them. The Company shares a portion of the interest earned on the collateral with Wells Fargo Bank Minnesota, N.A. (the Lending Agent). In addition, the Company has the ability to sell the securities while they are on loan. The Company has an indemnification agreement with the lending agents in the event a borrower becomes insolvent or fails to return securities. At January 31, 2004, the amount of securities on loan equaled $124.5 million.

Financial instruments that potentially subject the Company to concentrations of credit risk are cash equivalents, short and long-term investments and accounts receivable. The Company maintains cash and cash

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

equivalents and short- and long-term investments with various financial institutions. These financial institutions are geographically dispersed and company policy restricts investments and limits the amount invested with any single financial institution. The Company has not sustained material credit losses from instruments held at financial institutions.

NOTE 8 CONVERTIBLE SUBORDINATED DEBT

On February 7, 2003, the Company sold $172.5 million of 2.25% convertible subordinated notes (the “Notes”) due February 15, 2010, raising net proceeds of approximately $167 million. The Notes are convertible into Class A common stock at a conversion rate of 93.3986 shares per $1,000 principal amount of notes (aggregate of approximately 16.1 million shares) at any time prior to February 15, 2010, subject to adjustments. In addition, holders of the Notes may require the Company to purchase all or a portion of the Notes upon a change in control of the Company. Upon a conversion, the Company may choose to deliver, in lieu of shares of Class A common stock, cash or a combination of cash and Class A common stock. The Notes do not contain any restrictive covenants. The notes are not listed on any securities exchange or included in any automated quotation system; however, the notes are eligible for trading on the PortalSM Market. On January 31, 2004, the approximate bid price of our notes was $116.0 and the approximate ask price of our notes was $116.5, resulting in an aggregate fair value of between $200.1 million and $201.0 million. Our Class A common stock is quoted on the NASDAQ National Market under the symbol, “MCDTA.”

Concurrent with the issuance of the Notes, the Company entered into share option transactions using approximately $20.5 million of net proceeds. As part of these share option transactions, the Company purchased options that cover approximately 16.1 million shares of Class A common stock, at a strike price of $10.71. The Company also sold options that cover approximately 16.9 million shares of Class A common stock, at a strike price of $15.08. The net cost of the share option transactions was recorded against additional paid in capital. These share option transactions are intended to give the Company the ability to significantly mitigate dilution as a result of the Notes being converted to common shares up to the $15.08 price per common share and mitigate dilution if the share price exceeds $15.08 at that time. Should there be an early unwind of either of the share option transactions, the amount of cash or net shares potentially received or paid by the Company will be dependent on then existing overall market conditions, the stock price, the volatility of the stock, and the amount of time remaining until expiration of the options.

In July 2003, the Company entered into an interest-rate swap agreement with a notional amount of $155.3 million that has the economic effect of modifying that dollar portion of the fixed interest obligations associated with the Notes so that the interest payable effectively becomes variable based on the six month London Interbank Offered Rate (LIBOR) minus 152 basis points. The reset dates of the swap are February 15 and August 15 of each year until maturity on February 15, 2010. At January 31, 2004, the six-month LIBOR setting for the swap was 1.1283%, creating a rate of approximately minus 0.39%, which was effective until February 15, 2004. On February 15, 2004, the six-month LIBOR setting was reset to 1.175%, resulting in a rate of approximately minus 0.345%, which is effective until August 15, 2004. The swap was designated as a fair value hedge and, as such, the gain or loss on the swap, as well as the fully offsetting gain or loss on the Notes attributable to the hedged risk, were recognized in earnings. At January 31, 2004, the fair value of the interest rate swap had decreased from inception to $349,000 and is included in other long-term liabilities. Corresponding to this change, the carrying value of the Notes has decreased by $349,000. As part of the agreement, the Company is also required to post collateral based on changes in the fair value of the interest rate swap. This collateral, in the form of restricted cash, was $5.1 million at January 31, 2004.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

NOTE 9 STOCKHOLDERS’ EQUITY

The Company has both Class A and Class B common stock. Holders of Class A and Class B common stock have voting rights equal to one vote and one-tenth vote, respectively, for each share held. Holders of Class A and Class B common stock share equal rights as to dividends. No dividends attributable to common stock were declared or paid during 2003, 2002, 2001 or the month ended January 31, 2003.

The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that may differ from the Class A and Class B common stock. At January 31, 2004, there is no outstanding preferred stock.

Stock Repurchase Plan

In May 2003, the Company’s Board of Directors authorized a plan for the Company to repurchase up to $50 million of its common stock (Class A, Class B or a combination thereof). This repurchase plan does not obligate the Company to acquire any specific number of shares or acquire shares over any specified period of time. At January 31, 2004, approximately 976,000 shares have been repurchased under the plan with a total cost at $8.8 million.

Stockholders’ Rights Plan

Effective June 5, 2001, the Company’s Board of Directors approved a Stockholder Rights Plan in which preferred stock purchase rights were distributed as a dividend. Each Right, expiring June 5, 2011, represents a right to buy from the Company one ten-thousandth (1/10,000) of a share of Series A Junior Participating Preferred Stock, $0.01 par value, at a price of $200 per Right. This dividend distribution of the Rights was not taxable to the Company or its stockholders.

Separate certificates for Rights will not be distributed, nor will the Rights be exercisable, unless a person or group acquires 15 percent or more, or announces an offer that could result in acquiring 15 percent or more, of the aggregate number of votes entitled to be cast by all then outstanding shares of Common Stock (a Stock Acquisition). Following a Stock Acquisition, each Right holder, except the 15 percent or more stockholder, has the right to receive, upon exercise, common shares valued at twice the then applicable exercise price of the Right (or, under certain circumstances, cash, property or other Company securities), unless the 15 percent or more stockholder has offered to acquire all of the outstanding shares of the Company under terms that a majority of the independent directors of the Company have determined to be fair and in the best interest of the Company and its stockholders. Similarly, unless certain conditions are met, if the Company engages in a merger or other business combination following a Stock Acquisition where it does not survive or survives with a change or exchange of its common shares or if 50 percent or more of its assets, earning power, or cash flow is sold or transferred, the Rights will become exercisable for shares of the acquirer’s stock having a value of twice the exercise price (or under certain circumstances, cash or property). The Rights are not exercisable, however, until the Company’s right of redemption described below has expired. Generally, Rights may be redeemed for $0.01 each (in cash, common shares or other consideration the Company deems appropriate) until the earlier of (i) the tenth day following public announcement that a 15 percent or greater position has been acquired in the Company’s stock or (ii) the final expiration of the Rights. Until exercise, a Right holder, as such, has no rights as a stockholder of the Company.

Stock Options

The Company maintains a stock option and restricted stock plan known as the 2001 McDATA Equity Incentive Plan (the 2001 Plan) which provides for the grant of Class B stock options, restricted stock and other

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

stock based awards to directors, officers, other employees, and consultants as determined by the compensation committee of the Board of Directors. A maximum of 30,000,000 shares of common stock were issuable under the terms of the 2001 Plan as of January 31, 2004, of which no more than 3,000,000 shares may be issued as restricted stock or other stock based awards. On August 27, 2003, the Company’s stockholders approved the addition of 6,000,000 shares to the 2001 Plan (included in the maximum amount noted above).

In August 2003 and in connection with the acquisitions of Nishan and Sanera, the Company adopted the 2003 McDATA Acquisition Equity Incentive Plan (the 2003 Plan). The 2003 Plan is a limited purpose plan that allows for the issuance of inducement grants of restricted and unrestricted Class B common stock to new employees in connection with a merger or acquisition of a company or business by McDATA. Stock awards may only be granted to new employees resulting from a merger or acquisition by the Company. A maximum of 3,000,000 shares of common stock are issuable under the terms of the 2003 Plan. Approximately 1,300,000 restricted stock shares were issued under this 2003 Plan in connection with the acquisitions discussed in Note 5. As of January 31, 2004, there were approximately 8.3 million shares of common stock available for future grants under these plans.

All stock option grants under the plans since August 2000 have been granted at an exercise price equal to the fair market value of the Company’s stock. Prior to 2001, in connection with the grant of certain stock options to employees, the Company recorded deferred stock-based compensation, net of forfeitures, of $36,110,000, representing the difference between the exercise price and the deemed fair market value of the Company’s common stock on the dates these stock options were granted. Deferred compensation related to these grants is included as a reduction of stockholders’ equity and is being amortized on a straight-line basis over the vesting periods of the related options, which is generally four years. During 2003, 2002, 2001, and the month ended January 31, 2003, the Company recorded amortization expense related to these grants of approximately $4,279,000, $7,218,000, $8,195,000, and $572,000, respectively (of which $377,000, $584,000, $1,437,000, and $44,000 is included in the cost of revenue for 2003, 2002, 2001, and the month ended January 31, 2003, respectively).

The following summarizes stock option transactions for the period from January 1, 2001 to January 31, 2004:

	Year Ended January 31,		Years Ended December 31,				Month Ended January 31,
	2004		2002		2001		2003
Options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	12,324	$11.43	10,672	$11.32	11,891	$7.41	11,654	$11.56
Granted	3,683	10.47	3,296	11.44	2,526	19.29	1,073	8.24
Exercised	(805)	2.75	(1,234)	1.97	(2,462)	2.00	(238)	2.45
Forfeited or expired	(1,554)	14.17	(1,080)	19.89	(1,283)	8.64	(165)	12.41

Outstanding end of period	13,648	$11.38	11,654	$11.56	10,672	$11.32	12,324	$11.43

			5,194	$8.17	4,377	$4.70	5,061	$8.95
Exercisable at end of period	6,602	$10.76
Weighted-average fair value of options granted with an exercise price equal to fair market value		$6.84		$7.52		$15.55		$5.39

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

The status of total stock options outstanding and exercisable at January 31, 2004 was as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$1.00—$9.99	6,831	6.9	$5.35	3,697	$2.74
$10.00—$19.99	5,281	8.0	12.44	1,906	13.15
$20.00—$29.99	1,177	7.1	26.41	748	26.71
$30.00—$39.99	79	7.3	34.99	41	34.98
$40.00—$49.99	47	6.9	45.60	35	45.60
$50.00—$59.99	13	7.0	54.43	7	54.21
$60.00—$69.99	44	6.9	63.51	33	63.51
$70.00—$79.99	168	6.8	76.01	129	76.04
$80.00—$93.36	8	6.6	93.36	6	93.36

	13,648	7.4	$11.38	6,602	$10.76

Restricted Stock

Restricted stock issued under the plans are recorded at fair market value on the date of the grant and generally vest over a one to four year period. Vesting for some grants may be accelerated if certain performance criteria are achieved. Compensation expense is recognized over the applicable vesting period. During the years ended January 31, 2004, and December 31, 2002, and 2001, and the month ended January 31, 2003 the Company issued approximately 1,532,000, 182,000, 192,000 and 107,000 of restricted shares, respectively, having an aggregate fair market value of $17,357,000, $1,867,000, $1,896,000 and $747,000, respectively. Compensation expense recognized for restricted shares in 2003, 2002 and 2001 and the month ended January 31, 2003 was $8,429,000, $1,663,000, $501,000, and $53,000, respectively.

Employee Stock Purchase Plan

On August 1, 2002, the Board of Directors approved the 2002 Employee Stock Purchase Plan (the Purchase Plan). The Purchase Plan allows eligible employees an opportunity to purchase an aggregate of 1,200,000 shares of the Company’s Class B common stock at a price per share equal to 85% of the lesser of the fair market value of the Company’s common stock at the beginning or the end of each six-month purchase period. Under the terms of the Purchase Plan, no participant may acquire more than more than $25,000 in aggregate fair market value of common stock during any one-year calendar period. As of December 31, 2002 and January 31, 2004, 0 and 521,000 shares had been issued under the plan.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

NOTE 10 OTHER COMPREHENSIVE INCOME

Other comprehensive income consisted solely of unrealized gains (losses) on investments. The changes in the components of other comprehensive income, net of taxes were as follows:

	Year Ended January 31,	Years Ended December 31,		Month Ended January 31,
	2004	2002	2001	2003
Change in net unrealized gains (losses) on investments, net of related income tax expense (benefit) of $(401), $(94), $331, and $(42), respectively	$(227)	$(189)	$570	$(66)
Reclassification adjustment for net realized (gains) losses included in net income, net of related income tax (expense) benefit of $(52), $282, $(97), and $2, respectively	(81)	442	(167)	4

	$(308)	$253	$403	$(62)

NOTE 11 EMPLOYEE BENEFIT PLANS

Defined Contribution Plan

The Company has a defined contribution plan (the McDATA Retirement Savings Plan) that covers eligible employees. The Company matches 50% of an employee’s contribution up to 6% of annual eligible compensation, subject to restrictions of such plans. Such Company contributions are made in cash, and amounted to approximately $2,049,000, $1,803,000, and $1,359,000 in 2003, 2002 and 2001, respectively. Contributions for the month ended January 31, 2003 totaled $313,000.

Profit Sharing and Bonus Plans

The Company has various employee bonus plans. A profit sharing plan provides for the contribution of a portion of each year’s profits to a profit sharing pool that is distributed to all employees not eligible for other performance-based incentive plans. The profit sharing amount is determined annually by the Board of Directors and is paid in cash. Other bonus plans award quarterly bonuses to the Company’s executives and other members of management based on the achievement of pre-defined performance measures and other specific performance criteria. Compensation charges related to these plans were approximately $3,046,000, $2,991,000, and $981,000 for 2003, 2002, and 2001, respectively. Compensation charges for the month ended January 31, 2003 were immaterial.

NOTE 12 INCOME TAXES

Income (loss) before income taxes consisted of the following:

	Year Ended January 31,	Years Ended December 31,		Month Ended January 31,
	2004	2002	2001	2003
Domestic	$(5,526)	$(16,620)	$(14,270)	$(5,445)
Foreign	1,789	1,104	530	122

	$(3,737)	$(15,516)	$(13,740)	$(5,323)

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Income tax expense (benefit) consisted of the following:

	Year Ended January 31,	Year Ended December 31,		Month Ended January 31,
	2004	2002	2001	2003
Current:
Federal	$(974)	$3,190	$8,894	$—
State	(39)	442	508	—
Foreign	610	185	—	—

	(403)	3,817	9,402	—
Deferred:
Federal	34,943	(8,328)	(13,423)	(1,716)
State	3,872	(1,018)	(1,063)	(147)

	38,815	(9,346)	(14,486)	(1,863)

Total expense (benefit)	$38,412	$(5,529)	$(5,084)	$(1,863)

The total income tax expense (benefit) differs from the amount computed using the federal income tax rate of 35% for the following reasons:

	Year Ended January 31,	Years Ended December 31,		Month Ended January 31,
	2004	2002	2001	2003
Federal income tax expense (benefit) at statutory rate	$(1,308)	$(5,430)	$(4,809)	$(1,863)
Research and development credit	(1,400)	(1,970)	—	(100)
State taxes, net of federal benefit	(131)	(373)	(346)	(147)
Foreign taxes	126	185	—	33
Convertible debt discount	(2,028)	—	—	—
Stock-based compensation	1,083	2,958	1,803	267
Write-off of acquired in-process R&D	1,273	—	—	—
Benefit from export sales	(158)	(247)	(305)	(13)
Municipal interest income	(140)	(872)	(1,625)	(53)
Increase in valuation allowance	41,332	—	—	—
Other	(237)	220	198	13

Income tax expense (benefit)	$38,412	$(5,529)	$(5,084)	$(1,863)

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Deferred income taxes reflect the tax effect of temporary differences between the amount of assets and liabilities for financial reporting purposes and income tax purposes. The tax effects of each type of temporary difference that give rise to significant portions of the net deferred tax assets are as follows:

	Year Ended January 31	Year Ended December 31,
	2004	2002
Current deferred tax assets (liabilities):
Inventory reserves and costs	$6,931	$10,726
Revenue recognition	8,743	10,368
Net operating loss carry forward	12,323	7,373
Warranty reserves	1,727	1,321
Reserves related to employee benefits	2,140	1,993
Stock-based compensation	1,253	1,544
Restructuring reserves	855	—
Other	(149)	—

	33,823	33,325
Non-current deferred tax assets (liabilities):
Capitalized research expenditures	40,999	—
Capitalized acquired intangible assets	(40,381)	—
Tax credit carry forward	16,796	3,537
Revenue recognition	8,005	—
Stock compensation	1,476	—
Difference between book and tax depreciation	4,994	2,485
Capitalized software, net of amortization	(2,966)	(2,930)
Foreign earnings	(1,374)	—
Net operating loss carry forward	15,769	—
Other	229	—

	43,547	3,092

	77,370	36,417
Valuation allowance	(77,370)	—

Total deferred tax asset, net	$—	$36,417

The $77.4 million valuation allowance was recorded against deferred tax assets as follows:

Opening balance of deferred tax asset at February 1, 2003	$38,815
Additional deferred tax asset arising during 2003	2,517
Acquired deferred tax assets	35,070
Deferred tax asset for stock-based compensation in 2003 (net of alternative minimum tax effect)	968

$77,370

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Gross operating loss carry forwards and tax credit carry forwards will expire as follows:

Year of Expiration	Federal Net Operating Loss Carry Forward	Research & Development Tax Credit Carry Forward
2019	$99	$104
2020	—	1,074
2021	11,718	4,579
2022	22,686	3,540
2023	41,501	4,358
2024	—	1,400

	$76,004	$15,055

Approximately $51 million of the net operating loss carryforward and $10 million of the research and development tax credit carry forward are subject to annual limitations on the amount that can be utilized in the Company’s tax returns, pursuant to Internal Revenue Code Section 382, as these amounts were accumulated in the tax returns of Nishan Systems and Sanera Systems for tax periods prior to the date those companies were acquired by McDATA.

In fiscal 2003, the Company recorded an income tax provision of $38.4 million, which included a non-cash charge of $38.8 million related to recording of a valuation allowance against the deferred tax assets. In evaluating the ability to realize the benefits of the recorded deferred tax assets, management considers all available positive and negative evidence including past operating results, the existence of cumulative losses in the most recent fiscal years and forecasts of future taxable income. In determining future taxable income, management is responsible for assumptions utilized including the amount of state, federal and international pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates used to manage the underlying businesses.

In performing the analysis of the realizability of the recorded deferred tax assets, the specific evidence considered by management included cumulative accounting losses over the past three years, tax net operating losses previously reported, net operating losses acquired, estimated future taxable income, ongoing prudent and feasible tax planning strategies, progress against the forecast of operating results, and continuing market uncertainties. Through this analysis, management assessed the likelihood that the net deferred tax assets will be recovered against future taxable income. After considering all of the evidence and applying the provisions of SFAS No. 109, “Accounting for Income Taxes” (SFAS 109), management concluded that it was not more likely than not that the deferred tax assets would be realized and that a valuation allowance for the entire deferred tax asset was required.

The Company is subject to audit by federal, state and foreign tax authorities. These audits may result in additional tax liabilities. The Company accounts for such contingent liabilities in accordance with SFAS No. 5, “Accounting for Contingencies”, and believes that it has appropriately provided for taxes for all years. Several factors drive the calculation of the tax reserves including (i) the expiration of statutes of limitations, (ii) changes in tax law and regulations, and (iii) settlements with tax authorities. Changes in any of these factors may result in adjustments to these reserves which could impact our reported financial results.

Prior to the initial public offering on August 9, 2000, the Company was included in a consolidated Federal income tax return with EMC. As of the Distribution, the Company is no longer eligible to be included in EMC’s

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

consolidated tax returns and has consequently filed separate income tax returns for the tax periods, which began immediately following the Distribution. Under the terms of a tax sharing agreement between the Company and EMC, the Company is obligated to indemnify EMC for any taxes arising out of the failure of the Distribution to be tax free if that failure results from, among other things, (i) any act or omission by the Company that would cause such Distribution to fail to qualify as a tax free distribution under the Internal Revenue Code of 1986, as amended; (ii) any act or omission by the Company that is inconsistent with any representation made to the Internal Revenue Service in connection with the request for a private letter ruling regarding the tax-free nature of the Distribution; (iii) any acquisition by a third party of the Company’s stock or assets; or (iv) any issuance by the Company of stock or any change in ownership of the Company’s stock. If the distribution of the Company’s Class A common stock fails to qualify as a tax-free distribution, EMC would incur tax liability as if the Company’s Class A common stock that was distributed by EMC had been sold by EMC for its fair market value in a taxable transaction. In the event that the Company is required to indemnify EMC because the distribution of the Company’s Class A common stock fails to qualify as a tax-free distribution, the Company’s liability could exceed 35% of the value of the Company’s Class A common stock distributed by EMC as determined on the date of the distribution.

Although the Company is no longer a member of EMC’s consolidated tax group, the tax sharing agreement between the Company and EMC continues to affect the Company. If a taxing authority effects a change to the EMC consolidated return, the Company is required to reimburse EMC for the tax of any Company-related unfavorable adjustment. Conversely, the Company is entitled to any refund for any Company-related favorable adjustment. Second, the Company is required to remit to EMC any tax savings generated by the tax deductions, if any, related to the issuance or sale of EMC stock upon the exercise of options held by Company employees. Included in the Company’s 2001 federal tax return was a stock-based compensation deduction of $25 million related to the issuance or sale of EMC stock. Subsequent to the receipt of its IRS refund of its 2001 net operating loss carry back into 2000, the Company remitted to EMC $9.5 million pursuant to the tax sharing agreement.

NOTE 13 COMMITMENTS AND CONTINGENCIES

Operating and Capital Leases

The Company had various operating and capital leases in effect at January 31, 2004 for certain buildings, office space and machinery and equipment. Future minimum lease payments under non-cancelable capital and operating leases with terms of one year or more are as follows at January 31, 2004:

	Capital Leases	Operating Leases
2004	$1,453	$8,097
2005	739	5,655
2006	184	2,554
2007	—	1,359
2008	—	1,250
Thereafter	—	1,380

Total minimum lease payments	2,376	$20,295

Less portion representing interest	109

	2,267
Less: current portion	1,377

	$890

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Operating rent expense in 2003, 2002, 2001 and the month ended January 31, 2003 totaled approximately $10,414,000, $8,946,000, $7,671,000, and $771,000, respectively.

As part of the Company’s move to the new office and engineering building in 2002, the Company performed a review of its real estate facility requirements and identified excess leased facility space, which was offered for sublease. Based upon the results of this analysis, the Company recorded a charge of $83,000 and $941,000 included in selling and marketing expense related to facility lease losses for the years ended December 31, 2002 and 2001, respectively. In determining the anticipated lease losses, various assumptions were made, including, the time period over which the excess space will be under contract; expected sublease terms; and expected sublease rates and anticipated recoveries from sublease income. The new office and engineering building was completed in July 2002. Lease charges of $589,000, $341,000 and $57,000 were recorded against the loss accrual during the years ended January 31, 2004 and December 31, 2002 and the month ended January 31, 2003, respectively. As of January 31, 2004, the balance of this accrual was $0.

Collateralized Lease

On February 9, 2001, the Company entered into an operating lease and associated agreements with Deutsche Bank AG, New York Branch (“Deutsche Bank”) for the lease of an approximately 167,000 square foot multi-story office and engineering building to be constructed on a 106 acre parcel of land located in Broomfield, Colorado. Construction of the building commenced in the first half of 2001 and was completed in July 2002, at which time lease payments were scheduled to commence. As part of the transaction, the Company guaranteed a residual value of the facility to Deutsche Bank of approximately 89% during the construction period and 85% thereafter of the $60 million total original cost and agreed to restrict up to $63 million of its investment securities as collateral for specified obligations under the lease. During the first quarter of 2002, the Company elected to terminate the lease under the provisions of the agreements. On May 9, 2002, the Company entered into a Termination Agreement with Deutsche Bank and recorded approximately $39 million in construction costs as property and equipment. $41 million in restricted assets were used to pay off the lease obligation and construction costs. In addition, a loss of $1.25 million was recorded during the first quarter of 2002 to reflect the write-off of certain lease costs that could not be capitalized.

Manufacturing and Purchase Commitments

The Company has contracted with Sanmina SCI Systems, Inc. (SSCI) and Solectron Corporation (Solectron) (collectively, Contract Manufacturers) for the manufacture of printed circuit boards and box build assembly and configuration for specific multi-protocol directors and switches. The agreements require the Company to submit purchasing forecasts and place orders sixty calendar days in advance of delivery. At January 31, 2004, the Company’s commitment with the Contract Manufacturers for purchases over the next sixty days totaled $48.1 million. The Company may be liable for materials that the Contract Manufacturers purchase on McDATA’s behalf if the Company’s actual requirements do not meet or exceed its forecasts and those materials cannot be redirected to other uses. At January 31, 2004, the Company had recorded obligations of approximately $8 million (See Note 3) primarily related to materials purchased by the Contract Manufacturers for certain end-of-life and obsolete material. Management does not expect the remaining commitments under these agreements to have a material adverse effect on the Company’s business, results of operations, financial position or cash flows.

The Company has various other commitments for sales and purchases in the ordinary course of business. In the aggregate, such commitments do not differ significantly from current market prices or anticipated usage requirements.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Litigation

Class Action Laddering Lawsuits

The Company, Mr. John F. McDonnell, the former Chairman of the board of directors, Mrs. Dee J. Perry, a former officer and Mr. Thomas O. McGimpsey a current officer were named as defendants in purported securities class-action lawsuits filed in the United States District Court, Southern District of New York. The first of these lawsuits, filed on July 20, 2001, is captioned Gutner v. McDATA Corporation, Credit Suisse First Boston (CSFB), Merrill Lynch, Pierce Fenner & Smith Incorporated, Bear, Stearns & Co., Inc., FleetBoston Robertson Stephens et al., No. 01 CIV. 6627. Three other similar suits were filed against the Company and the individuals. The complaints are substantially identical to numerous other complaints filed against other companies that went public in 1999 and 2000. These lawsuits generally allege, among other things, that the registration statements and prospectus filed with the SEC by such companies were materially false and misleading because they failed to disclose (a) that certain underwriters had allegedly solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of shares in connection with the initial public offerings, or IPOs, and (b) that certain of the underwriters had allegedly entered into agreements with customers whereby the underwriters agreed to allocate IPO shares in exchange for which the customers agreed to purchase additional company shares in the aftermarket at pre-determined prices. The complaints allege claims against the Company, the named individuals, and CSFB, the lead underwriter of the Company’s August 9, 2000 initial public offering, under Sections 11 and 15 of the Securities Act. The complaints also allege claims solely against CSFB and the other underwriter defendants under Section 12(a)(2) of the Securities Act, and claims against the individual defendants under Section 10(b) of the Securities Exchange Act. Although management believes that all of the lawsuits are without legal merit and they intend to defend against them vigorously, there is no assurance that the Company will prevail.

In September 2002, plaintiffs’ counsel in the above-mentioned lawsuits offered to individual defendants of many of the public companies being sued, including the Company, the opportunity to enter into a Reservation of Rights and Tolling Agreement that would dismiss without prejudice and without costs all claims against such persons if the company itself had entity coverage insurance. This agreement was signed by Mr. John F. McDonnell, the former Company Chairman, Mrs. Dee J. Perry, the former chief financial officer, and Mr. Thomas O. McGimpsey, the current Vice President and General Counsel and the plaintiffs’ executive committee. Under the Reservation of Rights and Tolling Agreement, the plaintiffs dismissed the claims against such individuals.

On February 19, 2003, the court in the above-mentioned lawsuits entered a ruling on the pending motions to dismiss, which dismissed some, but not all, of the plaintiffs’ claims against the Company. These lawsuits have been consolidated as part of In Re Initial Public Offering Securities Litigation (SDNY). The Company has considered and agreed to enter into a proposed settlement offer with representatives of the plaintiffs in the consolidated proceeding, and we believe that any liability on behalf of the Company that may accrue under that settlement offer would be covered by our insurance policies. Until that settlement is fully effective, Management intends to defend against the consolidated proceeding vigorously.

Patent Infringement Lawsuit

On February 14, 2002, the Company filed a patent infringement lawsuit against Brocade in the United States District Court for the District of Colorado alleging that Brocade’s Frame Filtering feature in their products infringed the Company’s U.S. Patent No. 6,233,236 “Method and apparatus for measuring traffic within a switch.” On March 5, 2002, the Company filed for a preliminary injunction against Brocade to immediately stop

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

infringing the patent after Brocade announced another product containing its advanced performance monitoring feature. On April 8, 2002, Brocade filed an answer to the motion for preliminary injunction generally alleging that Brocade has not infringed and is not infringing the patent. Brocade alleged various counterclaims in its answer including a claim that the patent is invalid and unenforceable, and that the Company misappropriated trade secret information from Brocade under prior agreements and that a 1999 OEM agreement contained a covenant not to sue. The United States District Court for the District of Colorado on December 6, 2002 denied the Company’s motion for a preliminary injunction. The Company filed documents on December 23, 2002 with the American Arbitration Association to initiate an arbitration proceeding to resolve contract and patent issues relating to the 1999 OEM agreement with Brocade. On January 24, 2003, Brocade, in response to the initiation of the arbitration proceeding, filed an answer and counterclaim with the American Arbitration Association that objected to the inclusion of the patent infringement claims in the arbitration, claims the patent is invalid and unenforceable and claims the Company misappropriated trade secret information from Brocade.

On March 5, 2004, the Company and Brocade entered into a confidential settlement agreement whereby both parties agreed to dismiss without prejudice their respective claims against each other in the pending infringement case in the United States District Court for the District of Colorado entitled McDATA Corp. v. Brocade Communications Systems, Inc., Civil Action No. 02-K-303 and the related arbitration proceedings before the American Arbitration Association entitled McDATA Corp. v. Brocade Communications Systems, Inc., Case No. 74 133 00025 03 SAT. Under the confidential settlement agreement both parties preserved their respective rights, no licenses were granted and they agreed to a three-year standstill during which neither party may initiate litigation against the other party with respect to their respective patents.

Raytheon Lawsuit

On May 5, 2003, the Company was added as the ninth defendant to a January 2003 patent infringement lawsuit that was filed by Raytheon Company (Raytheon) in the United States District Court for the Eastern District of Texas—Marshall Division (Civil Action No. 2:03CV13). The complaint alleged that the our products infringed and/or we actively induced the infringement of Raytheon’s United States Patent No. 5,412,791, entitled “Mass Data Storage Library.” On January 8, 2004, we settled this lawsuit with Raytheon and the parties agreed to dismiss with prejudice their respective claims and counterclaims against each other.

Nishan Acquisition Related Lawsuit

In connection with the Company’s acquisition of Nishan, the Company was named along with Nishan, various investors of Nishan, CSFB and former board members and officers of Nishan in a lawsuit brought by Aamer Latif, a former board member and ex-CEO of Nishan, in the Superior Court of California, County of Santa Clara on September 11, 2003 (as amended on October 10, 2003 and March 24, 2004) entitled Aamer Latif v. Nishan Systems, Inc. et al (103 CV 004 939). The Complaint makes various allegations against the other defendants such as fraud, directors’ breach of the duty of care, shareholders’ breach of fiduciary duty, unjust enrichment, and conspiracy to commit unjust enrichment. The allegations made against the Company are vote buying, unjust enrichment, and conspiracy to commit unjust enrichment. The allegation made against Nishan is breach of Section 1602 of the California Corporations Code (a provision dealing with books and records inspection). The complaint primarily seeks compensatory damages of approximately $11.5 million and other relief. The defendants have agreed that lawsuit expenses are covered by indemnification under the merger agreement from the selling shareholders of Nishan. The defendants filed a demurer to dismiss this action, which was denied by the Court in January 2004. After significant review of the allegations made by the plaintiff, the Company strongly believes that the lawsuit is wholly without legal merit and the Company intends to vigorously defend against this action.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

Indemnifications and Guarantees

During its normal course of business, the Company may enter into agreements with, among others, customers, resellers, OEMs, systems integrators and distributors. These agreements typically require the Company to indemnify the other party against third party claims or product infringements on patents or copyrights. The Company provides indemnifications of varying scope and size to certain customers against claims of intellectual property infringement made by third parties arising for the use of our products.

The Company has also indemnified its former parent, EMC, for any income taxes arising out of the Distribution as discussed in Note 12.

In addition, the majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. The Company evaluates and estimates losses from such indemnification under SFAS 5, Accounting for Contingencies, as interpreted by FIN 45. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such indemnification and guarantees in our financial statements.

NOTE 14 RELATED PARTY TRANSACTIONS

In January 2004, the Company entered into a three-year litigation support and consulting agreement with John F. McDonnell, the Company’s former Chairman, pursuant to which Mr. McDonnell will render litigation support and consulting services to McDATA. Under the agreement, the Company is assured on-demand access to Mr. McDonnell at a rate of $250 per hour and the reimbursement of out-of-pocket expenses. The agreement was reviewed and approved by a committee of independent directors of the Board of Directors. As of January 31, 2004, there was no liability or related expense recorded from this agreement.

In February 2004, the Company entered into a six-month standard lab services agreement with JRBM Incorporated (JRBM), a company partially owned by John F. McDonnell, the Company’s former Chairman. Under this arrangement, the Company leases approximately 155 square feet of unused lab space and equipment to JRBM at an arms-length market rate, and JRBM may purchase McDATA products under our standard OpenReady™ equipment discount program. The arrangement was reviewed and approved by a committee of independent directors of the Board of Directors. JRBM also made a business proposal to McDATA to review the SANavigator® software, over a nine month period, for the purpose of potentially reselling, licensing or utilizing certain features or modules of SANavigator® and potentially developing application program interfaces. The agreement evidencing such an arrangement was signed on February 25, 2004 (with a February 27, 2004 effective date) by both parties after review and approval by a committee of independent directors of the Board of Directors.

NOTE 15 SEGMENT INFORMATION

The Company has one reporting segment relating to the design, development, manufacture and sales of open storage networking solutions that provide highly available, scalable and centrally managed storage area networks (SANs). The Company’s Chief Operating Decision Makers, as defined by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” allocate resources and assess the performance of the Company based on revenue and overall profitability.

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

For the year ended January 31, 2004, the Company had three customers who each contributed greater than 10% of the Company’s total revenues. For the fiscal years ended December 31, 2002 and 2001, and the one-month ended January 31, 2003, the Company had two customers each who contributed greater than 10% of the Company’s total revenues as follows:

	Year Ended January 31,	Years Ended December 31,		Month Ended January 31,
	2004	2002	2001	2003
EMC	56%	54%	69%	54%
IBM	21%	25%	17%	21%
HDS	10%	<10%	<10%	<10%

At January 31, 2004 and December 31, 2002, 73% and 80% of accounts receivable were concentrated with our two largest customers, EMC and IBM. The Company performs ongoing evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. The level of sales to any single customer may vary and the loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material impact on the Company’s financial condition or results of operations.

The Company’s operations are conducted in the United States with sales offices throughout the European Community and Asia Pacific, none of which are individually significant to the Company’s overall operations. The Company has not incurred any foreign currency translation adjustments as all of its sales are settled in U.S. dollars.

Certain information related to the Company’s operations by geographic area is presented below. The Company’s revenues are attributed to the geographic areas according to the location of the customers. Long-lived assets include property and equipment and other non-current assets.

	Net Sales	Long-Lived Assets
2003
United States	$282,503	$115,450
Foreign countries	136,357	1,994

Total	$418,860	$117,444

2002
United States	$207,015	$111,479
Foreign countries	121,264	1,287

Total	$328,279	$112,766

2001
United States	$263,416
Foreign countries	80,990

Total	$344,406

Month Ended January 31, 2003
United States	$12,582	—
Foreign countries	4,463

Total	$17,045

McDATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(tabular amounts in thousands, except per share data)

NOTE 16 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following summarizes selected financial information for each of the two years in the period ended January 31, 2004:

	Q1	Q2	Q3(6)	Q4(6)	Total
2003(1)
Total revenue(2)	$103,179	$107,014	$94,659	$114,008	$418,860
Gross profit	58,591	63,307	54,647	64,986	241,531
Net income (loss)(3)	5,312	9,133	(50,048)	(7,530)	(43,133)
Basic net income (loss) per share	$0.05	$0.08	$(0.44)	$(0.07)	$(0.38)
Diluted net income (loss) per share	$0.05	$0.08	$(0.44)	$(0.07)	$(0.38)
2002
Total revenue	$64,543	$77,254	$80,941	$105,541	$328,279
Gross profit(4)	13,890	35,091	42,580	58,604	150,165
Net income (loss)(4)(5)	(17,071)	(3,858)	2,343	8,599	(9,987)
Basic net income (loss) per share	$(0.15)	$(0.03)	$0.02	$0.08	$(0.09)
Diluted net income (loss) per share	$(0.15)	$(0.03)	$0.02	$0.07	$(0.09)

(1)	On January 15, 2003, we changed our fiscal year end to January 31, rather than December 31.
(2)	Revenues for the quarter ended October 31, 2003, were significantly impacted by a decline in sales to our largest customer, EMC. This revenue decline was driven by an inability to reach an agreement in a timely manner, which reduced the shipment of products during the quarter.
(3)	Net income for the quarter ended October 31, 2003 includes the impacts of a $38.8 million valuation allowance recorded against the deferred tax asset and a $11.4 million charge for IPR&D related to the equity acquisitions of Nishan and Aarohi.
(4)	Gross profit and net loss for the quarter ended March 31, 2002 includes the impact of a $14.0 million charge to cost of revenues primarily as a result of identified excesses 1 Gb components user in the Director-class products. During the quarters ended June 30, 2002, September 30, 2002 and December 31, 2002, approximately $1.1 million, $2.5 million and $0.9 million, respectively, of these reserves were reversed as the Company experienced higher-than-expected sales of discontinued 1 Gb products and, therefore, realized 100% margins for these product sales.
(5)	Net loss for the quarter ended March 31, 2002 includes the impact of a $1.25 million charge to general and administrated expenses associated with the termination of the collateralized lease with Deutsche Bank.
(6)	Total revenue, gross profit and net income for the third and fourth quarters of 2003 reflect our acquisitions of Nishan and Sanera on September 19, 2003 and September 30, 2003, respectively.

APPENDIX E

McDATA CORPORATION

CHARTER OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

As adopted by the Board of Directors

on May 23, 2000, as amended on December 2, 2003.

1. AUTHORITY

1. The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of McDATA Corporation (the “Corporation”) is established pursuant to Article IV, Section 25 of the Corporation’s By-laws and Section 141(c) of the Delaware General Corporation Law. The Committee shall be comprised of three (3) or more directors as determined from time to time by resolutions of the Board. Members of the Committee shall be elected by the Board at the annual meeting of the Board or at such other time as may be determined by the Board.

2. The Chairman of the Committee (the “Chairman”) shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman.

3. The presence in person or by telephone or other similar means of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

2. PURPOSE OF THE COMMITTEE

1. The Committee’s purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries.

2. The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the Corporation (including resolution of disagreements between management and the auditor regarding financial reporting), for the purpose of preparing or issuing an audit report or related work. In addition, the Committee will oversee the audit efforts of the Corporation’s internal auditors and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation’s auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent accountants, the internal auditors and the financial and senior management of the Corporation.

3. COMPOSITION OF THE COMMITTEE

1. Each member of the Committee shall be an “independent” director within the meaning of The Nasdaq Stock Market Marketplace Rules and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. However, as permitted by the rules of The Nasdaq Stock Market (the “Nasdaq”), under exceptional and limited circumstances, one director who does not meet certain of the criteria for “independence” may be appointed to the Committee if the Board determines in its business judgment that membership on the Committee by such person is required by the best interests of the Corporation and its stockholders and the Corporation

2. discloses in the annual proxy statement the nature of such person’s relationship and the reasons for the Board’s determination. Notwithstanding the foregoing, current employees or officers, or their immediate family members, are not allowed to serve on the Committee.

3. All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. “Financial literacy” shall be determined by the Board in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices and an ability to read and understand fundamental financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or senior officer with financial oversight responsibilities. Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm.

4. The Committee shall determine that at least one member meets the criteria, as defined by the Securities and Exchange Commission, to qualify as the “Financial Expert.” The Committee, in ascertaining this classification, will vote on the designation of the expert.

4. MEETINGS OF THE COMMITTEE

1. The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least annually with management, the head of the internal auditing department and the Corporation’s independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately.

2. In addition, the Committee, or the Chairman, should meet or confer with the independent accountants and management quarterly to review the Corporation’s periodic financial statements prior to their filing with the Securities and Exchange Commission (“SEC”). The Chairman should work with the Chief Financial Officer and management of the Corporation to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings, or portions thereof, and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee’s activities and provide copies of such minutes to the Board.

5. DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

1. In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee should review and reassess annually the adequacy of the Committee’s charter. The charter must specify: (1) the scope of the Committee’s responsibilities and how it carries out those responsibilities; (2) the ultimate accountability of the Corporation’s independent auditors to the Board and the Committee; (3) the responsibility of the Committee and the Board for the selection, evaluation and replacement of the Corporation’s independent auditors; and (4) that the Committee is responsible for ensuring that the Corporation’s independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Corporation and that the Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action to ensure the independence of the independent auditors.

2. While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

1. Selection and Evaluation of Auditors

1. Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year; with a rotation of audit firms in compliance with applicable SEC rules.

2. Review and approve the Corporation’s independent auditors’ annual engagement letter, including the proposed fees contained therein;

3. Review the performance of the Corporation’s independent auditors and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

4. Oversee the independence of the Corporation’s independent auditors by, among other things: (1) requesting that the independent auditors deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation; and (2) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself of the auditors’ independence; and (3) prohibit the Corporation from hiring a member of the audit engagement team if they were members of the audit engagement team within one year prior to the commencement of procedures for the current audit engagement;

5. Instruct the Corporation’s independent auditors that they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection, evaluation and termination of the Corporation’s independent auditors.

6. Establish a delegation of authority to the Chairman for the purposes of pre-approving all non-auditing services.

7. Pre-approve all non-auditing services, including tax services, as defined by Section 201 of the Sarbanes-Oxley Act of 2002.

8. Report all non-auditing services to investors in periodic reports.

2. Oversight of Annual Audit and Quarterly Reviews

1. Review and accept, if appropriate, the annual audit plan of the Corporation’s independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year;

2. Confirm through private discussions with the Corporation’s independent auditors and the Corporation’s management that no management restrictions are being placed on the scope of the independent auditors’ work;

3. Review the results of the year-end audit of the Corporation, including, among other things: (1) the audit report, the published financial statements, the management representation letter, the “Memorandum Regarding Accounting Procedures and Internal Control” or similar memorandum prepared by the Corporation’s independent auditors, and any other pertinent reports and management’s responses concerning such memorandum; (2) any material accounting issues among management, the Corporation’s internal auditing department and the independent auditors; and (3) other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent auditors;

4. Review with management and the Corporation’s independent auditors such accounting policies, and changes therein, of the Corporation, including any financial reporting issues which could have a material impact on the Corporation’s financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body; and

5. Confirm that the Corporation’s interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Corporation’s independent auditors.

3. Oversight of Financial Reporting Process and Internal Controls

1. Review the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures through inquiry and discussions with the Corporation’s independent auditors and management of the Corporation;

2. Review with management the Corporation’s administrative, operational and accounting internal controls, including controls and security of the computerized information systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

3. Obtain from management signed statements in accordance with the Sarbanes-Oxley Act, Sections 302 and 404, regarding the establishment and maintenance of internal controls, including an assessment of the effectiveness of the internal controls and the procedures for financial reporting.

4. Receive an annual attestation report from the Corporation’s independent auditors in compliance with Section 404 of the Sarbanes-Oxley Act.

5. Review with management and the independent auditors any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control;

6. Receive periodic reports from the Corporation’s independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation; and

7. Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation’s independent auditors, the Corporation’s internal auditing department and management.

4. Other Matters

1. Meet with the general counsel and/or outside counsel, when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

2. Prepare a report to be included in each annual proxy statement of the Corporation containing that information required by the rules of the Nasdaq, the Securities Exchange Act of 1934 (the “1934 Act”) or any other rule or regulation applicable to the Corporation or deemed appropriate by the Committee:

3. Review the Corporation’s policies relating to the avoidance of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Corporation’s independent auditors;

4. Obtain from the independent auditors any information pursuant to Section 10A of the 1934 Act;

5. Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing;

6. Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose; and

7. Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

3. With respect to the duties and responsibilities listed above, the Committee should:

1. Report regularly to the Board on its activities, as appropriate;

2. Exercise reasonable diligence in gathering and considering all material information;

3. Understand and weigh alternative courses of conduct that may be available;

4. Focus on weighing the benefit versus harm to the Corporation and its shareholders when considering alternative recommendations or courses of action;

5. If the Committee deems it appropriate, secure independent expert advice and understand the expert’s findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

6. Provide management, the Corporation’s independent auditors and internal auditors with appropriate opportunities to meet privately with the Committee.

4. While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulation.

APPENDIX F

McDATA CORPORATION

CHARTER OF THE CORPORATE GOVERNANCE

AND NOMINATING COMMITTEE

As adopted by the Board of Directors October 30, 2002

STATUS

The Corporate Governance and Nominating Committee (the “Committee”) is a committee of the Board of Directors of McDATA Corporation (the “Company”).

ORGANIZATION

The Committee shall consist of no fewer than two members of the Board of Directors. All members of the Committee shall be appointed by the Board, shall be independent of the Company and its affiliates, shall have no relationship to the Company or its affiliates that may interfere with the exercise of their independence, and shall otherwise be deemed “Independent Directors” as defined in Nasdaq Stock Market Rule 4200.

The Board will designate one member of the Committee as its Chair. The Committee will meet no less than two times a year. Special meetings may be convened as required. The Chair of the Committee shall report orally to the full Board on the results of these meetings. The Committee may invite to its meetings other Directors, Company management and such other persons as the Committee deems appropriate in order to carry out its responsibilities. The Committee shall annually review its own performance. The Committee may form and delegate authority to subcommittees when appropriate. The Committee may also engage outside counsel or such other experts at its discretion upon notification to the Company.

ROLES AND RESPONSIBILITIES

The Committee has the following duties:

Corporate Governance Generally

•	Review, no less frequently than annually, McDATA’s Board Governance Guidelines to ensure that they remain relevant and are being complied with;

•	Recommend ways to enhance services to and improve communications and relations with stockholders;

•	Periodically receive a presentation from Management on the Company’s Code of Conduct and Policies.

Board Composition, Evaluation and Nominating Activities

•	Review composition and size of Board and determine the criteria for Board membership including issues of character, judgment, diversity, age, expertise, corporate experience and the like;

•	Conduct an annual evaluation of the Board as a whole;

•	Consult with outside consultants and/or with the Human Resources department in order to evaluate Director compensation compared to other companies of like size in the industry and make recommendations regarding Board compensation;

•	Consider and recommend candidates to fill new positions or vacancies on the Board, and review any candidates recommended by stockholders in accordance with the bylaws;

F-1

•	Evaluate the performance of current Board members proposed for reelection, and recommend the Director nominees each year for approval by the Board and the stockholders; and

•	The Committee shall have the sole authority to retain and terminate any search firm to be used to identify Board candidates and shall have sole authority to approve the search firm’s fees and other retention terms.

Board Committees

•	Periodically review the charter and composition of each Board committee and make recommendations to the Board for the creation of additional Board committees or the change in mandate or dissolution of Board committees; and

•	Recommend to the Board persons to be members of the various Board committees.

Conflicts of Interest

•	Consider questions of possible conflicts of interest of Board members and of corporate officers; and

•	Review actual and potential conflicts of interest (including corporate opportunities) of Board members and corporate officers, and clear any involvement of such persons in Company matters that may involve a conflict of interest.

F-2

Directions To

McDATA Corporation

Annual Meeting of Stockholders

The Westin Hotel

10600 Westminster Boulevard

Westminster, Colorado 80020

From Downtown Denver:

I-25 North to US 36 West to Boulder

US 36 West to 104th Avenue East exit

Turn right onto 104th Avenue

Turn left onto Westminster Boulevard

The Westin Hotel is at 10600 Westminster Boulevard.

" McDATA Corporation 2004 Annual Meeting of Stockholders The Westin Hotel 10600 Westminster Boulevard Westminster, Colorado 80020 OCTOBER 27, 2004 Noon (MST) ADMIT ONE	" McDATA Corporation 2004 Annual Meeting of Stockholders The Westin Hotel 10600 Westminster Boulevard Westminster, Colorado 80020 OCTOBER 27, 2004 Noon (MST) ADMIT ONE

380 INTERLOCKEN CRESCENT BROOMFIELD, CO 80021

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You can also elect to receive future shareholder communications electronically by enrolling in electronic delivery.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to McDATA Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MCDTC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

McDATA CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW AND “FOR” PROPOSALS 2 AND 3.

1. Election of Directors: To elect Class I Directors for a three-year term 01) John A. Kelley 02) John W. Gerdelman 03) Betsy S. Atkins	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Vote On Proposals	For	Against	Abstain

2. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 31, 2005.	☐	☐	☐

3. To approve certain amendments to the 2001 McDATA Equity Incentive Plan.	☐	☐	☐

This proxy, when properly executed, will be voted as specified. If no choice is specified, then this proxy will be voted in favor of electing the nominees noted hereon to the Board of Directors to serve for a three-year term as Class I Directors; ratifying the appointment of the firm Deloitte & Touche LLP as Independent auditors of McDATA Corporation for the fiscal year ending January 31, 2005 and to approve of amendments to the 2001 McDATA Equity Incentive Plan, all as described in McDATA’s Proxy Statement. A vote for the election of directors includes discretionary authority to vote for a substitute if the nominees are unable to serve or for good cause will not serve. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Mark box at right if an address change has been noted on the reverse side of this card.	☐

	YES	NO

Please indicate if you plan to attend this meeting	☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 27, 2004

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Laurence G. Walker, Charles C. Johnston and Thomas O. McGimpsey, and each of them, proxies with full power of substitution to each to represent and to vote at the Annual Meeting of Stockholders of McDATA Corporation, a Delaware corporation, to be held on October 27, 2004 at 12:00 noon, local time at the Westin Hotel, 10600 Westminster Boulevard, Westminster, Colorado 80020, and at any adjournments thereof, all the shares of Class A Common Stock, par value $.01 per share and Class B Common Stock, par value $.01 per share, of McDATA Corporation that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies, or their substitutes, to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of McDATA Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?

(If you made address changes above, please mark the box on the reverse side.)